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EXHIBIT 2.1

AGREEMENT AND PLAN OF REORGANIZATION

by and among

Millennial Media, Inc.,

Polo Corp.,

Jumptap, Inc.

and

Shareholder Representative Services LLC, as the Stockholders' Representative

Dated as of August 13, 2013

i

Exhibits
Exhibit A	Certain Definitions	A-1
Exhibit B-1A	List of Persons delivering Initial Written Consent
Exhibit B-1B	List of Persons delivering Joinder, Lockup Agreement and Investor Questionnaire
Exhibit B-2	Joinder Agreement
Exhibit B-3	Stockholder Written Consent
Exhibit C	Certificate of Merger
Exhibit D	Letter of Transmittal
Exhibit E	Escrow Agreement	E-1
Exhibit F	Lockup Agreement
Exhibit G	Registration Rights Agreement	G-1
Exhibit H	Investor Questionnaire
Exhibit I	Charter Amendment

v

 AGREEMENT AND PLAN OF REORGANIZATION

        THIS AGREEMENT AND PLAN OF REORGANIZATION (as may be amended from time to time, this "Agreement") is made and entered into as of August 13, 2013 (the "Agreement Date"), by and among: Millennial Media, Inc., a Delaware corporation ("Parent"); Polo Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"); JUMPTAP, INC. a Delaware corporation (the "Company"); and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as the Stockholders' Representative. Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

        A.    Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company (the "Merger") in accordance with this Agreement and the Delaware General Corporation Law, as amended (the "DGCL"). Upon consummation of the Merger, Merger Sub will cease to exist as a separate corporate entity, and the Company will become a wholly-owned subsidiary of Parent.

        B.    The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and approved the Merger.

        C.    The Company and Parent intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a "reorganization" under the provisions of Section 368(a) of the Code.

        D.    Concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Merger Sub to enter into this Agreement, the Key Employees have executed and entered into new employment arrangements or director agreements, as applicable, with Parent which shall include Parent's form of employee invention assignment agreement (the "Employment Agreements"), and non-competition agreements with the Company and Parent (the "Non-Competition Agreements"), in each case, to become effective upon the Closing.

        E.    Concurrently with the execution of this Agreement and as a condition to the inducement to Parent and Merger Sub to enter into this Agreement, each Company Stockholder and holder of Company Option listed on Exhibit B-1B is delivering to Parent a joinder agreement substantially in the form attached hereto as Exhibit B-2 (the "Joinder Agreement") and immediately following the execution and delivery of this Agreement, but in no event later than the earlier of (i) six (6) hours following the execution of this Agreement and (ii) 9:00 a.m. (Eastern Time) on the date of execution of this Agreement if such execution occurs prior to that time, the Company will secure from each Company Stockholder listed on Exhibit B-1A a written consent substantially in the form attached hereto as Exhibit B-3 (the "Stockholder Written Consent" and collectively, the "Initial Stockholder Consents") approving the Merger and adopting this Agreement.

        F.     Concurrently with the execution of this Agreement and as a condition to the inducement to Parent and Merger Sub to enter into this Agreement, each Company Stockholder listed on Exhibit B-1B is delivering to Parent a lockup agreement substantially in the form attached hereto as Exhibit F (the "Lockup Agreement").

        G.    Concurrently with the execution of this Agreement and as a condition to the inducement to Parent and Merger Sub to enter into this Agreement, each Company Stockholder and holder of Company Options listed on Exhibit B-1B is delivering to Parent an Investor Questionnaire substantially in the form attached hereto as Exhibit H (the "Investor Questionnaire").

        H.    Concurrently with the execution of this Agreement and as a condition to the inducement to Parent and Merger Sub to enter into this Agreement, the Company has filed the amendment to the

Company's Certificate of Incorporation in the form attached hereto as Exhibit I (the "Charter Amendment").

AGREEMENT

        The parties to this Agreement, intending to be legally bound, agree as follows:

1.     DESCRIPTION OF TRANSACTION

        1.1    Merger of Merger Sub into the Company.    Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

        1.2    Effect of the Merger.    The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, except as otherwise agreed pursuant to the terms of this Agreement, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.3    Closing; Effective Time.    The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the Company's offices, at 9:00 a.m., local time in Boston Massachusetts, on a date to be designated by the parties (the "Closing Date"), which shall be no later than the third Business Day after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). Subject to the provisions of this Agreement, a certificate of merger satisfying the applicable requirements of the DGCL and substantially in the form attached hereto as Exhibit C (the "Certificate of Merger") shall be duly executed by the Company and, concurrently with the Closing on the Closing Date, delivered to and filed with the Secretary of State of the State of Delaware in accordance with the DGCL. The Merger shall become effective upon the date and time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed in writing by the Company and Parent and specified in the Certificate of Merger (the "Effective Time").

        1.4    Certificate of Incorporation and Bylaws; Directors and Officers.

          (a)   The certificate of incorporation of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be "Jumptap, Inc.".

          (b)   The bylaws of the Surviving Corporation shall be amended and restated immediately after the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time.

          (c)   The directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

        1.5    Effect on Company Capital Stock and Company Options.    At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:

          (a)   any shares of Company Capital Stock then held by the Company (or held in the Company's treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (b)   any shares of Company Capital Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

          (c)   except as provided in subsections "(a)" and "(b)" of this Section 1.5 and subject to Sections 1.8, 1.9 and 1.10:

              (i)  each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share of Company Preferred Stock and (except for Dissenting Shares) shall be converted, by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest: (A) the number of shares of Parent Common Stock equal to the portion of the Stock Merger Consideration set forth on the Spreadsheet payable to in respect of such share of Company Preferred Stock, if any, plus (B) with respect to the Participating Holder that held such share immediately prior to the Effective Time, such Participating Holder's Escrow Pro Rata Fraction of any Parent Common Stock released from the Escrow Fund to the Participating Holders, if any, in each case in accordance with the terms of the Company's certificate of incorporation in effect as of immediately prior to the Effective Time (the "Company Charter");

             (ii)  each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall cease to be an existing and issued share of Company Common Stock and (except for Dissenting Shares) shall be converted by virtue of the Merger and without any action on the part of the holders thereof, into the right to receive, without interest:

              A.    if the Participating Holder who holds such share of Company Common Stock as of immediately prior to the Effective Time is an "accredited investor" as defined by Rule 501(a) of Regulation D under the Securities Act (an "Accredited Investor") or such Participating Holder is not an Accredited Investor and is listed in the Spreadsheet as receiving Parent Common Stock (excluding any holder of Company Common Stock who executes an Investor Questionnaire prior to Closing indicating that such holders is an Accredited Investor, each a "Participating Unaccredited Investor"): (i) the number of shares of Parent Common Stock equal to the portion of the Stock Merger Consideration set forth on the Spreadsheet payable in respect of such share of Company Common Stock, if any; plus (ii) with respect to such Participating Holder that held such share immediately prior to the Effective Time, such Participating Holder's Escrow Pro Rata Fraction of any Parent Common Stock released from the Escrow Fund to the Participating Holders, if any, in each case, in accordance with the terms of the Company Charter; and

              B.    if the holder of such share of Company Common Stock is not an Accredited Investor and such holder is not a Participating Unaccredited Investor, an amount in cash equal to the portion of the Cash Merger Consideration set forth on the Spreadsheet payable in respect of such share of Company Common Stock, if any, in each case in accordance with the terms of the Company Charter (provided that the amount payable under this Section 1.5(c)(ii)(B) shall not exceed the Maximum Unaccredited Cash Amount without the prior written consent of Parent).

          (d)   subject to Sections 1.8, 1.9 and 1.10, the Company Convertible Debt shall be converted, by virtue of the Merger and without any action on the part of the Company Convertible Debt Holder into the right to receive, without interest: (i) the number of shares of Parent Common Stock equal to the portion of the Stock Merger Consideration set forth on the Spreadsheet next to the name of the Company Convertible Debt Holder; plus (ii) such Company Convertible Debt Holder's Escrow Pro Rata Fraction of any Parent Common Stock released from the Escrow Fund to the Company Convertible Debt Holder, if any, in each case in accordance with the terms of the Company Charter and the terms of the Company Convertible Debt in effect as of immediately prior to the Effective Time.

          (e)   subject to Sections 1.8, 1.9 and 1.10, by virtue of the Merger and without any action on the part of the MIP Holders, the MIP Holders shall receive, without interest: (i) the number of shares of Parent Common Stock and the amount of cash equal to the portion of the Stock Merger Consideration set forth on the Spreadsheet next to the name of such MIP Holder; plus (ii) in the case of the MIP Management Holders, such MIP Management Holder's Escrow Pro Rata Fraction of any Parent Common Stock released from the Escrow Fund to the MIP Management Holders, if any, in accordance with the terms of the Company Charter and the terms of the Management Incentive Plan in effect as of immediately prior to the Effective Time.

          (f)    each share of the common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of validly issued, fully paid and nonassessable common stock of the Surviving Corporation, such that immediately following the Effective Time, Parent shall become the sole and exclusive owner of all of the issued and outstanding capital stock of the Company as the Surviving Corporation.

          (g)   Upon the terms and subject to the conditions set forth in this Agreement:

              (i)  At the Effective Time, each Company Option other than an Out-of-the-Money Option, whether or not vested or exercisable, that is outstanding and unexercised immediately prior to the Effective Time, subject to Sections 1.8, 1.9 and 1.10, shall be assumed by Parent and converted into an option to purchase a number of shares of Parent Common Stock, rounded down to the nearest whole share (with no cash being payable for any fractional share eliminated by such rounding), in a manner consistent with the requirements of Treasury Regulation Section 1, 409A-1(b)(5)(D) and Section 424 of the Code equal to the number of shares of Parent Common Stock equal to the portion of the Stock Merger Consideration set forth on the Spreadsheet next to the name of the Person that held such Company Option immediately prior to the Effective Time, in each case, in accordance with the terms of the Company Charter, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the exercise price per share of such Company Option divided by the Exchange Ratio (each, an "Assumed Option"). After the Effective Time, each Assumed Option shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Equity Plan and the applicable stock option agreement) as were applicable to the related Company Option immediately prior to the Effective Time. It is the intent of the parties that to the extent permitted by applicable Law, all Assumed Options in respect of Company Options that, prior to the Effective Time were treated as incentive or non-qualified stock options under the Code shall from and after the Effective Time continue to be treated as incentive or non-qualified stock options, respectively, under the Code. Promptly after the Closing Date, Parent shall issue to each holder of an Assumed Option, a document evidencing the foregoing assumption of such Company Option by Parent.

             (ii)  At the Effective Time, each outstanding and unexercised Company Option that is identified as an out-of-the-money option in the Spreadsheet (each, an "Out-of-the-Money

    Option") shall be canceled without payment of any consideration therefor. For the avoidance of doubt, each such Out-of-the-Money Option shall not be converted into an Assumed Option.

           (iii)  Prior to the Effective Time, the Company shall take all action reasonably necessary to effectuate the transactions in this Section 1.5 as of the Effective Time, including having the board of directors of the Company adopt all resolutions or take such other actions (including obtaining any required consents) as may be required. Prior to the Effective Time, the Company shall take all actions that may be reasonably necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in Section 1.5.

          (h)   At the Effective Time, each Company Warrant, other than an Out-of-the-Money Warrant, that is outstanding as of immediately prior to the Effective Time subject to Sections 1.8, 1.9 and 1.10, shall be cancelled, by virtue of the Merger and pursuant to the terms of the Company Warrants and without any action on the part of the holder of the Company Warrant, and converted into the right to receive, without interest: (i) the number of shares of Parent Common Stock equal to the portion of the Merger Consideration set forth on the Spreadsheet next to the name of such holder of the Company Warrant; plus (ii) such holder's Escrow Pro Rata Fraction of any Parent Common Stock released from the Escrow Fund to the holder of such Company Warrant, if any, in each case in accordance with the terms of the Company Charter and the terms of such Company Warrant in effect as of immediately prior to the Effective Time. At the Effective Time, each outstanding and unexercised Company Warrant that is identified as an out-of-the-money warrant in the Spreadsheet (each, an "Out-of-the-Money Warrant") shall be canceled without payment of any consideration therefor. For the avoidance of doubt, no Company Warrant shall be assumed by Parent or Merger Sub.

          (i)    No fraction of a share of Parent Common Stock shall be issued in connection with the Merger, but in lieu thereof each holder of shares of Company Capital Stock (but not Company Options) who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Parent Stock Price.

          (j)    In the event any Certificate shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such number of shares of Parent Common Stock as may be required pursuant to Section 1.5 in respect of such Certificate; provided, however, that Parent or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond and to execute an indemnification agreement as Parent or the Exchange Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Exchange Agent and/or any of their respective representatives or agents with respect to such Certificate.

          (k)   The maximum aggregate consideration payable by Parent or Merger Sub to any Person in connection with this Agreement, the Merger and the transactions contemplated hereby and thereby shall in no event exceed the Merger Consideration (including the Stock Merger Consideration and the Cash Merger Consideration). The number of shares of Parent Common Stock comprising the Stock Merger Consideration shall be determined three (3) Business Days prior to the Closing Date.

          (l)    On the day three (3) Business Days prior to the Closing Date, the Company shall update the Spreadsheet to reflect the calculation of the Merger Consideration (including the Stock Merger

  Consideration and the Cash Merger Consideration) based on the Parent Stock Price. In addition, and based on such calculation of the Merger Consideration, the Company shall further update the Spreadsheet to reflect the per share amounts payable to each class and series of Company Capital Stock pursuant to the Company Charter and this Agreement. Such per share amounts shall be determined based on (and shall take into consideration) the relative priorities and preferences of each class of Company Capital Stock upon a liquidation, dissolution or winding up of the Company (including a deemed liquidation event), all as set forth in the Company Charter.

        1.6    Further Action.    If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent may take such action, so long as such action is consistent with the terms and conditions of this Agreement.

        1.7    Closing of the Company's Transfer Books.    At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, and each certificate representing any such Company Capital Stock (a "Certificate") shall thereafter represent the right to receive the consideration referred to in Section 1.5 (or if applicable, Section 1.10); and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a Certificate is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Certificate shall be physically canceled and shall be exchanged as provided in Section 1.8.

        1.8    Exchange/Payment.

          (a)   Prior to the Closing Date, Parent shall select a reputable bank or trust company acceptable to the Company to act as exchange agent in the Merger (the "Exchange Agent"). At the Closing, Parent shall deposit with the Exchange Agent a number of shares of Parent Common Stock equal to the Payment Amount and an amount of cash equal to the Cash Merger Consideration (less the amount of Cash Merger Consideration that is referred to in clause (ii) of the definition of Cash Merger Consideration). As promptly as practicable and in no event later than five (5) Business Days after the Effective Time, the Exchange Agent shall mail to the holders of Company Capital Stock, Company Convertible Debt and Company Warrants, in each case as of immediately prior to the Effective Time: (i) a letter of transmittal in substantially the form attached hereto as Exhibit D (the "Letters of Transmittal"), and (ii) instructions for use in effecting the surrender of Certificates, Company Warrants or instrument representing the Convertible Debt, in exchange for the Parent Common Stock or cash payable in accordance with Section 1.5. Upon surrender of a Certificate, Company Warrant or evidence of Company Convertible Debt, if applicable, to the Exchange Agent for payment, together with a duly executed Letter of Transmittal, (A) the holder of such Certificate, the holder of such Company Warrant and the Company Convertible Debt Holder shall be entitled to receive in exchange therefor the shares of Parent Common Stock or cash payable in accordance with Section 1.5 for each share evidenced by such Certificate, Company Warrant or Company Convertible Debt, as applicable, less the amount to be withheld in escrow in accordance with Section 1.9 of this Agreement and (B) the Certificate, Company Warrant or evidence of Company Convertible Debt, if applicable, so surrendered shall be canceled. If any Certificate shall have been lost, stolen or destroyed, Parent may, as a condition to the payment of the shares of Parent Common Stock or cash payable in accordance with Section 1.5 with respect to each share of Company Capital Stock evidenced by such Certificate, require the owner of such Certificate to provide an executed affidavit to Parent in a form reasonably acceptable to Parent, which affidavit shall include a bond in such sum as Parent may reasonably direct and an agreement to indemnify and hold harmless Parent and the Exchange Agent from and against any losses arising therefrom.

          (b)   As promptly as practicable and in no event later than five (5) Business Days after the Effective Time (or if later, five (5) Business Days after the release referred to in the Management Incentive Plan becomes effective), Parent shall cause the Exchange Agent to deliver to each MIP Holder, the number of shares of Parent Common Stock equal to the portion of the Stock Merger Consideration payable to such MIP Holder at the Closing and the amount in cash payable to such MIP Holder pursuant to the Management Incentive Plan and Section 1.5(e)(i) of this Agreement, less the amount to be withheld in escrow with respect to the MIP Management Holders.

          (c)   Promptly following the Effective Time and subject to Sections 1.8(f), 1.9 and 1.10, as applicable, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Assumed Option, a document evidencing the foregoing assumption of such option by Parent.

          (d)   Any portion of the amounts payable in accordance with Section 1.5 that remains undistributed to holders of Certificates, Company Warrants or Company Convertible Debt as of the first anniversary of the Effective Time shall be delivered to Parent upon demand, and any holders of Certificates who have not theretofore surrendered the documentation contemplated under this Section 1.8 shall thereafter look only to Parent for satisfaction of their claims for the consideration payable in accordance with Section 1.5, without interest thereon.

          (e)   Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Capital Stock, Company Warrants or Company Convertible Debt with respect to any amounts properly delivered to any public official pursuant to any applicable abandoned property law or escheat law.

          (f)    Each of Parent, Merger Sub, the Surviving Corporation, the Exchange Agent and the Escrow Agent ("Withholding Agents") will be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Company Capital Stock, Company Convertible Debt Holder, MIP Holder, holder of Company Warrants or any other recipient of any payment under this Agreement, the amounts the Withholding Agent is required to deduct and withhold under the Code or any other Tax Law. The Withholding Agent shall cooperate and consult with the Stockholders' Representative regarding the amount of any such withholding tax. To the extent that amounts are so withheld and properly paid over to the applicable Tax Governmental Body, any withheld amounts will be treated as having been paid to the applicable holder of Company Capital Stock, Company Convertible Debt Holder, MIP Holder, holder of Company Warrants or other recipient of payments under this Agreement.

        1.9    Escrow.

          (a)   On the Closing Date, Parent shall deliver to the Escrow Agent, as a contribution to the Escrow Fund, a number of shares of Parent Common Stock equal to the product of ten percent (10%) multiplied by the Stock Merger Consideration, rounded down to the nearest whole share, (the "Escrow Amount"), which shall serve as partial security for the Participating Holders' indemnification obligations pursuant to Section 8. The Escrow Pro Rata Fraction of the Escrow Amount shall be withheld from the Stock Merger Consideration otherwise payable to each of the Participating Holders, which Escrow Pro Rata Fraction was determined in accordance with the Company Charter, including Section 2(g)(v) of Article IV.B thereof. The Escrow Fund shall be held by the Escrow Agent in accordance with the terms of this Agreement and the terms of the Escrow Agreement. The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement. Any amounts held in the Escrow Fund that are not subject to then outstanding indemnification claims shall be released to the Participating Holders within five (5) Business Days following the date that is the twelve (12) month anniversary of the Closing Date.

          (b)   Each distribution of Parent Common Stock made from the Escrow Fund to the Participating Holders shall be made in proportion to the respective Escrow Pro Rata Fractions of the Participating Holders.

          (c)   The Parent Common Stock deposited in the Escrow Fund shall be treated for income tax purposes as owned by the Participating Holders; provided, however, that any income, gains, losses and expenses of the Escrow Fund shall be available to Parent as part of the Escrow Fund, and if not paid to Parent in connection with an indemnification claim in accordance with Section 8 shall ultimately be distributable to the Participating Holders in accordance with this Agreement and the Escrow Agreement. The Participating Holders shall have voting rights with respect to their allocable shares of Parent Common Stock in the Escrow Amount.

          (d)   The approval of this Agreement by the Company Stockholders, and the acceptance of a portion of the Stock Merger Consideration by the Participating Holders, shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrow Amount in the Escrow Fund in accordance with the terms hereof and thereof.

          (e)   On the Closing Date, the Company will wire to the Stockholders' Representative $250,000 (the "Expense Fund"), which will be used for the purposes of paying directly, or reimbursing the Stockholders' Representative for, any third party expenses pursuant to this Agreement and the Escrow Agreement. The Participating Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders' Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders' Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. As soon as practicable following the release in full of the Escrow Fund, the Stockholders' Representative will deliver the balance of the Expense Fund to the Exchange Agent for further distribution to the Participating Holders, in accordance with their respective Indemnity Pro Rata Fractions. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Participating Holders.

        1.10    Appraisal and Dissenters' Rights.

          (a)   Notwithstanding any other provision of this Agreement to the contrary, shares of Company Capital Stock held by a holder who has made a demand for appraisal of such shares in accordance with Section 262 of the DGCL (any such shares being referred to as "Dissenting Shares" until such time as such holder fails to perfect or otherwise loses such holder's appraisal rights under Section 262 of the DGCL with respect to such shares), will not be converted into or represent the right to receive consideration in accordance with Section 1.5, but will be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Section 262 of the DGCL); provided, however, that if a holder of Dissenting Shares (a "Dissenting Stockholder") withdraws or loses such holder's demand for such payment and appraisal or becomes ineligible for such payment and appraisal then, as of the later of the Effective Time or the date on which such Dissenting Stockholder withdraws such demand or otherwise becomes ineligible for such payment and appraisal, such holder's Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive payment of consideration determined in accordance with Section 1.5 (subject to Section 1.10) upon surrender of the certificate representing such shares in accordance with the terms of Section 1.8.

          (b)   The Company shall give Parent: (i) prompt notice of: (A) any written demand received by the Company prior to the Effective Time to require the Company to purchase shares of Company Capital Stock pursuant to Section 262 of the DGCL; (B) any withdrawal of any such demand; and (C) any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL; and (ii) the opportunity to participate in all negotiations and Proceedings with respect to any such demand, notice or instrument. Without limiting the generality of the foregoing, prior to the Effective Time, the Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment or agree to make any payment with respect to any demands for appraisal. Following the Effective Time, neither the Surviving Corporation nor Parent shall, except with the prior written consent of the Stockholders' Representative (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment or agree to make any payment with respect to any demands for appraisal. Notwithstanding the foregoing, to the extent that Parent, the Surviving Corporation or the Company makes any payment or payments with respect to any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with Section 1.5 of this Agreement ("Dissenting Share Payments"), Parent shall be entitled to recover under the terms of Section 8 hereof the amount of such Dissenting Share Payments.

        1.11    Tax Consequences.    It is intended by the parties hereto that the Merger shall constitute a "reorganization" within the meaning of Section 368(a) of the Code, and this Agreement is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. No party hereto shall take any action, or fail to take any action, which is inconsistent with such intent, unless required by a Tax authority in connection with an audit or other Tax proceeding or pursuant to a change in other applicable Law, and each party shall cause all tax returns relating to the Merger to be filed on the basis of treating the Merger as a "reorganization" within the meaning of Section 368(a) of the Code, provided, however, that the preceding covenant shall not be considered to be violated by actions of Parent or its affiliates pursuant to the terms of this Agreement. However, except for Parent's representations in Sections 3.4 and 3.7 regarding Parent Common Stock and the Merger Sub, Parent makes no representations or warranties to the Company or to any holder of Company Capital Stock, Company Options or Company Warrants regarding whether the Merger will qualify as a tax-free "reorganization" under the Code, or any of the Tax consequences to the Company or any holder of Company Capital Stock, Company Options or Company Warrants of this Agreement, the Merger or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and the holders of Company Capital Stock, Company Options and Company Warrants are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

        1.12    Stockholders' Representative.

          (a)   In order to efficiently administer certain matters contemplated hereby following the Closing, including any actions that the Stockholders' Representative may, in its sole discretion, determine to be necessary, desirable or appropriate in connection with the matters set forth in Sections 1.9, 1.10 and 8, the Participating Holders, by the adoption of this Agreement, acceptance of consideration under this Agreement and/or the completion and execution of the Letters of Transmittal shall be deemed to have designated Shareholder Representative Services LLC as the representative of the Participating Holders (the "Stockholders' Representative").

          (b)   The Stockholders' Representative may resign at any time, and the Participating Holders who hold at least a majority in interest of the Indemnity Pro Rata Fractions at the time of any vote shall be authorized to replace the Stockholders' Representative and such substituted representative shall be deemed to be the Stockholders' Representative for all purposes of this Agreement and the documents delivered pursuant hereto.

          (c)   By their adoption of this Agreement, acceptance of consideration under this Agreement and/or the delivery of the Letter of Transmittal contemplated by Section 1.8, the Participating Holders shall be deemed to have agreed, in addition to the foregoing, that:

              (i)  the Stockholders' Representative shall be appointed and constituted the true and lawful attorney-in-fact of each Participating Holder, with full power in his, her or its name and on his, her or its behalf to act according to the terms of this Agreement and the Escrow Agreement and in general to do all things and to perform all acts including, without limitation, executing and delivering any agreements, amendments, certificates, receipts, instructions, notices or instruments contemplated by or deemed advisable in connection with this Agreement or the Escrow Agreement and which shall be binding on each Participating Holder. The Stockholders' Representative hereby accepts such appointment;

             (ii)  without limiting the foregoing, as of the Effective Time the Stockholders' Representative shall have full authority to (A) execute, deliver, acknowledge, certify and file on behalf of the Participating Holders (in the name of any or all of the Participating Holders or otherwise) any and all documents that the Stockholders' Representative may, in its sole discretion, determine to be necessary, desirable or appropriate, in such forms and containing such provisions as the Stockholders' Representative may, in its sole discretion, determine to be appropriate, (B) give and receive notices and other communications relating to this Agreement and the transactions contemplated hereby and thereby (except to the extent that this Agreement contemplates that such notice or communication shall be given or received by the Participating Holders individually), (C) take or refrain from taking any actions (whether by negotiation, settlement, litigation or otherwise) to resolve or settle all matters and disputes arising out of or related to this Agreement and the transactions contemplated hereby and thereby, and (D) engage attorneys, accountants, financial and other advisors, paying agents and other persons necessary or appropriate in the judgment of the Stockholders' Representative for the accomplishment of the foregoing;

           (iii)  Parent shall be entitled to rely conclusively, and shall be protected in acting, or refraining from acting, upon any written notice, instruction, request or decision given or made by the Stockholders' Representative as to any of the matters described in this Section 1.12 as if such notice, instruction, request or decision had been given or made by all of the Participating Holders, and no party shall have any cause of action against Parent or the Surviving Corporation for any action or inaction of Parent in reliance upon any such notice, instruction, request or decision;

            (iv)  all actions, decisions and instructions of the Stockholders' Representative shall be conclusive and binding upon each of the Participating Holders;

             (v)  no Participating Holder shall have any cause of action against the Stockholders' Representative for any action taken, decision made or instruction given by the Stockholders' Representative under this Agreement, except for fraud, gross negligence or willful misconduct on the part of the Stockholders' Representative;

            (vi)  the provisions of this Section 1.12 are independent and severable, are irrevocable and coupled with an interest, and shall be enforceable notwithstanding any rights or remedies that any Participating Holder may have in connection with the transactions contemplated by this Agreement; and

           (vii)  the provisions of this Section 1.12 shall be binding upon the executors, heirs, legal representatives successors and assigns of each Participating Holder, and any references in this Agreement to a Participating Holder or the Participating Holders shall mean and include the successors to the Participating Holders' rights hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.

As between the Participating Holders, on the one hand, and the Stockholders' Representative on the other hand, the Stockholders' Representative shall not be liable for any act done or omitted hereunder as Stockholders' Representative while acting in good faith, and any act done or omitted to be done pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Stockholders' Representative shall be entitled to be indemnified, defended, held harmless and reimbursed by the Participating Holders against any loss, liability damage, claim, penalty, fine, forfeiture, action, fee, cost and expense (including the reasonable fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, "Representative Losses") arising out of or in connection with the Stockholders' Representative's execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been primarily caused by the bad faith, gross negligence or willful misconduct of the Stockholders' Representative, the Stockholders' Representative will reimburse the Participating Holders the amount of such indemnified Representative Loss attributable to such bad faith, gross negligence or willful misconduct. Any such Representative Losses may be recovered at the election of the Stockholders' Representative, at any time from: (i) the Expense Fund; (ii) the Escrow Fund, at such time as remaining amounts would otherwise be distributable to the Participating Holders and to the extent any funds remain in such fund; or (iii) from the Participating Holders directly according to the Indemnity Pro Rata Fraction of each Participating Holder; provided, however, that while this section allows the Stockholders' Representative to be paid from the Expense Fund and the Escrow Fund, this does not relieve the Participating Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders' Representative from seeking any remedies available to it at law or otherwise.

        1.13    Restricted Securities.    The shares of Parent Common Stock to be issued in the Merger shall be characterized as "restricted securities" for purposes of Rule 144 under the Securities Act, and each certificate representing any such shares shall, until such time that the shares are not so restricted under the Securities Act, bear a legend identical or similar in effect to the following legend (together with any other legend or legends required by applicable state securities laws or otherwise, if any):

    "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS REGISTERED UNDER THE ACT OR UNLESS AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE."

2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are disclosed in the Company Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Section 2 to which it relates (and shall be deemed to be disclosed with respect to any other Section, Subsection or other representations and warranties to the extent that it is reasonably apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Parent and Merger Sub under this Section 2), as follows:

        2.1    Due Incorporation; No Subsidiaries; Etc.    The Company (i) is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) has all necessary corporate power and authority to conduct its business in the manner in which its business is currently being conducted; and (iii) is qualified to do business as a foreign corporation, and is in good standing, under the laws of all states where the nature of its activities makes such qualification materially necessary to the Company's business as currently conducted, except where the failure to so qualify could not reasonably be expected to result in a Material Adverse Effect on the Company. Except as set forth in Part 2.1 of the Company Disclosure Schedule, the Company does not hold any equity interests, or rights to acquire any equity interests, in any other Entity.

        2.2    Certificate of Incorporation and Bylaws.    The Company has delivered or otherwise made available to Parent or its counsel copies of the certificate of incorporation and bylaws, including all amendments thereto, of the Company as in effect as of the Agreement Date.

        2.3    Capitalization, Etc.

          (a)   As of the Agreement Date, the authorized capital of the Company consists of 49,200,000 shares of Company Common Stock, of which 6,175,677 shares are issued and outstanding; and 31,379,222 shares of Company Preferred Stock , of which (i) 4,450,000 shares are designated Series A Preferred Stock, all of which are issued and outstanding, (ii) 6,657,009 shares are designated Series B Preferred Stock, all of which are issued and outstanding, (iii) 4,625,300 shares are designated Series C Preferred Stock, of which 4,509,948 shares are issued and outstanding, (iv) 4,836,826 shares are designated Series D Preferred Stock, of which 3,889,670 shares are issued and outstanding, (v) 744,922 shares are designated Series E Preferred Stock, of which 721,315 shares are issued and outstanding, (vi) 5,200,000 shares are designated Series F Preferred Stock, of which 4,664,176 shares are issued and outstanding, and (vii) 4,865,165 shares are designated Series G Preferred Stock, of which 3,824,846 shares are issued and outstanding. The rights, preferences, privileges and restrictions of the Company Capital Stock are as stated in the Company's certificate of incorporation. As of the Agreement Date, the holders of record of the Company Capital Stock is as set forth in Part 2.3(a) of the Company Disclosure Schedule, which further sets forth, for each such Person, the number of shares held by such Person.

          (b)   As of the Agreement Date, 9,419,019 shares of Company Common Stock are reserved for issuance under the Company Equity Plan, of which 8,249,443 shares are subject to outstanding Company Options. Part 2.3(b) of the Company Disclosure Schedule sets forth, as of the Agreement Date, for each outstanding Company Option, the name of the holder of such Company Option, whether such Company Option is an incentive stock option or a nonqualified stock option, the type and number of shares of Company Common Stock issuable upon the exercise of such Company Option, the vesting schedule of such Company Option, and the exercise price of such Company Option. The exercise price of each Company Option is not less than the fair market value of each share of Company Common Stock issuable upon exercise of such Company Option as of the applicable date of grant.

          (c)   Except for (x) the Company Options and as set forth in Part 2.3(c) of the Company Disclosure Schedule, (y) the conversion privileges of the Company Preferred Stock, and (z) those rights set forth in Part 2.3(c) of the Company Disclosure Schedule, (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Company, or to the Company's Knowledge, any Company Stockholder or holder of Company Options, is a party requiring, and there are no securities of the Company outstanding which upon conversion or exchange would require, the issuance, sale or transfer of any additional shares of capital stock or other equity securities of the Company or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of Company Capital Stock or other equity securities of the Company; (ii) there are no obligations, contingent or otherwise, of the Company to (A) repurchase, redeem or otherwise acquire any shares of Company Capital Stock or (B) to make any material investment in (in the form of a loan, capital contribution or otherwise), or to provide any guarantee (excluding indemnification obligations) with respect to the obligations of, any Person and (iii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company.

          (d)   Except for those rights set forth in Part 2.3(d) of the Company Disclosure Schedule, there are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which the Company Stockholders may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, or, to the Company's Knowledge, any Company Stockholder or any holder of Company Options is a party or is bound with respect to the voting or consent of any shares of Company Capital Stock.

          (e)   All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities Laws. Each share of Company Preferred Stock is convertible into one share of Company Common Stock.

          (f)    Except as set forth on Part 2.3(f) of the Company Disclosure Schedule, there are not any declared or accrued but unpaid dividends with respect to any shares of the Company Capital Stock.

          (g)   Part 2.3(g) of the Company Disclosure Schedule accurately sets forth, with respect to the Company Convertible Debt: (i) the name of the holder of the Company Convertible Debt; and (ii) the total number (and type) of shares of Company Capital Stock that are subject to the Company Convertible Debt and the number (and type) of shares of Company Capital Stock with respect to which the Company Convertible Debt is immediately convertible (and with respect to which it will be convertible after giving effect to the Merger).

          (h)   Part 2.3(h) of the Company Disclosure Schedule accurately sets forth, with respect to each Company Warrant: (i) the name of the holder of such Company Warrant; (ii) the total number (and type) of shares of Company Capital Stock that are subject to such Company Warrant and the number (and type) of shares of Company Capital Stock with respect to which such Company Warrant is immediately exercisable (and with respect to which it will be exercisable after giving effect to the Merger); (iii) the date on which such Company Warrant was granted and the term of such Company Warrant; and (iv) the exercise price per share of Company Capital Stock purchasable under such Company Warrant.

        2.4    Financial Statements.

          (a)   The Company has delivered or otherwise made available to Parent and its counsel: (i) the Company's unaudited balance sheet as of December 31, 2011 and December 31, 2012, and (ii) the Company's unaudited statement of operations and statement of cash flows for the years ended December 31, 2011 and December 31, 2012 and (iii) the unaudited balance sheet of the Company as of June 30, 2013 (the "Company Balance Sheet"), unaudited statement of operations and unaudited statement of cash flows for the six month period ended June 30, 2013 (all of the foregoing financial statements of the Company and any notes thereto are hereinafter collectively referred to as the "Company Financial Statements"). The Company Financial Statements (i) were prepared in accordance with GAAP (except that the unaudited Company Financial Statements do not contain footnotes and may be subject to normal year-end audit adjustments) applied on a consistent basis throughout the periods indicated and consistent with each other, (ii) are derived from and in accordance with the books and records of the Company, (iii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, and (iv) fairly present in all material respects the consolidated financial condition, operating results and cash flows of the Company and its Subsidiaries at the dates therein indicated

  and the consolidated results of operations of the Company and its Subsidiaries for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are expected to be material in amount). Except for Liabilities reflected in the Company Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by the Company. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

          (b)   The Company has established and maintains a system of internal accounting controls designed to provide reasonable assurances that: (i) transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management; (ii) that transactions are recorded as necessary: (A) to permit preparation of financial statements in conformity with GAAP; and (B) to maintain accountability for assets; and (iii) the type of information that would be required to be disclosed in the Company Financial Statements is accumulated and communicated to the appropriate officers and employees of the Company in a timely manner. Neither the Company, any of its Subsidiaries nor Company's independent auditors, nor to the Company's Knowledge, any current or former employee, consultant or director of Company or any of its Subsidiaries, has identified or been made aware of any fraud, whether or not material, that involves Company's management or other current or former employees, consultants or directors of Company or any of its Subsidiaries who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or its Subsidiaries, or any claim or allegation regarding any of the foregoing. Neither the Company nor any of its Subsidiaries nor, to the Company's Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls or any material inaccuracy in the Company's financial statements.

          (c)   Part 2.4(c) of the Company Disclosure Schedule accurately lists all Indebtedness of Company and its Subsidiaries, including, for each item of Indebtedness, the agreement governing the Indebtedness and the interest rate, maturity date and any assets or properties securing such Indebtedness. All Indebtedness may be prepaid at the Closing without penalty under the terms of the Contracts governing such Indebtedness.

        2.5    Absence of Certain Changes.    Except as expressly contemplated by this Agreement, between the date of the Company Balance Sheet and the Agreement Date, there has not occurred: (a) any change, effect or event that has had or, with notice or lapse of time or both, would reasonably be expected to have a Material Adverse Effect on the Company; (b) any event or action that would require the consent of Parent pursuant to Section 4.2 if such event or action occurred during the Pre-Closing Period, or (c) any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (a) and (b) (other than negotiations and agreements with Parent and its Representatives regarding the transactions contemplated by this Agreement).

        2.6    Title to Assets.    The Company has good and valid title to all assets owned by it, other than Intellectual Property which is covered by Section 2.9, including all assets (other than capitalized or operating leases) reflected on the Company Balance Sheet (except for assets sold or otherwise disposed of since the date of the Company Balance Sheet). Except as set forth in Part 2.6 of the Company Disclosure Schedule, all of such assets are owned by the Company free and clear of any Liens (other than Permitted Encumbrances). All assets and properties used in the operations of the Company or any

Company Subsidiary are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

        2.7    Equipment.    All material items of equipment and other tangible assets owned by or leased to the Company are adequate for the uses to which they are being put and are in good condition and repair (ordinary wear and tear and ordinary maintenance excepted).

        2.8    Real Property; Leasehold.    The Company does not own any real property, and the Company does not own any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Company Disclosure Schedule (the "Leased Real Property"). The Company is in material compliance with such real property leases, and has a valid and subsisting leasehold interest in all Leased Real Property, in each case free and clear of all Liens, other than Permitted Encumbrances. All facilities leased by the Company are in reasonably good condition (ordinary wear and tear and ordinary maintenance excluded), suitable for the purposes for which they are used in all material respects. There are no written or oral subleases, licenses, concessions, occupancy agreements or other Contracts granting to any other Person the right of use or occupancy of any Leased Real Property. The Company has not received written notice of (a) default or intention to terminate or not renew, any real property lease or (b) any eminent domain, condemnation or similar Proceeding pending or threatened against all or any portion of any Leased Real Property.

        2.9    Intellectual Property; Privacy and Security of User Data.

          (a)   [Intentionally omitted]

          (b)   Company Intellectual Property.    Part 2.9(b) of the Company Disclosure Schedule accurately identifies: (A) each item of Registered IP in which the Company has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise); (B) the jurisdiction in which such item of Registered IP has been registered, filed or applied for and the applicable registration or serial number; (C) the status of such item; and (D) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest

          (c)   Inbound Licenses.    Part 2.9(c) of the Company Disclosure Schedule accurately identifies: (i) each Material Contract pursuant to which any Intellectual Property or Intellectual Property is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Company (other than (A) agreements between the Company and its employees with respect to the ownership of any Intellectual Property by the Company in the Company's standard form thereof and (B) non-exclusive licenses to commercially available third-party software that are not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Company Service having a license fee of less than $15,000 annually); and (ii) whether the licenses or rights granted to the Company in each such Material Contract are exclusive or non-exclusive.

          (d)   Outbound Licenses.    Part 2.9(d) of the Company Disclosure Schedule accurately identifies each Material Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company Intellectual Property. The Company is not bound by, and no Company Intellectual Property is subject to, any Contract containing any covenant or other provision that in any material way limits or restricts the ability of the Company to use, exploit, assert, or enforce any Company Intellectual Property anywhere in the world.

          (e)   Royalty Obligations.    Part 2.9(e) of the Company Disclosure Schedule contains a complete and accurate list and summary of all royalties, fees, commissions, and other amounts payable by the Company to any other Person (other than sales commissions payable to employees of the

  Company consistent with the terms of the applicable Company Plan) upon or for the manufacture, sale, or distribution of any Company Service or the use of any Company Intellectual Property.

          (f)    Standard Form IP Agreements.    The Company has provided to Parent a complete and accurate copy of each standard form of agreement used by the Company pursuant to which any license, immunity or other right, title or interest in any Intellectual Property is granted or purported to be granted, assigned or otherwise conveyed or transferred to or by the Company, including each standard form of: (i) employee agreement containing any assignment or license of Intellectual Property; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual Property; and (iii) confidentiality or nondisclosure agreement. Part 2.9(f) of the Company Disclosure Schedule accurately identifies each agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property incorporated into or used in connection with any Company Service or otherwise related to the Company's business, research, or development.

          (g)   Ownership Free and Clear.    The Company exclusively owns and has good and unexpired title to (free and clear of all liens, mortgages, encumbrances, security interests, claims, charges or pledges (individually, a "Lien" and collectively, "Liens") other than Permitted Encumbrances or otherwise possesses adequate rights to use, all of the Company Intellectual Property. Without limiting the generality of the foregoing:

              (i)  Perfection of Rights.    All documents and instruments necessary to establish, perfect, and maintain the rights of the Company in the material Company Intellectual Property have been validly executed, delivered, and filed in a timely manner (to the extent required) with the appropriate Governmental Body.

             (ii)  Employees and Contractors.    Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Company Service or Company Intellectual Property has signed a valid, enforceable agreement containing an assignment of Intellectual Property pertaining to such Company Service or Company Intellectual Property to the Company and confidentiality provisions protecting the Company Intellectual Property. No current or former Company Stockholder, officer, director, or employee of the Company has any claim, right (whether or not currently exercisable), or interest to or in any Company Intellectual Property. To the Company's Knowledge, no employee of the Company is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property or confidentiality due to his or her activities as an employee of the Company.

           (iii)  Government Rights.    No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Company Intellectual Property.

            (iv)  Protection of Proprietary Information.    The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information pertaining to the Company or any Company Service.

             (v)  Standards Bodies.    The Company is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company to grant or offer to any other Person any license or right to any Company Intellectual Property.

          (h)   Sufficiency.    The Company owns or otherwise has, and immediately after the Closing, Parent will have, all Intellectual Property needed to conduct the Company's business as currently conducted, provided that the foregoing representations with respect to Patents shall be qualified to the Company's Knowledge.

          (i)    Valid and Enforceable.    All Company Intellectual Property, and, to the Company's Knowledge, all Intellectual Property used or held for use by Company in the operation of its business, is subsisting and enforceable and, to the Company's Knowledge, valid. Without limiting the generality of the foregoing:

              (i)  Laws and Deadlines.    Each item of Company Intellectual Property that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Company Intellectual Property in full force and effect have been made by the applicable deadline. Except as provided in Part 2.9(i) of the Company Disclosure Schedule, no application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Company has been abandoned or allowed to lapse, except for any application or registration which the Company has, in the exercise of its reasonable business judgment, abandoned or allowed to lapse. Part 2.9(i) of the Company Disclosure Schedule accurately identifies and describes each payment that must be taken or made on or before the date that is one hundred and twenty (120) days after the Agreement Date to maintain such item of Company Intellectual Property in full force and effect.

             (ii)  Interference Proceedings and Similar Claims.    No interference, opposition, reissue, reexamination, or other Proceeding is pending or, to the Company's Knowledge, threatened, in which the scope, validity or enforceability of any Company Intellectual Property is being, or has been contested or challenged.

          (j)    Third-Party Infringement of Company Intellectual Property.    Part 2.9(j) of the Company Disclosure Schedule accurately identifies (and the Company has provided to Parent a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any representative of the Company regarding any actual, alleged, or suspected infringement or misappropriation of any Company Intellectual Property, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

          (k)   Effects of This Transaction.    Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare, (i) a loss of, or Lien on, any Company Intellectual Property; or (ii) the release, disclosure, or delivery of any Company Intellectual Property by or to any escrow agent or other Person; or (iii) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Company Intellectual Property.

          (l)    No Infringement of Third Party Intellectual Property.    The Company has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property of any other Person or engaged in unfair competition; provided that the foregoing representations with respect to Patents shall be qualified to the Company's Knowledge. No Company Service, and no method or process used in the development or creation of any Company Service, infringes, violates, or makes unlawful use of any Intellectual Property of, or contains any Intellectual Property misappropriated from, any other Person; provided that the foregoing representations with respect to Patents shall be qualified to the

  Company's Knowledge. Without limiting the generality of the foregoing, except as set forth in Part 2.9(l) of the Company Disclosure Schedule:

              (i)  Infringement Claims.    No infringement, misappropriation, or similar claim or Proceeding is pending or, to the Company's Knowledge, threatened against the Company or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Company with respect to such claim or Proceeding. The Company has never received any written or electronic notice or other written or electronic communication, and to the Company's Knowledge, no other notice or communication, relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Company, any of their employees or agents, or any Company Service of any Intellectual Property of another Person, including any letter or other written or electronic communication suggesting or offering that the Company obtain a license to any Intellectual Property of another Person.

             (ii)  Other Infringement Liability.    Except as set forth in Part 2.9(l)(ii) of the Company Disclosure Schedule, the Company is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim (other than indemnification obligations under Company's standard form agreements disclosed in Section 2.9(f) that are substantially similar to the indemnification provisions in such agreements.

           (iii)  Infringement Claims Affecting In-Licensed IP.    To the Company's Knowledge, no claim or Proceeding involving any Intellectual Property licensed to the Company is pending or has been threatened.

          (m)  Bugs.    None of the software (including firmware and other software embedded in hardware devices) owned, developed, used, marketed, distributed, licensed, or sold by the Company in a production environment, or any software (including firmware and other software embedded in hardware devices) that is material to Company's business and is used in the design, development, manufacturing, production, distribution, testing, maintenance, or support of any Company Service, but excluding any third-party software that is generally available on standard commercial terms and is licensed to the Company solely for internal use on a non-exclusive basis) (collectively, "Company Software") contains any bug, defect, or error that materially and adversely affects the use, functionality, or performance of such Company Software or any product or system containing or used in conjunction with such Company Software or (ii) fails to comply in any material respect with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Company Software. The Company has provided to Parent a complete and accurate list of all known material bugs, defects, and errors in each version of the Company Software. The Company has not received any written communication from any third party indicating that the Company Software, or the Company's delivery of services through the use thereof, have failed, or are failing, to perform as warranted in Material Contracts with such third parties.

          (n)   Harmful Code.    The Company uses commercially reasonable efforts to prevent the Company Software from containing any "back door," "drop dead device," "time bomb," "Trojan horse," "virus," or "worm" (as such terms are commonly understood in the software industry) or any other code designed or intended to have, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user's consent.

          (o)   Source Code.    The source code for all Company Software is sufficient to independently enable a programmer of reasonable skill and competence to understand, analyze, and interpret program logic, correct errors and improve, enhance, modify and support the Company Software. Except as set forth in Part 2.9(o) of the Company Disclosure Schedule, no source code for any Company Software has been delivered, licensed, or made available to any escrow agent or other Person who is not, as of the Agreement Date, an employee of the Company. Except as set forth in Part 2.9(o) of the Company Disclosure Schedule, the Company has no duty or obligation (whether present, contingent, or otherwise) to deliver, license, or make available the source code for any Company Software to any escrow agent or other Person. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will result in the delivery, license, or disclosure of the source code for any Company Software to any other Person.

          (p)   Open Source Code.    Part 2.9(p) of the Company Disclosure Schedule accurately identifies and describes (i) each item of Open Source Code that is contained in, distributed with or used in the development of the Company Services or from which any part of any Company Service is derived, (ii) the applicable license terms for each such item of Open Source Code, (iii) the Company Service or Company Services to which each such item of Open Source Code relates and (iv) whether such item of Open Source Code has been modified. No Company Service contains, is derived from, is distributed with, or is being or was developed using Open Source Code that is licensed under any terms that: (A) impose or could impose a requirement or condition that any Company Service or part thereof (x) be disclosed or distributed in source code form, (y) be licensed for the purpose of making modifications or derivative works, or (z) be redistributable at no charge, or (B) otherwise impose or could impose any other material limitation, restriction, or condition on the right or ability of the Company to use or distribute any Company Service.

          (q)   Privacy; Security of User Data.    Company has complied at all times and in all respects with all of the Company Privacy Policies and with all applicable Laws, contractual obligations relating to privacy, User Data, or Personal Data, including maintaining appropriate administrative, physical and technical safeguards to maintain the security of such User Data. All User Data was collected, disclosed and used in compliance with applicable Law. Specifically, Company is in compliance with the amendments to the Children's Online Privacy Protection Act that went into effect July 1, 2013 (16 CFR Part 312). Without limiting the foregoing:

              (i)  Part 2.9(q)(i) of the Company Disclosure Schedule sets forth a list of segments the Company uses to target Users based on the User Data.

             (ii)  Part 2.9(q)(ii) of the Company Disclosure Schedule identifies each Company Privacy Policy and with respect to such Company Privacy Policy: (A) the period of time during which such privacy policy was or has been in effect, (B) whether the terms of a later Company Privacy Policy apply to the data or information collected under such privacy policy, and (C) if applicable, the mechanism (such as opt-in, opt-out, or notice only) used to apply a later Company Privacy Policy to data or information previously collected under such privacy policy. A copy of each Company Privacy Policy has been provided to Parent.

           (iii)  There has been no unauthorized or illegal use of or access to any User Data (a "Security Breach") and to the Company's Knowledge, no Security Breach is threatened.

            (iv)  Except as set forth in Part 2.9(q)(iv) of the Company Disclosure Schedule, in connection with each third party vendor, outsourcing entity or similar third party that has access to the User Data, Company has entered into a written agreement that requires the third party to comply with all applicable Laws with respect to the User Data including implementing and maintaining appropriate physical, administrative and technical safeguards to protect the User Data; restrict use of the User Data to only those with a need to know; and afford Company the right to audit the places of business and systems to test such third party's compliance with the foregoing, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect on the Company.

        2.10    Regulatory Matters.    The Company has obtained and maintains all necessary and applicable authorizations, licenses, permits, registrations, certificates and certifications required by the United States and comparable Laws of each other Governmental Body having jurisdiction over the operations of the Company in order to engage in the conduct of its business as currently conducted (the "Company Licenses"), except where the failure to obtain and maintain such Company Licenses could not reasonably be expected to be material to the Company, and the Company is in compliance with the terms and conditions of each Company License, except where the failure to be in compliance could not reasonably be expected to be material to the Company. The Company has not received any notice that any other Governmental Body has commenced and no Governmental Body has threatened to initiate, any action to suspend, modify, revoke or cancel any of the Company Licenses. To the Company's Knowledge, there are no facts in existence that are reasonably likely to cause any suspension, modification, revocation or cancellation of any of the Company Licenses.

        2.11    Material Contracts.

          (a)   Part 2.11(a) of the Company Disclosure Schedule sets forth a list of all of the Material Contracts in effect as of the date of this Agreement.

          (b)   With respect to each Material Contract: (i) such Material Contract is in full force and effect, (ii) such Material Contract is, to the Company's Knowledge, with respect to each party thereto other than the Company, binding and enforceable against such party in accordance with its terms, subject to (A) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (B) rules of law governing specific performance, injunctive relief and other equitable remedies; and (iii) the Company is not in material breach or material default of such Material Contract or, with the giving of notice or the giving of notice and passage of time without a cure would be, in material breach or material default of such Material Contract and to the Company's Knowledge no other party to such Material Contract is in material breach or material default of such Material Contract, nor does the Company have actual Knowledge of any presently existing facts or circumstances that, with the lapse of time, giving of notice, or both would constitute such a material breach, violation or default by the Company or any such other party. Neither the Company nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. True, correct and complete copies of all Material Contracts have been provided to Parent prior to the Agreement Date.

        2.12    Liabilities.    There are no Liabilities of the Company or its Subsidiaries other than: (a) those set forth or adequately provided for in the Company Balance Sheet; (b) those incurred after the date of the Company Balance Sheet arising in the ordinary course of business and consistent with past practice (none of which in either case results from, arises out of, relates to, is in the nature of or was caused by any breach of contract, breach of warranty, tort, infringement or violation of Law); (c) those arising under this Agreement; (d) those that would not, in the aggregate, be material to the Company, (e) performance obligations under Material Contracts set forth on Part 2.11(a) of the Company Disclosure Schedule, in each case, to the extent such performance obligations are readily ascertainable (in nature, scope and amount) from the text of such Material Contracts and other than with respect to any liability of the Company or its Subsidiaries for breach or default; (f) performance obligations under Contracts to which the Company is a Party and: (i) that are not Material Contacts required to be set forth on Part 2.11(a) of the Company Disclosure Schedule; and (ii) have been made available to Parent, in each case, to the extent such performance obligations are readily ascertainable (in nature, scope and amount) from the text of such Material Contracts and other than with respect to any liability of the Company or its Subsidiaries for breach or default; and (g) those set forth in Part 2.12 of the Company Disclosure Schedule.

        2.13    Compliance with Laws.

          (a)   The Company is in material compliance with applicable Laws, including those relating to employment and Anti-Corruption Laws. Except as set forth on Part 2.13 of the Company Disclosure Schedule, during the time that is two (2) years prior to the Agreement Date, the Company has not: (i) received any written notice or allegation from any Person, with respect to any alleged act or omission arising under or relating to any noncompliance with Law or (ii) conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Body with respect to any alleged act or omission arising under or relating to any noncompliance with Law. The Company is not and has never been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, Proceeding, order or directive by any Governmental Body. For purposes of clarity, the Company makes no representation or warranty in this Section 2.13 with respect to any legal requirements relating to data security Law or compliance with Laws relating to Intellectual Property to the extent that infringement or misappropriation of Intellectual Property would constitute noncompliance with such Laws.

          (b)   The Company and each Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.

        2.14    Tax Matters.

          (a)   The Company has duly and timely filed all income and other material Company Returns that it was required to file under applicable Laws. Except as set forth in Part 2.14(a) of the Company Disclosure Schedule, all such Company Returns were correct and complete in all material respects and were prepared in substantial compliance with all applicable Laws. All Taxes due and owing by the Company (whether or not shown on any Company Return) have been paid. The Company Financial Statements adequately reserve for unpaid Taxes accrued through the date thereof in accordance with GAAP (including pursuant to Accounting Standards Codification 740-10). The Company has not incurred any liability for Taxes since the date of the Company Balance Sheet other than in the ordinary course of business. The Company is not currently the beneficiary of any extension of time within which to file any Company Return. There are no Liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Company.

          (b)   Except as set forth in Part 2.14(b) of the Company Disclosure Schedule, the Company has not been notified in writing by any Governmental Body that any Tax audit is contemplated or pending, no Tax audit or controversy is currently in process, and the Company has never previously been the subject of a Tax audit or controversy. The Company has not executed any waiver of any statute of limitations on, or agreement extending the period for the assessment or collection of, any Tax, which waiver or extension is currently in effect. The Company has delivered or made available to Parent correct and complete copies of all U.S. federal income Company Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, for all taxable periods ending on or after December 31, 2010.

          (c)   The Company is and has at all times been resident for Tax purposes in its country of incorporation or formation, and is not and has not been treated as resident in any other country for any Tax purpose (including any arrangement for the avoidance of double taxation). The Company is not subject to Tax in any jurisdiction other than its place of incorporation or formation by virtue of having a branch or permanent establishment in that jurisdiction. No written claim has ever been made by a Governmental Body that the Company is or may be subject to taxation by a jurisdiction in which it does not file a Company Return.

          (d)   The Company has (A) never been a member of an affiliated group corporations (other than an affiliated group of which the Company is the common parent), (B) no liability for the Taxes of any Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or non-U.S. Law, including any arrangement for group or consortium relief or similar arrangement) other than any member of an affiliated group of which the Company is the common parent, as a transferee or successor, by contract or agreement, by operation of Law or otherwise, and (C) never been a party to any joint venture, partnership or other arrangement that, to the Company's Knowledge, could be treated as a partnership for Tax purposes. The Company is not a party to any agreement with any third party relating to allocating or sharing the payment of, or liability for, Taxes (other than a commercial agreement entered into in the ordinary course of business the principal purpose of which is not related to Tax).

          (e)   The Company timely has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any Employee, independent contractor, creditor, Company Stockholder, or other third party and has otherwise complied in all material respects with all information reporting and other Laws related to such withholding requirements.

          (f)    The Company has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during any applicable period of determination specified in Section 879(c) of the Code.

          (g)   The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. The Company has not engaged in a "listed transaction" as set forth in Treasury Regulation § 1.6011-4(b)(2), or any similar transaction under any provision of applicable Law.

          (h)   The Company will not be required to include any income or gain in, or exclude any deduction or loss from, taxable income for any taxable period or portion thereof after the Closing as a result of (A) any change in method of accounting made prior to the Closing, (B) closing agreement under Section 7121 of the Code executed prior to the Closing, (C) installment sale or open transaction disposition consummated prior to the Closing, or (D) prepaid amount received prior to the Closing, other than in the ordinary course of business in accordance with past practice.

          (i)    Notwithstanding any other provision of this Agreement: (i) the Company makes no representation or warranty regarding the amount, availability or use of any Tax attributes (including net operating loss carry forwards, Tax credits and Tax bases) of the Company after the Closing and (ii) this Section 2.14 and Section 2.15 (to the extent it relates to Taxes) contain the sole and exclusive representations and warranties of the Company regarding Taxes.

          (j)    Except as provided in Part 2.14(j) of the Company Disclosure Schedule, there is no Company Plan, agreement, arrangement, or other Contract covering any Employee, and no payments have been made or will be made to any Employee, that, considered individually or collectively with any other Company Plan, agreement, arrangement, or Contract or payments, will be, or could reasonably be expected to be, characterized as an "excess parachute payment" as defined in Section 280G of the Code (without regard to Subsection (b)(4) thereof). There is no written or unwritten agreement, arrangement, or other Contract by which the Company is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (k)   Part 2.14(k) of the Company Disclosure Schedule accurately lists each Company Plan, employment agreement, or other Contract, plan, program, agreement, or arrangement maintained, established or entered into by the Company and any of its ERISA Affiliates that is a "nonqualified deferred compensation plan" (within the meaning of Section 409A(d)(1) of the Code) subject to Section 409A of the Code. Each such nonqualified deferred compensation plan, if any, has been operated in good faith compliance with Section 409A of the Code (together with the guidance and regulations thereunder, including the final Treasury Regulations issued thereunder, "Section 409A") and has been in documentary and operational compliance with Section 409A, in each case, in all material respects. No Company Option or other right to acquire Company Common Stock or other equity of the Company (i) has an exercise price that has been or may be less than the fair market value of the underlying equity as of the date such option or right was granted or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option or rights, in each case, determined in a manner consistent with Section 409A. No compensation was or shall be reportable as nonqualified deferred compensation or includable in the gross income of any Employee as a result of the operation of Section 409A of the Code with respect to any arrangements or agreements in effect as of or at any time prior to the Effective Time. The Company has no obligation to provide for the gross-up, indemnity or reimbursement of excise Taxes or any income or other Taxes under the Code, including, without limitation under Sections 4999 or 409A of the Code. Neither the Company, any Subsidiary, nor any of its or their ERISA Affiliates has any liability to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to Section 457A of the Code.

        2.15    Employee Benefit Plans; Labor Matters.

          (a)   Part 2.15(a) of the Company Disclosure Schedule contains a true, correct and complete list of (i) each "employee benefit plan," as defined in Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA, (ii) each other severance pay, salary continuation, employment, change-in-control, retention, bonus, incentive, vacation, sick leave, disability, group insurance, hospitalization, medical, dental, life insurance, stock option, stock purchase, phantom stock, equity compensation, employee loan, retirement, pension, profit sharing or deferred compensation plans, Contracts, programs, funds, or arrangements of any kind, and (iii) each other employee benefit plan, Contract, program, policy, fund or arrangement, whether or not subject to ERISA, whether formal or informal, oral or written, and any trust, escrow, or similar agreement related thereto, whether or not funded, in each case, which is maintained, sponsored, administered, contributed to or required to be contributed to by the Company or any Subsidiary for the benefit of any current or former employee, individual independent contractor or director (and, if applicable, any dependents or beneficiaries of any such individuals) of the Company or any of its Subsidiaries with respect to which the Company or any of its Subsidiaries has had or has, any present or future liability, contingent or otherwise (collectively, the "Company Plans"). There are no Foreign Plans and none of the Company or any of its Subsidiaries have ever maintained, sponsored or contributed to a Foreign Plan. For purposes of this Agreement, the term "Foreign Plan" means those Company Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees or individual service providers of the Company, any of its Subsidiaries or any of its or their ERISA Affiliates, who are or were regularly employed or providing services to the Company, any of its Subsidiaries or any of its or their ERISA Affiliates outside of the United States.

          (b)   With respect to each Company Plan, the Company has made available to Parent a current, accurate and complete copy (or, to the extent no such copy exists, an accurate written description) thereof (and any amendments thereto) and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination letter or opinion letter, as applicable; (iii) the most recent summary plan description and other written communications (or a written description of oral communications) by Company to the participants concerning the extent of the benefits provided under a Company Plan; and (iv) a copy of all Section 409A valuation reports in respect of all outstanding Company Options, including, without limitation, any and all internal reports or findings and any reports or findings of third-party valuation firms.

          (c)   Each Company Plan has been operated and administered, in each case, in all material respects, in accordance with its terms and in material compliance with applicable Laws, including, without limitation, ERISA and the Code. All contributions required to have been made under any of the Company Plans or by applicable Law, to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof, and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on the Company Financial Statements in accordance with GAAP. Except as required by applicable Law, there are no limitations or restrictions on the right of the Company or, after the consummation of the transactions contemplated by this Agreement, Parent or the Surviving Corporation, to merge, amend or terminate any of the Company Plans.

          (d)   Each Company Plan that is intended to be qualified under Section 401(a) of the Code has either received a favorable determination from the IRS as to its qualified status under the Code, or with respect to a prototype Company Plan, the prototype sponsor has received a favorable IRS opinion letter as to its qualified status, and the trusts maintained pursuant to each such Company Plan are exempt from federal income taxation under Section 501 of the Code. Nothing has occurred since the most recent determination or opinion letter that could reasonably be expected to adversely affect such favorable determination.

          (e)   Except as set forth in Part 2.15(e) of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) entitle any current or former employee, individual independent contractor or director of the Company or any Subsidiary to severance pay, unemployment compensation (other than such payments required by applicable Law) or any other payment, or (ii) will result in any payment, acceleration, termination, forgiveness of indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee, individual independent contractor or director of the Company or any Subsidiary, (iii) result in any amount failing to be deductible by reason of Section 280G of the Code, or (iv) result in the provision of any gross-up, indemnity or reimbursement of excise Taxes or any income or other Taxes under the Code.

          (f)    No liability under Title IV or Section 302 of ERISA has ever been incurred by the Company, any of its Subsidiaries or any of its or their ERISA Affiliates that has not been satisfied in full and no condition exists that would reasonably be expected to result in the Company, any of its Subsidiaries or any of its or their ERISA Affiliates of incurring any liability under Title IV or Section 302 of ERISA. Neither the Company, any of its Subsidiaries nor any of its or their ERISA Affiliates sponsors, maintains, contributes to, or is obligated to contribute to any "employee benefit plan" (within the meaning of Section 3(3) of ERISA) that is (i) a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), (ii) a "multiple employer plan" (within the meaning of Section 413(c) of the Code), or (iii) subject to Section 412 of the Code or Title IV or Section 302 of ERISA. The Company has no liability, contingent or otherwise, in respect of post-retirement health, medical or life insurance benefits or coverage, except as required to be provided under Section 4980B or other similar state Law and at the sole expense of the participant. Except as set forth in Part 2.15(f) of the Company Disclosure Schedule, no Company Plan (other than a health flexible spending account or dependent care spending account) provides health benefits that are not fully insured through an insurance contract.

          (g)   None of the Company, any of its Subsidiaries or any of its or their ERISA Affiliates nor any "party in interest" or "disqualified person" with respect to the Company Plans has engaged in a non-exempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA that would reasonably be expected to result in material Liability to the Company or any of its Subsidiaries. With respect to each Company Plan, no governmental or administrative audits, inquiries, actions, investigations, suits, claims or penalties with respect to any Company Plan are pending or, to the Company's Knowledge, threatened, and to the Company's Knowledge, there are no facts that would reasonably be expected to give rise to any such actions, suits, claims or penalties against any Company Plan, any fiduciary with respect to any Company Plan or the assets of a Company Plan (other than a routine claim for benefits).

          (h)   Part 2.15(h) of the Company Disclosure Schedule sets forth an accurate and complete list of (A) all Employees currently performing services for the Company, including each such Employee's name; title or position; start date; base salary or base hourly rate; any other compensation payable to such Employee (including compensation payable pursuant to bonus, deferred compensation or commission arrangements); status as exempt or non-exempt, full-time or part-time status; temporary status; accrued but unused vacation or other paid leave balance; termination notice period; primary work location; inactive (leave of absence) status; and termination date; and (B) all individuals currently performing services for the Company who are classified as independent contractors or consultants, including the respective compensation of each independent contractor or consultant, and date of engagement. Other than as listed on Part 2.15(h) of the Company Disclosure Schedule, each Employee is employed on an "at-will" basis and may be terminated with or without cause and with or without advance notice, for any reason or no reason at all, and without payment of severance or compensation other than accrued wages. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks and policy statements relating to the employment of the Employees.

          (i)    Currently and within the past six (6) year: each person or entity classified by the Company or any of its Subsidiaries as an "independent contractor," consultant, volunteer, subcontractor, "temp," leased employee, or other contingent worker is and has been properly classified under applicable Law, and the Company and its Subsidiaries have fully and accurately reported all payments to all independent contractors and other contingent workers on IRS Form 1099s or as otherwise required by applicable Law; and no individual has been improperly excluded from, or wrongly denied benefits under, any Company Plan.

          (j)    The Company is not and has never been a party or otherwise bound to any collective bargaining agreement, employment agreement for a specified duration or severance agreement (excluding employment or severance obligations under applicable foreign Laws). The Company is, and at all times has been, in substantial compliance with all Contracts and any other obligations due to or in connection with any Employee. The Company has never had any strike, slowdown, work stoppage, boycott, picketing, lockout, job action, labor dispute or threat of any of the foregoing, union organizing activity, or question concerning representation, by or with respect to any of its Employees. There is no investigation, review, complaint or Proceeding, labor dispute, collective bargaining, or grievance pending, or to the Knowledge of the Company, threatened by any Person or reasonably anticipated, either by or against the Company, relating to any employment contract, collective bargaining obligation or agreement, or other violation of the rights of Employees or employment candidates. There is no claim, pending or threatened against the Company by an Employee, in respect of any illness or injury, which is not fully covered by insurance. The Company is not liable for the payment of any arrears of wages or other Taxes, penalties, fines, benefits or other compensation of any kind, however designated, for failure to comply with any of the foregoing.

          (k)   No Key Employee of the Company has notified the Company of a current intent to terminate employment with the Company, and the Company has no Knowledge of such intent.

          (l)    Since January 1, 2013, the Company has not effectuated a "mass layoff," "plant closing," partial "plant closing," "relocation" or "termination" (each as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company.

        2.16    Environmental Matters.    The Company is and has been at all times in material compliance with all applicable Environmental Laws. The Company has not received any written notice from a Governmental Body or any Person that alleges that the Company is violating any Environmental Law or is subject to any liability arising from or related to any Environmental Laws. To the Company's Knowledge, no current or prior owner of any property leased, owned or controlled by the Company (each, a "Property") or any of its Subsidiaries has received any written notice from a Governmental Body or any Person that alleges that such current or prior owner or the Company or any of its Subsidiaries is violating any Environmental Law or is subject to any liability arising from or related to any Environmental Laws.

        2.17    Insurance.    Part 2.17 of the Company Disclosure Schedule lists each insurance policy maintained by, on behalf of, for the benefit of or at the expense of the Company and any claims made thereunder. The Company has made available to Parent copies of all such insurance policies. As of the Agreement Date, there is no material claim pending under any of the Company's insurance policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. The Company is in compliance in all material respects with the terms of such policies. The Company has no Knowledge as of the Agreement Date of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.18    Litigation.    As of the Agreement Date, except as set forth in Part 2.18 of the Company Disclosure Schedule, there is no lawsuit or other Proceeding pending before any court of competent jurisdiction (or, to the Knowledge of Company, overtly threatened) against Company, any of its Subsidiaries or any of their assets or properties or any of their respective directors, officers or Employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), nor, to the actual Knowledge of the Company, is there any reasonable basis for any such Proceeding. There is no judgment, decree, injunction or order against the Company or any Subsidiary, any of their respective assets or properties, or, to the Knowledge of the Company, any of their respective directors, officers or Employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries). Neither the Company nor any Subsidiary has any Proceeding pending against any other Person.

        2.19    Authority; Binding Nature of Agreement.    The Company has the right, power and authority to perform its obligations under this Agreement, subject to obtaining the Required Company Stockholder Vote, and the execution, delivery and performance by Company of this Agreement have been duly authorized by all necessary corporate action on the part of Company and its board of directors. Assuming the due authorization, execution and delivery by Parent and Merger Sub in accordance with their respective terms, this Agreement constitutes the legal, valid and binding obligation of Company, enforceable against it in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

        2.20    Non-Contravention; Consents.    Except as set forth in Part 2.20 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, when duly approved by the Company Stockholders, will not cause a: (a) violation of any of the provisions of the certificate of incorporation or bylaws of the Company; (b) violation by the Company of any Law applicable to the Company; or (c) breach or default on the part of the Company under any Material Contract. Except as set forth in Part 2.20 of the Company Disclosure Schedule and except (i) as may be required by the DGCL, the HSR Act or any other antitrust Law or governmental regulation, and (ii) for any filings as may be required under applicable federal and state securities laws, the Company is not required to obtain any Consent from any Governmental Body or party to a Material Contract at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation by the Company of the Merger. Part 2.20 of the Company Disclosure Schedule sets forth all necessary Consents of parties to any Material Contract that are required thereunder in connection with the Merger, or for any such Material Contract to remain in full force and effect without limitation, modification or alteration after the Closing in accordance with its terms.

        2.21    Financial Advisor.    Except for Evercore Partners, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The total of all fees, commissions and other amounts that have been paid by the Company to Evercore Partners and all fees, commissions and other amounts that may become payable by the Company if the Merger is consummated are set forth on Part 2.21 of the Company Disclosure Schedule.

        2.22    Related Party Transactions.    Except as set forth in Part 2.22 of the Company Disclosure Schedule, the Company is not a party to any Contract, agreement or other arrangement with any of its officers, directors or stockholders (or any immediate family member thereof) other than (a) for payment of salaries and bonuses for services rendered, (b) reimbursement of customary and reasonable expenses incurred on behalf of the Company in the ordinary course of business, (c) benefits due under Company Plans and fringe benefits not required to be listed on Part 2.15(a) of the Company Disclosure Schedule and (d) agreements relating to outstanding Company Options. To the Company's Knowledge, no officer, director or Company Stockholder has a material interest in any Material Contract or in any competitor of the Company.

        2.23    Restrictions on Business Activities.    There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or otherwise binding upon the Company, or to the Company's Knowledge, upon any Employee or service provider, which restricts or impairs the Company's or, after the consummation of the Merger, the Surviving Corporation's or Parent's, ability to engage in any line of business or compete with any Person.

        2.24    Certain Business Practices.    The Company has not, at any time since its inception, (a) used any funds for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses, (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or (c) otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect.

        2.25    Customers and Suppliers.

          (a)   Neither the Company nor any Subsidiary has any outstanding material disputes concerning its products and/or services with any customer or distributor who, in the year ended December 31, 2012 or the six months ended June 30, 2013, was one of the 20 largest sources of revenues for the Company and its Subsidiaries, based on amounts paid or payable (each, a "Significant Customer"), and the Company has no Knowledge of any material dissatisfaction on the part of any Significant Customer. Each Significant Customer is listed on Part 2.25(a) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received any written, or to the Knowledge of the Company, any other, information from any Significant Customer that such customer shall not continue as a customer of the Company or such Subsidiary (or the Surviving Corporation or Parent) after the Closing or that such customer intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Surviving Corporation or Parent). The Company has not had any of its products returned by a purchaser thereof in the year ended December 31, 2012 or the six months ended June 30, 2013 except for normal warranty returns consistent with past history.

          (b)   Neither the Company nor any Subsidiary has any outstanding material dispute concerning products and/or services provided by any supplier who, in the year ended December 31, 2012 or the six months ended June 30, 2013, was one of the 10 largest suppliers of products and/or services to the Company and its Subsidiaries, based on amounts paid or payable (each, a "Significant Supplier"), and the Company has no Knowledge of any written notice of material dissatisfaction on the part of any Significant Supplier. Each Significant Supplier is listed on Part 2.25(b) of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company or such Subsidiary (or the Surviving Corporation or Parent) after the Closing or that such supplier intends to terminate or materially modify existing Contracts with the Company or such Subsidiary (or the Surviving Corporation or Parent). The Company and its Subsidiaries have access, on commercially reasonable terms, to all products and services reasonably necessary to carry on their respective businesses, and the Company has no Knowledge of any reason why they will not continue to have such access on commercially reasonable terms.

        2.26    Accounts Receivable.    The accounts receivable as reflected on the Company Balance Sheet arose in the ordinary course of business, consistent with past practices, represented bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company's and its Subsidiaries' past practices. The accounts receivable of the Company and its Subsidiaries arising after the date of the Company Balance Sheet and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, and represented or shall represent bona fide claims against debtors for sales and other charges. No material amount of accounts receivable is contingent upon the performance by the Company or any Subsidiary of any obligation or Contract other than normal warranty repair and replacement. Part 2.26 of the Company Disclosure Schedule sets forth a list of the Company's and its Subsidiaries' accounts receivable by customer that have been outstanding more than 90 days, and indicates the amounts of allowances for doubtful accounts and warranty returns. Part 2.26 of the Company Disclosure Schedule sets forth such amounts of accounts receivable of the Company and its Subsidiaries which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made within the last year, including the type and amounts of such claims.

        2.27    Books and Records.    At the Closing, the minute books of the Company will be in the possession of the Company or its counsel. The minutes, books, records and accounts of the Company and its Subsidiaries (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, and (iii) are stated in reasonable detail and accurately and fairly reflect in all material respects the transactions and dispositions of the assets and properties of the Company and such Subsidiaries. The Company has provided to Parent or its counsel complete and correct copies of (a) all documents identified on the Company Disclosure Schedule, (b) the Certificate of Incorporation and Bylaws or equivalent organizational or governing documents of the Company and each of its Subsidiaries, each as currently in effect, (c) the minute books containing records of all proceedings, consents, actions and meetings of the Board of Directors, committees of the Board of Directors and stockholders of the Company and each Subsidiary, and (d) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and each of its Subsidiaries.

        2.28    Vote Required.    The Required Company Stockholder Vote is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated by this Agreement.

        2.29    Board Approval.    The Board of Directors of the Company has: (a) approved this Agreement and its execution and delivery and the consummation of the Merger, and the other transactions contemplated by this Agreement; and (b) determined that the Merger is in the best interests of the Company and the stockholders of the Company.

3.     REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Except as disclosed in any Parent SEC Document and publicly available on EDGAR (excluding any disclosures set forth in any section of any Parent SEC Document entitled "Risk Factors" or "Forward-Looking Statements") or the Parent Disclosure Schedule (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Section 3 to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by Parent and/or Merger Sub (as applicable) to the Company under this Section 3), Parent and Merger Sub represent and warrant to the Company as follows:

        3.1    Due Incorporation; Etc.    Parent and Merger Sub (i) are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware; (ii) have all necessary corporate power and authority to conduct their business in the manner in which their business is currently being conducted; and (iii) are qualified to do business as a foreign corporation, and are in good standing, under the laws of all states where the nature of their activities makes such qualification materially necessary to the Parent's and Merger Sub's businesses as currently conducted, except where failure to so qualify could not reasonably be expected to result in a Material Adverse Effect on Parent.

        3.2    Authority; Binding Nature of Agreement.    Parent and Merger Sub have the right, power and authority to perform their obligations under this Agreement, and the execution, delivery and performance by Parent and Merger Sub of this Agreement have been duly authorized by all necessary corporate action on the part of Parent, Merger Sub and their respective boards of directors. Assuming the due authorization, execution and delivery by the Company in accordance with its respective terms, this Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

        3.3    Non-Contravention; Consents.    Except as disclosed in Part 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement will not: (a) cause a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub; (b) cause a violation by Parent or Merger Sub of any Law applicable to Parent or Merger Sub other than violations as would be immaterial to Parent; or (c) cause a material breach or default on the part of Parent under any Contract binding upon Parent that is filed as an exhibit to Parent's Annual Report on Form 10-K filed or required to be filed with the SEC for the fiscal year ended December 31, 2012. Except: (i) as set forth on Part 3.3 of the Parent Disclosure Schedule, (ii) as may be required by the DGCL, the HSR Act or any other antitrust Law or governmental regulation, and (iii) for any filings as may be required under applicable federal or state securities laws, neither Parent nor Merger Sub is required to obtain any Consent from any Governmental Body or party to a material Contract by which it is bound at any time prior to the Closing in connection with the execution and delivery of this Agreement or the consummation of the Merger. Part 3.3 of the Parent Disclosure Schedule sets forth all necessary Consents of parties to any Contract described in clause (c) above that are required thereunder in connection with the Merger, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Closing in accordance with its terms.

        3.4    Parent Capitalization.

          (a)   As of August 9, 2013, the authorized capital of Parent consists of 250,000,000 shares of Parent Common Stock, of which 81,385,302 shares are issued and outstanding; and 5,000,000 shares of Parent preferred stock, none of which are issued and outstanding. The rights, preferences, privileges and restrictions of the capital stock of Parent are as stated in Parent's certificate of incorporation.

          (b)   As of August 9, 2013, 8,753,190 shares of Parent Common Stock are reserved for issuance under Parent's 2012 Equity Incentive Plan, of which 6,103,092 shares are subject to outstanding options and restricted stock units ("Parent Options") to purchase shares of Parent Common Stock.

          (c)   Except for (x) the Parent Options and as set forth in Part 3.4(c) of the Parent Disclosure Schedule, and (y) those rights set forth in Part 3.4(c) of the Parent Disclosure Schedule, as of August 9, 2013: (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which the Parent is a party requiring the issuance, sale or transfer by Parent of any additional shares of capital stock or other equity securities of Parent or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of Parent or other equity securities of Parent; and (ii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights issued by or through Parent with respect to Parent.

          (d)   All shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and have been issued and granted in all material respects in compliance with all applicable securities Laws. All shares of Parent Common Stock which may be issued pursuant to the Merger, including upon exercise of Company Options assumed by Parent hereunder will be, when issued in accordance with the terms hereof and, in the case of assumed Company Options, thereof, voting stock that is duly authorized, validly issued, fully paid and nonassessable, free and clear of any Encumbrances created by Parent (including restrictions on rights of disposition other than restrictions created under applicable securities laws) and not subject to any preemptive rights created by statute, the Amended and Restated Certificate of Incorporation or Bylaws of Parent or any Contract to which Parent is a party or by which it is bound.

        3.5    SEC Documents; Financial Statements.    Since January 1, 2012, Parent has timely filed or furnished all forms, reports, schedules, statements and other documents required to be filed or furnished by it with the SEC, together with all certifications required pursuant to the Sarbanes-Oxley Act (these documents, as supplemented or amended since the time of filing, and together with all information incorporated by reference therein and schedules and exhibits thereto, collectively, the "Parent SEC Documents") since the end of Parent's most recent fiscal year. Parent has delivered or made available to the Company (including through the SEC EDGAR system) accurate and complete copies of the Parent SEC Documents and of all comment letters received by Parent from the Staff of the SEC since the end of Parent's most recent fiscal year and all responses to such comment letters by or on behalf of Parent. No Subsidiary of Parent is required to file with or furnish to the SEC any forms, reports, schedules, statements or other documents. As of their respective filing dates, each Parent SEC Document and all Parent SEC Documents filed after the date hereof but before the Closing complied or, if filed after the date hereof, will comply in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rule and regulations of the SEC thereunder, and none of the Parent SEC Documents as of their respective filing dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a Parent SEC Document filed subsequently (but prior to the Agreement Date). The financial statements of Parent, including the notes thereto, included in the Parent SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied and Regulation S-X of the SEC (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q under the Exchange Act) and present fairly, in all material respects, the consolidated financial position of Parent and its consolidated Subsidiaries at the dates thereof and the consolidated results of its operations, changes in shareholders' equity and cash flows for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments). There has been no change in Parent's accounting policies except as described in the notes to the Parent Financial Statements.

        3.6    Litigation.    As of the Agreement Date, there is no lawsuit or other Proceeding pending before any court of competent jurisdiction (or, to the Knowledge of Parent or Merger Sub, threatened in writing) against Parent or Merger Sub, any of Subsidiaries of Parent or Merger Sub or any of their assets or properties or any of their respective directors, officers or Employees (in their capacities as such or relating to their employment, services or relationship with the Parent or Merger Sub or any of their Subsidiaries) that would have a Material Adverse Effect on Parent and its Subsidiaries taken as a whole.

        3.7    Merger Sub.    Merger Sub is a direct wholly-owned subsidiary of Parent (a) was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, (b) has engaged in no other business activities and (c) has conducted its operations only as contemplated by this Agreement. All of the issued and outstanding equity of Merger Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens, options, rights of first refusal, stockholder agreements, limitations on Parent's voting rights and other encumbrances of any nature whatsoever.

        3.8    Absence of Certain Changes.    Except as expressly contemplated by this Agreement, between the date of Parent's most recent quarterly report on Form 10-Q required to be filed with the SEC and the Agreement Date, there has not occurred any change, effect or event that has had or, with notice or lapse of time or both, would reasonably be expected to have a Material Adverse Effect on the Parent and its Subsidiaries taken as a whole.

        3.9    Compliance with Laws.

          (a)   Parent is in material compliance with applicable Laws, including those relating to employment and Anti-Corruption Laws. Except as set forth on Part 3.9 of the Parent Disclosure Schedule, during the time that is two (2) years prior to the Agreement Date, Parent has not: (i) received any written notice or allegation from any Person, with respect to any alleged act or omission arising under or relating to any noncompliance with Law or (ii) conducted or initiated any internal investigation or made a voluntary or involuntary disclosure to any Governmental Body with respect to any alleged act or omission arising under or relating to any noncompliance with Law. Parent is not and has never been a party to any cease and desist order, written agreement or memorandum of understanding with, or any commitment letter or similar undertaking to, or has been subject to any action, Proceeding, order or directive by any Governmental Body. For purposes of clarity, Parent makes no representation or warranty in this Section 3.9 with respect to any compliance with Laws relating to Intellectual Property to the extent that infringement or misappropriation of Intellectual Property would constitute noncompliance with such Laws.

          (b)   Parent and each Subsidiary has conducted its export transactions in accordance in all material respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations.

        3.10    Financial Advisor.    Except for Goldman Sachs & Co, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

        3.11    Information Supplied.    None of the information supplied in writing by Parent for inclusion or incorporation by reference in the Information Statement will, at the time they are mailed to the Company Stockholders and at all times that stockholder consents are being solicited in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading in light of the circumstances under which they are made.

        3.12    Registration Eligibility.    Subject to receipt of the Required Financial Statements, Parent is eligible to register the Parent Common Stock to be issued in the Merger for resale by the Company Stockholders on Form S-3 promulgated under the Securities Act and shall be eligible to register on Form S-8 promulgated under the Securities Act the Parent Common Stock issuable upon exercise of all Company Options that are assumed by Parent pursuant to Section 1.5(g) and eligible to be registered on Form S-8.

        3.13    Intellectual Property.

          (a)   To Parent's knowledge, no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Intellectual Property owned (or purported to be owned) by, or exclusively licensed to, Parent or any of its Subsidiaries ("Parent Intellectual Property").

          (b)   To Parent's knowledge, Parent has never materially infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property of any other Person or engaged in unfair competition. To Parent's knowledge, the operation of Parent's business does not materially infringe, violate, misappropriates or make unlawful use of any Intellectual Property of any other Person.

4.     CERTAIN COVENANTS OF THE COMPANY

        4.1    Access.    During the period from the Agreement Date through the earlier of the Effective Time or the termination of this Agreement pursuant to Section 9.1 (the "Pre-Closing Period"), and upon reasonable advance notice to the Company, the Company shall provide Parent and Parent's representatives with: (i) reasonable access at the Company's facilities during normal business hours, or otherwise at mutually agreeable times and places, to the Company's existing books and records for the purpose of enabling Parent to (x) verify the accuracy of the Company's representations and warranties contained in this Agreement and (y) audit the Company's financials and operations; and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request. Nothing herein shall require the Company to disclose any information to Parent if such disclosure would, in its reasonable discretion, contravene any applicable Law.

        4.2    Conduct of the Business of the Company.    During the Pre-Closing Period, except (x) as set forth in Part 4.2 of the Company Disclosure Schedule, (y) as necessary to ensure that the Company complies with applicable Laws, or (z) with Parent's prior written consent (such consent not to be unreasonably withheld, conditioned or delayed): (i) the Company shall (A) carry on its business in the ordinary course and consistent with past practice, (B) use commercially reasonable efforts to preserve substantially intact its present business organization, (C) use commercially reasonable efforts to preserve its material relationships with those parties to whom the Company has contractual obligations; and (D) use its commercially reasonable efforts to manage Cash consistent with past practice; and (ii) except as set forth in Part 4.2 of the Company Disclosure Schedule, the Company shall not:

          (a)   amend its certificate of incorporation or bylaws;

          (b)   split, combine or reclassify any of its capital stock or (except in connection with the conversion of Company Preferred Stock to Company Common Stock, the exercise of outstanding

  Company Options) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

          (c)   issue any shares of Company Capital Stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities; provided, however, that (i) the Company may issue shares of Company Common Stock in connection with the exercise of Company Options or other rights for Company Common Stock that, in each case, are outstanding as of the date of this Agreement, and (ii) the Company may issue shares of Company Common Stock in connection with the conversion of Company Preferred Stock that, in each case, are outstanding as of the date of this Agreement;

          (d)   declare, set aside or distribute any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock;

          (e)   incur any Indebtedness for borrowed money or guarantee any such Indebtedness, or issue or sell any debt securities or guarantee any debt securities of others, except as reasonably necessary to fund the Company's existing operations consistent with past practice;

          (f)    make any capital expenditures, capital additions or capital improvements, in excess of $400,000 in the aggregate for each full or partial calendar month in the Pre-Closing Period, not to exceed $1,000,000 in the aggregate during the Pre-Closing Period, in each case, other than data center maintenance and similar expenditures incurred in the ordinary course of business;

          (g)   reduce the amount of any material insurance coverage provided by existing insurance policies or fail to renew such policy following its expiration;

          (h)   knowingly waive any material right of the Company under any Material Contract;

          (i)    except as required under applicable Law or under the terms of any Company Plan set forth in Part 2.15 of the Company Disclosure Schedule in existence as of the Agreement Date, (A) grant or increase any severance, termination pay, or retention payments or benefits, or enter into or amend any existing arrangement with any Employee (other than ordinary course hiring activities with respect to employees of director level and below and salary increases of employees of director level or below not to exceed twenty percent of such employee's salary as of the date of this Agreement, in each case, consistent with past practice), (B) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the Agreement Date, (C) establish, adopt, enter into, amend or terminate any Company Plan or any plan, agreement, program, policy, or other arrangement that would be a Company Plan if it were in effect as of the Agreement Date, (D) increase the compensation, bonus or other benefits payable to any directors, officers, Employees or individual independent contractors (other than ordinary course hiring activities with respect to employees of director level and below and salary increases of employees of director level or below not to exceed twenty percent of such employee's salary as of the date of this Agreement, in each case, consistent with past practice), (E) accelerate the payment or vesting of any compensation or benefits, other than as expressly contemplated by this Agreement, (F) grant any equity or equity-based awards, (G) loan or advance any money or property to any Employee; or (H) terminate the employment of any Key Employee or any other officer of the Company, except for cause;

          (j)    announce, implement or effect any reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of Employees;

          (k)   acquire or agree to acquire by merging with, or by purchasing a portion of the stock or assets of, or by any other manner, any business or any entity;

          (l)    sell or otherwise dispose of, lease or exclusively license any properties or assets of the Company which are material to the Company, other than in the ordinary course of business;

          (m)  enter into any Material Contract, amend in any material respect any such Material Contract or terminate any such Material Contract, other than, in each case, in the ordinary course of business;

          (n)   file or amend any material Company Return, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes (except as required by applicable Law), settle any material claim or assessment in respect of Taxes or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

          (o)   change any of its material methods of accounting or material accounting practices in any material respect;

          (p)   commence or settle any Proceeding other than (1) for the routine collection of bills or (2) in such cases whether the Company in good faith determines that failure to commence a Proceeding would result in the material impairment of a valuable aspect of its business;

          (q)   make any payments or otherwise change or deviate from any Cash management practices, in each case, outside of the ordinary course of business or inconsistent with prior practice; or

          (r)   agree or commit to take any of the actions described in clauses "(a)" through "(p)" of this Section 4.2.

Nothing herein shall require the Company to obtain consent from Parent to do the foregoing if obtaining such consent would cause the Company to violate applicable Law.

        4.3    No Solicitation.

          (a)   During the Pre-Closing Period, the Company shall not, nor shall it authorize or instruct any of its officers, directors or employees or any investment banker, attorney or other advisor or representative retained by it (each, a "Representative") to (i) solicit, initiate or knowingly encourage the submission of any Takeover Proposal by any Person or (ii) participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or take any other action intended or reasonably expected to facilitate the making of any inquiry or proposal to the Company that constitutes, or is reasonably expected to lead to, any Takeover Proposal by any Person (other than Parent or its representatives); provided, however, that at any time prior to the approval of this Agreement by the stockholders of the Company, if the Company receives a bona fide written Takeover Proposal that was unsolicited and that did not otherwise result from a breach of this Subsection 4.3, the Company may furnish non-public information with respect to the Company and its Subsidiaries to the Person who mad such Takeover Proposal and may participate in discussions regarding such Takeover Proposal if the Company's board of directors determines in good faith, after receiving advice from its outside counsel, that failure to do so would violate its fiduciary duties to the Company's stockholders under applicable Law. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any officer, director or employee of the Company or any investment banker, attorney or other advisor or representative of the Company, acting on behalf of, and with the authorization of, the Company, shall be deemed to be a breach of this Section 4.3(a) by the Company. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with of any of the provisions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries, whether or not such Representative is purporting to act on behalf of any of the Company or any of its Subsidiaries, shall be deemed to constitute a breach of this Section 4.3 by the Company.

          (b)   Except as described in Section 4.3(a), neither the board of directors of the Company nor any committee thereof shall (i) withdraw or modify the approval or recommendation by such board of directors or any such committee of this Agreement or the Merger, (ii) approve or recommend any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to any Takeover Proposal.

          (c)   The Company shall immediately cease and cause to be terminated any existing discussions with any Person that relate to any Takeover Proposal.

          (d)   The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, "standstill" or similar agreement to which the Company or any of its Subsidiaries is a party or under which the Company or any of its Subsidiaries has any rights, and will use its best efforts to enforce or cause to be enforced each such agreement at the request of Parent. The Company also will promptly request each Person that has executed, within 12 months prior to the Agreement Date, a confidentiality agreement in connection with its consideration of a possible Takeover Proposal or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of any of the Company or any of its Subsidiaries.

          (e)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.3, the Company promptly (and in all events within twenty-four (24) hours) shall advise Parent in writing of any request to the Company for nonpublic information that the Company reasonably believes could lead to a Takeover Proposal or of any Takeover Proposal submitted to the Company, or any inquiry directed to the Company with respect to or which the Company reasonably believes could lead to any Takeover Proposal and the material terms and conditions of such request or inquiry, subject in all cases to any confidentiality obligations on the part of the Company in effect on the date hereof. The Company will keep Parent informed in all material respects of the status and details (including amendments or proposed amendments) of any such Takeover Proposal or inquiry.

        4.4    Spreadsheet.    Prior to the execution of this Agreement, the Company has delivered to Parent the Company's reasonable estimates of the calculation of the Merger Consideration and the distribution of the Stock Merger Consideration and the Cash Merger Consideration among the Company Stockholders, Company Option Holders, Company Warrant Holders, Company Convertible Debt Holders and MIP Holders, based on the Parent Stock Price determined as of the day of the preparation of such estimated Spreadsheet. No later than one (1) Business Day prior to the Closing Date, the Company shall deliver to Parent an updated spreadsheet (the "Spreadsheet"), which Spreadsheet shall be certified as complete and correct by the Chief Financial Officer of the Company as of the Closing and which shall include, among other things, as of the Closing:

          (a)   with respect to each Company Stockholder, (i) such Person's address, (ii) the number of shares of Company Capital Stock held by such Person, (iii) the respective certificate number(s) representing such shares, (iv) the respective date(s) of acquisition of such shares, (v) such Person's Escrow Pro Rata Fraction and Indemnity Pro Rata Fraction, (vi) the aggregate number of shares of Parent Common Stock or the portion of Cash Merger Consideration to be paid to such Person at the Closing in respect of such shares, and (vi) the number of shares of Parent Common Stock to be deposited into the Escrow Fund on behalf of such Person;

          (b)   with respect to each Company Optionholder, (i) such Person's address, (ii) the number of shares of Company Common Stock underlying each Company Option held by such Person, (iii) the respective grant date(s) of such Company Options, (iv) the respective exercise price(s) per share of such Company Options, (v) the number of shares of Company Common Stock underlying each Company Option held by such Person that have vested as of immediately prior to Closing; (vi) the number of shares of Company Common Stock underlying each Company Option that have not vested as of immediately prior to Closing; and (vii) the respective vesting arrangement(s) with respect to such Company Options, (viii) whether such Company Options are incentive stock options or non-qualified stock options, (ix) the aggregate number of shares of Parent Common Stock such assumed Company Option will become exercisable for and the applicable exercise price per share of Parent Common Stock, in each case, immediately after the Effective Time, and (x) whether or not such Company Option is an Out-of-the-Money Option.

          (c)   with respect to each holder of Company Warrants, (i) such Person's address, (ii) the number of shares of Company Capital Stock into which the Company Warrant held by such Person is exercisable, (iii) such Person's Escrow Pro Rata Fraction and Indemnity Pro Rata Fraction, (iv) the aggregate number of shares of Parent Common Stock to be paid to such Person at the Closing in respect of such shares, and (v) the number of shares of Parent Common Stock to be deposited into the Escrow Fund on behalf of such Person;

          (d)   with respect to each Company Convertible Debt Holder, (i) such Person's address, (ii) the amount of Company Convertible Debt held by such Person, (iii) the number of shares of Company Capital Stock into which the Company Convertible Debt held by such person is convertible, (iv) such Person's Escrow Pro Rata Fraction and Indemnity Pro Rata Fraction, (v) aggregate number of shares of Parent Common Stock to be paid to such Person at the Closing in respect of such Company Convertible Debt, and (vi) the number of shares of Parent Common Stock to be deposited into the Escrow Fund on behalf of such Person; and

          (e)   with respect to each recipient of Management Incentive Plan Shares, (i) such Person's address, (ii) such Person's Escrow Pro Rata Fraction and Indemnity Pro Rata Fraction, (vi) the aggregate number of shares of Parent Common Stock and the portion of Cash Merger Consideration to be paid to such Person at the Closing in accordance with the Management Incentive Plan, and (vi) the number of shares of Parent Common Stock to be deposited into the Escrow Fund on behalf of such Person, if any.

For illustrative purposes, and to aid in the interpretation of this Agreement, Part 4.4 of the Company Disclosure Schedule sets forth a sample Spreadsheet reflecting the illustrative calculations of: (A) the value of the Merger Consideration at Closing based on several different assumed values of the Parent Stock Price; (B) the amount of the Stock Merger Consideration and the Cash Merger Consideration based on each such Parent Stock Price; (c) the aggregate dollar value payable to MIP Participants based on each such Parent Stock Price; (d) the number of shares placed in the Escrow Fund based on each such Parent Stock Price; and (e) the number of Company Options that will be Assumed Options and the aggregate number of shares of Parent Common Stock such Assumed Options will become exercisable for and the applicable exercise price per share of Parent Common Stock, in each case, based on each such Parent Stock Price.

        4.5    Closing Financial Certificate.    The Company shall prepare and deliver to Parent a draft of the Closing Financial Certificate not later than five (5) Business Days prior to the Closing Date. Without limiting the generality or effect of the foregoing, the Company shall provide to Parent, promptly after Parent's request, copies of the documents or instruments evidencing the amounts set forth on any such draft or final certificate.

        4.6    280G Stockholder Vote.    Prior to the Closing, the Company will submit to a vote of the Company Stockholders (the "280G Stockholder Vote"), in a manner that satisfies the requirements of Q/A-7 of the Treasury Regulations under Section 280G of the Code ("Section 280G"), the right of any "disqualified individual" (as defined in Section 280G(c) of the Code) to receive or retain any and all payments and benefits in the nature of compensation that could, but for any Parachute Payment Waiver (as applicable and as defined below) and approval, reasonably be expected to be treated as "parachute payments" under Section 280G (either alone or in combination with any other event). The Company shall, (i) at least five (5) Business Days prior to providing the applicable disqualified individuals with any required waivers, consents or agreements (the "Parachute Payment Waivers") and the applicable Company Stockholders with any materials necessary to comply with the 280G Stockholder Vote, provide a draft of the applicable materials to Parent and consider the incorporation into such materials of any reasonable comments that are timely provided by Parent and (ii) use commercially reasonable efforts to obtain any required Parachute Payment Waivers from each disqualified individual at least one (1) Business Day prior to conducting the 280G Stockholder Vote. Prior to the Closing, the Company shall provide Parent with copies of all documents executed by the Company Stockholders and disqualified individuals in connection with the 280G Stockholder Vote.

        4.7    Resignation of Officers and Directors.    The Company shall use commercially reasonable efforts to obtain and deliver to Parent on or prior to the Closing the resignation of each officer and director of the Company and each of its Subsidiaries.

        4.8    Indebtedness.    The Company shall (i) at least two (2) Business Days prior to Closing, obtain a pay-off letter from each applicable Person of the amount(s) necessary to pay-off and satisfy in full all of its obligations with respect to any Indebtedness and to have all security interests and other Liens on the assets of the Company (other than Permitted Encumbrances) released; (ii) take all actions necessary such that all Liens (other than Permitted Encumbrances) on assets of the Company shall be released immediately upon payment of the amounts set forth in the pay-off letters, and (iii) cause UCC-2 or UCC-3 termination statements, as applicable, to be prepared to be filed upon payment of the amounts set forth in the pay-off letters with respect to each of the unexpired UCC-1 financing statements relating to assets of the Company.

        4.9    FIRPTA Certificate.    At or prior to the Closing, the Company shall have delivered to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3).

        4.10    Required Financial Statements.    The Company shall use its reasonable efforts to deliver to Parent: (a) the Company's audited balance sheet as of December 31, 2011 and December 31, 2012 and audited statement of operations and statement of cash flows for the years ended December 31, 2011 and December 31, 2012 as soon as practicable following the date of this Agreement, but in no event later than August 31, 2013; and (b) such other financial statements of the Company as may be required in order to conduct the Parent Stockholder Meeting and file the Form S-3, in each case, in compliance with applicable Laws (collectively, the "Required Financial Statements").

        4.11    Investor Questionnaires; Joinder Agreements; Lock-Up Agreements.    Prior to the Closing, the Company shall use its reasonable efforts to cause each Company Stockholder, Company Convertible Debt Holder, MIP Holder and holder of Company Warrants to execute and deliver to Parent (i) a Joinder Agreement, (ii) a Lockup Agreement, and (iii) an Investor Questionnaire.

        4.12    Data Room.    The Company shall have prepared one or more CD ROMS (or other storage format) containing electronic copies of the Data Room as of the date of this Agreement (but at least three (3) hours prior to the execution thereof) and deliver such CD ROMS to Parent prior to the Closing.

        4.13    Securities Law Compliance.

          (a)   If the aggregate amount of cash payable by Parent pursuant to Section 1.5(c)(ii)(B) exceeds the Maximum Unaccredited Cash Amount, then Parent and the Company shall cooperate with one another in good faith for a period of not less than thirty (30) days (but not more than forty-five (45) days), and will consider in good faith the views of one another, and will use their commercially reasonable efforts to restructure the transactions contemplated by this Agreement to provide (to the extent necessary) that: (a) the issuance of the Parent Common Stock at the Closing shall constitute a valid "private placement" pursuant to Regulation D and/or Regulation S under the Securities Act; and (b) the aggregate amount of cash payable by Parent pursuant to Section 1.5(c)(ii)(B) does not exceed the Maximum Unaccredited Cash Amount.

          (b)   If the aggregate amount of cash payable by Parent to the MIP Holders pursuant to Section 1.5(e) exceeds $11,000,000, then Parent and the Company shall cooperate with one another in good faith for a period of not less than thirty (30) days (but not more than forty-five (45) days), and will consider in good faith the views of one another, and will use their commercially reasonable efforts to restructure the transactions contemplated by this Agreement to provide (to the extent necessary) that the maximum amount payable to the MIP Holders pursuant to Section 1.5(e) does not exceed $11,000,000.

          (c)   During the Pre-Closing Period, the Company shall use commercially reasonable efforts to facilitate the appointment of a "purchaser representative" as defined by Rule 501(h) of Regulation D under the Securities Act, by each Participating Unaccredited Investor to the extent such appointment is required to comply with applicable Law in connection with the issuance of shares of Parent Common Stock in the Merger.

        4.14    Company Warrants; Company Convertible Debt.    During the Pre-Closing Period, the Company shall use commercially reasonable efforts to facilitate the execution and delivery by each holder of a Company Warrant and Company Convertible Debt to Parent of an acknowledgment of the treatment of the Company Warrants and Company Convertible Debt under this Agreement, in each case, in a form reasonably requested by Parent.

        4.15    Third Party Consents.    During the Pre-Closing Period, the Company shall use its commercially reasonable efforts to obtain the Consents identified on Part 4.15 of the Company Disclosure Schedule.

5.     ADDITIONAL COVENANTS OF THE PARTIES

        5.1    Company Stockholder Consent or Approval.

          (a)   Immediately following the execution of this Agreement but in no event later than the earlier of (i) six (6) hours following the execution of this Agreement and (ii) 9:00 a.m. (Eastern Time) on the date of execution of this Agreement if such execution occurs prior to that time, the Company shall deliver to Parent a true, correct and complete copy of the Initial Stockholder Consents evidencing the adoption by the Required Company Stockholder Vote of the Merger, this Agreement and the transactions contemplated hereby. Following receipt of the Initial Written Consents, the Company shall not, without the consent of Parent, take any action to hold a meeting of the Company's Stockholders or otherwise facilitate the revocation of the Required Company Stockholder Vote.

          (b)   The Company shall prepare, subject to Parent's review and approval (not to be unreasonably withheld or delayed), an information statement to be distributed to the Company Stockholders in connection with soliciting the approval of such Company Stockholders of this Agreement and the transactions contemplated hereby (the "Information Statement"), which Information Statement shall comply with the provisions set forth in this Section 5.1. Promptly following the execution of this Agreement, but in no event later than seven (7) Business Days after the Agreement Date, the Company shall submit the Information Statement, this Agreement and the transactions contemplated hereby to the Company Stockholders whose consent was not obtained as described in Section 5.1(a) hereof for approval and adoption by such Company Stockholders pursuant to execution of the Stockholder Written Consent. To the extent required by the DGCL, the Company shall promptly deliver to any Company Stockholder who has not approved this Agreement and the transactions contemplated hereby a notice of the approval of the Merger and adoption of this Agreement by written consent of the Company Stockholders pursuant to the applicable provisions of the DGCL, which notice shall constitute the notice to Company Stockholders required by applicable Law that appraisal rights may be available to Company Stockholders in accordance with the DGCL.

          (c)   Any materials to be submitted to the Company Stockholders in connection with the solicitation of their approval of the Merger and this Agreement, including the Information Statement (the "Soliciting Materials"), shall be subject to prior review and approval by Parent (not to be unreasonably withheld or delayed) and shall include information regarding the Company, the terms of the Merger and this Agreement, and the recommendation of the board of directors of the Company in favor of the Merger and this Agreement. The Company shall promptly advise Parent in writing if at any time prior to the Closing the Company shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Soliciting Materials any information with respect to Parent or its Affiliates or associates, the form and content of which shall not have been consented to in writing by Parent prior to such inclusion, except for publicly available information or as required pursuant to applicable Law.

        5.2    Parent Stockholders' Meeting.    Parent shall take all action necessary to call, give notice of and hold a meeting of the holders of Parent Common Stock to vote on the issuance of Parent Common Stock in the Merger (the "Parent Stockholders' Meeting"). The Parent Stockholders' Meeting will be held as promptly as practicable after Parent has received the Required Financial Statements. Parent shall ensure that all proxies solicited in connection with the Parent Stockholders' Meeting are solicited in compliance with all applicable Laws. Parent shall give the Company the right to review the proxy statement and other proxy solicitation materials of the Parent, and any amendment or supplement thereto, and shall consider the Company's comments with respect thereto in good faith. Parent shall keep the Company updated with respect to proxy solicitation results as reasonably requested by the Company.

        5.3    Regulatory Approvals.    Each party shall use all reasonable efforts to file as soon as practicable, but no later than five (5) Business Days, after the Agreement Date all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement, including any notifications required under the HSR Act and any applicable foreign antitrust Laws, and to submit promptly any additional information requested by any such Governmental Body. Parent shall pay all filing fees in connection with any such notifications that must be made by any of the parties under the HSR Act or any other applicable antitrust Law (collectively, the "Antitrust Filings"). Each party will bear its own costs (including the cost of any advisers appointed by it) incurred in connection with preparing the Antitrust Filings and obtaining the necessary clearances.

          (a)   The Company and Parent shall respond as promptly as practicable to and, to the extent applicable, certify substantial compliance with (i) any inquiries or requests received from the Federal Trade Commission or the Department of Justice for additional information or documentation and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or matters related to the Merger and the other transactions contemplated by this Agreement. Each of the Company and Parent shall (1) give the other party prompt notice of the commencement or threat of commencement of any Proceeding by or before any Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (2) keep the other party informed as to the status of any such Proceeding or threat, and (3) promptly inform the other party of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Body regarding the Merger. Except as may be prohibited by any

  Governmental Body or by any Law, (a) the Company and Parent will consult and cooperate with one another, and will consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any Proceeding under or relating to the HSR Act or any other foreign, federal or state antitrust or fair trade law, and (b) in connection with any such Proceeding, each of the Company and Parent will permit authorized Representatives of the other party to be present at each meeting or conference relating to any such Proceeding and to have access to and be consulted in connection with any document, communication, opinion or proposal received from or made or submitted to any Governmental Body in connection with any such Proceeding.

          (b)   Notwithstanding the foregoing provisions of this Section 5.3 or any other provision of this Agreement, nothing in this Agreement shall obligate Parent to agree to or actually (and the Company shall not, without the prior written consent of Parent (which consent may be withheld by Parent in its sole discretion), proffer to, agree to or actually): (i) divest, hold separate, or enter into any license (whether pursuant to an exclusive or nonexclusive license) or similar agreement with respect to, or agree to restrict the ownership or operation of, or agree to conduct or operate in a specified manner, any portion of the business or assets of the Company, Parent, or any of their Affiliates, (ii) pay any amounts or make any commitments to obtain any consents, licenses, permits, certificates, exemptions, waivers, approvals, authorizations, registrations, clearances or orders of a Governmental Body (other than the payment of filing fees and expenses and fees of counsel) in connection with the transactions contemplated by this Agreement, or (iii) limit in any manner whatsoever the ability of such entities to conduct, own, operate or control any of their respective businesses, assets or properties or of the businesses, assets or properties of the Company.

        5.4    Section 16 Matters.    If the Company delivers the Section 16 Information (as defined below) to Parent at least 30 days prior to the Effective Time (to the extent that such information is not included in the Spreadsheet delivered on the Agreement Date), then, prior to the Effective Time, Parent shall take such reasonable steps as are required to cause the acquisition of Parent Common Stock, options to purchase shares of Parent Common Stock and other derivative securities with respect to Parent Common Stock, if any, in connection with the Merger by each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt from Section 16(b) of the Exchange Act pursuant to Rule 16b-3 under the Exchange Act. For purposes of this Section 5.4, "Section 16 Information" shall mean the following information for each individual who, immediately after the Effective Time, will become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent: (a) the number of shares of Company Common Stock held by such individual and expected to be exchanged for shares of Parent Common Stock in the Merger; (b) the number of Company Options held by such individual and expected to be converted into options to purchase shares of Parent Common Stock in connection with the Merger; and (c) the number of other derivative securities (if any) with respect to Company Common Stock held by such individual and expected to be converted into shares of Parent Common Stock or derivative securities with respect to Parent Common Stock in connection with the Merger.

        5.5    Board of Directors.    Immediately following the Effective Time, Parent shall use all reasonable efforts to cause George Bell to be elected to the board of directors of Parent.

        5.6    Employee Benefits.

          (a)   Parent shall provide or shall cause to be provided immediately following the Effective Time, to all employees of the Company whose employment continues with Parent or the Surviving Corporation or any applicable Subsidiary of Parent or Surviving Corporation following the Effective Time (the "Continuing Employees"): (i) an annual base salary or hourly wage rate that is no less favorable than the annual base salary or hourly wage rate in effect as of immediately prior to the Effective Time, and (ii) employee benefits that are substantially comparable in the aggregate to the employee benefits that are provided to similarly-situated employees of Parent under a Parent Plan.

          (b)   To the extent that Continuing Employees are transitioned to the employee welfare and retirement benefit plans of Parent or its Subsidiaries after the Effective Time (the "Parent Plans") and to the extent permitted by Law, applicable Tax qualification requirements, and the terms and conditions of each such Parent Plan, and subject to any applicable break in service or similar rule, (i) each Continuing Employee shall be credited with his or her years of service with the Company or its Subsidiary (or any predecessor entities) before the Effective Time for purposes of eligibility to participate, vesting and determination of level of benefits (but not for purposes of benefit accruals under any Parent Plans or to the extent that such recognition would result in duplication of benefits), but only to the extent such service would have been taken into account under a Parent Plan had such service been performed as an employee of Parent and provided that, if the Company maintained a comparable plan prior to the Effective Time, such service will only be credited to the extent such service was credited under such Company Plan; and (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause its third-party insurance providers or third-party administrators to ensure that such Continuing Employees will receive credit under such medical plans for the plan year in which the Closing occurs towards applicable deductibles and out-of-pocket limits for expenses incurred for the plan year in which the Closing occurs under the corresponding Company Plans.

          (c)   Unless Parent provides written notice to the Company to the contrary prior to the Closing Date, effective as of no later than the day immediately preceding the Closing Date, the board of directors of each of the Company and any Subsidiary shall adopt resolutions to terminate any and all Company Plans intended to include a Code Section 401(k) arrangement (each, a "401(k) Plan"). Unless Parent provides written notice to the Company as contemplated in the forgoing sentence, prior to the Closing, the Company shall provide Parent with evidence that resolutions terminating each 401(k) Plan have been adopted (effective as of no later than the day immediately preceding the Closing Date). The form and substance of such resolutions shall be subject to reasonable review and approval by Parent. The Company also shall take such other actions in furtherance of the foregoing as Parent may reasonably require.

          (d)   No provision in this Section 5.6 will (i) create or be deemed to create any third-party beneficiary or other rights in any current or former employee, individual independent contractor or director of the Company or any of its Subsidiaries, or any other Person other than the parties to this Agreement, (ii) constitute or create or be deemed to constitute or create an employment agreement, (iii) constitute or be deemed to constitute an amendment to any employee benefit plan sponsored or maintained by the Company or the Parent or its Subsidiaries, or (iv) require Parent to continue to maintain any employee benefit plan in effect following the Closing for Parent's employees, including Continuing Employees. Notwithstanding anything to the contrary in this Section 5.6, Parent and its Subsidiaries and/or the Surviving Corporation may terminate the employment of any Employee or Continuing Employee at any time after the Closing.

          (e)   Prior to the Closing, the Company shall use its reasonable efforts to obtain from each of the employees listed on Part 5.6(e) of the Company Disclosure Schedule, an amendment to his or her offer letter to clarify the provisions relating to the severance payments that may become payable under such offer letter and such other related amendments, in a form that is reasonably acceptable to Parent.

          (f)    Prior to the Closing, the Company shall use its reasonable efforts to cause the Continuing Employees (other than the Key Employees) to execute and delivered their employment offer letters and employee invention and assignment agreement, in a form that is reasonably acceptable to Parent.

        5.7    Indemnification of Officers and Directors.

          (a)   All rights to indemnification by the Company existing in favor of those Persons who are directors and officers of the Company as of the Agreement Date (the "D&O Indemnified Persons") for their acts and omissions occurring prior to the Effective Time, as provided in the certificate of incorporation and bylaws of the Company (as in effect as of the Agreement Date) and as provided in the indemnification agreements between the Company and such D&O Indemnified Persons (as in effect as of the Agreement Date) in the forms made available by the Company to Parent prior to the Agreement Date (collectively, the "Indemnification Agreements"), shall survive the Merger and shall be observed by the Surviving Corporation to the fullest extent available and unless otherwise required under applicable Law for a period of six (6) years from the Effective Time, and any claim made requesting indemnification pursuant to such indemnification rights within such six (6)-year period shall continue to be subject to this Section 5.7(a) and the indemnification rights provided under this Section 5.7(a) until disposition of such claim.

          (b)   From the Effective Time until the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent and the Surviving Corporation shall, to the fullest extent permitted under applicable Law and consistent with the Indemnification Agreements, indemnify, defend and hold harmless each D&O Indemnified Person in his or her capacity as an officer or director of the Company against all losses, claims, damages, liabilities, fees, expenses, judgments or fines incurred by such D&O Indemnified Person in his or her capacity as an officer, director or employee of the Company, to the extent arising out of or pertaining to any and all matters pending, existing or occurring at or prior to the Effective Time.

          (c)   Prior to the Effective Time, the Company shall purchase a six (6)-year "tail" policy (the "Tail Policy") for the existing policy of directors' and officers' liability insurance maintained by the Company.

          (d)   The provisions of this Section 5.7 shall survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each of the D&O Indemnified Persons and their successors, assigns and heirs. This Section 5.7 may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected D&O Indemnified Person.

        5.8    Tax Matters

          (a)   All Company Returns for any taxable period ending on or before the Closing Date, or for any taxable period that includes (but does not end on) the Closing Date (each, a "Pre-Closing Tax Return"), shall be prepared in a manner consistent with past practices of the Company, to the extent such past practice complies with applicable Law. No later than thirty (30) days before the due date for any Pre-Closing Tax Return based on or measured by income (and any other material Pre-Closing Tax Return) that is due after the Closing Date, and no later than thirty (30) days prior to the proposed filing date for any amended or original Pre-Closing Tax Return (whether or not based on or measured by income that was filed (or purportedly should have been filed) prior to the Closing Date (an "Amended Return"), Parent shall deliver such Pre-Closing Tax Returns or such Amended Returns to the Stockholders' Representative for review and comment and shall make any reasonable changes requested by the Stockholders' Representative on such Pre-Closing Tax Returns or Amended Returns. The amount of additional Taxes due on any Pre-Closing Tax Return or Amended Return shall not be conclusive evidence of the amount of Damages recoverable under Section 8.1 in connection with such Pre-Closing Tax Return or Amended Return.

          (b)   Parent shall have the exclusive right to control any audit, litigation or other proceeding with respect to Taxes (a "Tax Contest"), provided, however, that with respect to any Tax Contest for any Pre-Closing Tax Period or any Straddle Period for which the Participating Holders could reasonably be expected to have any indemnification obligation under Section 8.1 (each a "Pre-Closing Tax Contest"), (i) Parent will notify the Stockholders' Representative in writing of such Pre-Closing Tax Contest and will keep the Stockholders' Representative reasonably informed with respect to such defense, (ii),the Stockholders' Representative, on behalf of the Participating Holders, will have the right to participate in the defense of such Pre-Closing Tax Contest at the sole expense of the Participating Holders; (iii) Parent will consult with the Stockholders' Representative before taking any significant action in connection with such Pre-Closing Tax Contest; and (iv) the Stockholders' Representative shall have the right to approve any settlement of such Pre-Closing Tax Contest (such approval not to be unreasonably delayed, conditioned or withheld). To the extent of any conflict between the provisions of this Section 5.8(c) and Section 8.2 hereof, this Section 5.8(c) shall control.]

          (c)   Parent, the Surviving Corporation and the Stockholders' Representative shall cooperate, as and to the extent reasonably requested by the other Party, in connection with the filing of Company Returns pursuant to this Section 5.8 and any audit, litigation or other proceeding with respect to Taxes of the Company. Parent, the Company, the Stockholder Representative, and the Participating Holders further agree, upon request, to use commercially reasonable efforts to retain or cause to be retained all books and records pertinent to the Company until the applicable period for assessment under applicable law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Governmental Body.

          (d)   All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement ("Transfer Taxes") shall be borne 50% by Parent and 50% by the Participating Holders, and each of the aforementioned parties shall indemnify the other party from such Transfer Taxes paid by the other in excess of such threshold.

        5.9    Form S-3 Registration Statement.

          (a)   Subject to Parent's timely receipt of the Required Financial Statements, Parent shall prepare and file with the SEC, within ten (10) days following the closing, a registration statement on Form S-3 (the "Form S-3") relating to the shares of Parent Common Stock issuable with respect to the Merger pursuant to the terms and conditions of the Registration Rights Agreement.

          (b)   Subject to Parent's timely receipt of the Required Financial Statements, Parent agrees to use its reasonable best efforts to cause the Form S-3 to become or be declared effective by the SEC as promptly as practicable after the filing thereof, but in any event, in the case where the Form S-3 is not subject to review by the SEC, such Form S-3 shall be effective not later than the later of: (i) fifteen (15) Business Days following the Effective Date; and (ii) five (5) Business Days following notification by the staff of the SEC that no review will be performed. In connection with the filing of any Form S-3, but subject to Parent's timely receipt of the Required Financial Statements, Parent agrees to make any other filings with the SEC required to be made prior to the effectiveness of the Form S-3, including, if required, a Current Report on Form 8-K with respect to the closing of the Merger and all financial statements required to be included therein.

          (c)   Parent shall use its reasonable best efforts to maintain the effectiveness of the Form S-3 for the period described in the Registration Rights Agreement, and shall otherwise comply with all of its obligations contained in the Registration Rights Agreement.

        5.10    Form S-8.    Parent will use commercially reasonable efforts to cause the Parent Common Stock issuable upon exercise of the assumed Company Options for which a Form S-8 registration statement is available to be registered with the SEC on Form S-8 promptly after the Effective Time (assuming timely receipt of the Spreadsheet, all option documentation relating to the Company Options outstanding immediately prior to the Effective Time and all signatures, opinions and consents required for such registration statement), will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such assumed Company Options remain outstanding and will reserve a sufficient number of shares of Parent Common Stock for issuance upon exercise thereof. Prior to the Closing, the Company shall reasonably cooperate with and assist Parent in the preparation of such registration statement. The Form S-8 registration statement shall not cover the shares of Parent Common Stock subject to any Company Options assumed by Parent which are held by Persons who do not become employees of the Parent at the Effective Time or do not otherwise have a service relationship with the Parent at the Effective Time.

        5.11    Affiliate and Other Legends.    Parent shall be entitled to place appropriate legends with respect to restrictions on transfer imposed by the Securities Act or by applicable Contract on the certificates evidencing any Parent Common Stock to be issued in connection with the Merger, including by Rule 145 promulgated under the Securities Act on certificates received by any Person that Parent reasonably determines may be deemed an Affiliate of the Company and/or Parent and to issue appropriate stop transfer instructions to the transfer agent for such Parent Common Stock.

        5.12    Listing.    Parent shall use reasonable efforts to cause the shares of Parent Common Stock being issued in the Merger to be approved for listing (subject to notice of issuance) on the New York Stock Exchange.

        5.13    Disclosure.    The contents of the initial press release (the "Initial Press Release") with respect to the Merger shall be agreed upon by Parent and the Company. Thereafter, Parent may, in Parent's sole discretion, make additional public statements and issue such press releases relating to the Merger without the consent of the Company; provided, however, that prior to the release of any press release Parent shall consult with Company regarding the content of such press release and shall consider any comments of the Company regarding such press release in good faith. The Company shall not, and shall not permit any representative to, directly or indirectly, issue or make any statement or communication to any third party (other than in connection with obtaining the consents, votes and items required to be delivered to Parent, in each case in accordance with and pursuant to this Agreement, and to its legal, accounting and financial advisors that are bound by confidentiality restrictions) regarding the existence or subject matter of this Agreement or the transactions contemplated hereby, without the consent of Parent; provided, however, that the Company shall be permitted to make public statements and disclosures consistent with the content of prior public disclosures of Parent.

        5.14    Notification of Certain Matters.    The Company or Parent, as the case may be, shall give prompt notice to the other party of: (a) the occurrence of any event that is likely to cause any representation or warranty of the Company or Parent, respectively, and as the case may be, contained in this Agreement to be untrue or inaccurate at or prior to the Closing as if such representation or warranty was made at the Closing (except for representations and warranties that speak as of an earlier date) such that the any of the conditions set forth in Section 6 or Section 7, as applicable, hereof would not be satisfied, and (b) any failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder such that any of the conditions set forth in Section 6 or Section 7, as applicable, hereof would not be satisfied;

provided, however, that the delivery of any notice pursuant to this Section 5.14 shall not limit or otherwise affect any remedies available to the party receiving such notice. No disclosure by the Company or Parent pursuant to this Section 5.14, however, shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentation, breach of representation or warranty or breach of covenant.

        5.15    Issuances of Parent Common Stock.    Prior to the Closing, Parent shall not issue, sell or grant any shares of Parent Common Stock, options to purchase shares of Parent Capital Stock, Parent preferred stock, or any securities convertible into or exchangeable or exercisable for Parent Common Stock, other than: (a) grants of Parent Options to purchase no more than 250,000 shares of Parent Common Stock granted to employees of Parent during the Pre-Closing Period in the ordinary course of business consistent with past practices; and (b) the issuance of shares of Parent Common Stock upon the exercise or settlement of any Parent Options outstanding on the Agreement Date.

6.     CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

        The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Parent), at or prior to the Closing, of each of the following conditions:

        6.1    Accuracy of Representations and Warranties.    The representations and warranties of the Company set forth in Section 2 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) on and as of the Agreement Date and on and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

        6.2    Performance of Covenants.    The Company shall have performed and complied with, in all material respects, all of its covenants contained in Sections 4 and 5 at or before the Closing (to the extent that such covenants require performance by the Company at or before the Closing).

        6.3    Stockholder Approval.

          (a)   This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

          (b)   The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

        6.4    No Restraints.    No temporary restraining order, preliminary or permanent injunction, or other order preventing the consummation of the Merger by Parent shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the Agreement Date that makes consummation of the Merger by Parent illegal.

        6.5    Closing Certificate.    The President or Chief Financial Officer and the Secretary of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified above in Sections 6.1 and 6.2 is satisfied in all respects. Parent shall also have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company's (i) certificate of incorporation, (ii) bylaws, (iii) board resolutions approving the Merger and adopting this Agreement, and (iv) Company Stockholder resolutions approving the Merger and adopting this Agreement.

        6.6    Escrow Agreement.    The Stockholders' Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement.

        6.7    Reserved.

        6.8    280G Stockholder Vote; Parachute Payment Waivers.    The Company shall deliver copies of executed Parachute Payment Waivers for each disqualified individual for whom the 280G Stockholder Vote is to be solicited and such Parachute Payment Waivers shall be in effect immediately prior to the Effective Time and the Company shall have solicited the 280G Stockholder Vote in accordance with Section 4.6 with respect to each disqualified individual for whom the 280G Stockholder Vote is to be solicited.

        6.9    Resignations.    Parent shall have received resignations, effective as of the Effective Date, of the individual directors and officers of the Company and its Subsidiaries from their positions as directors and officers of the Company and its Subsidiaries.

        6.10    Employment Agreements, Non-Competition Agreements and Other Employee Matters.    None of the Key Employees shall have terminated employment with the Company or shall have terminated or repudiated his or her Employment Agreement or Non-Competition Agreement or shall be unable to continue or commence employment under his or her Employment Agreement upon Closing. No more than seven (7) of the Core Employees shall have terminated employment with the Company or shall have terminated or repudiated his or her Employment Agreement or Non-Competition Agreement or shall be unable to continue or commence employment under his or her Employment Agreement upon Closing.

        6.11    Closing Financial Certificate.    Parent shall have received the Closing Financial Certificate, which certificate shall be accompanied by such supporting documentation, information and calculations as are necessary for Parent to verify and determine the respective amounts of Transaction Expenses and Indebtedness.

        6.12    Payoff Letters; Termination of Financing Statements.    Parent shall have received (i) customary payoff letters executed by all Persons holding Indebtedness or to which Transaction Expenses of the Company have been or are to be paid (the "Payoff Letters") and (ii) executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any assets of the Company as of the Closing Date.

        6.13    Required Financial Statements.    Parent shall have received the Required Financial Statements.

        6.14    No Material Adverse Effect.    Since the Agreement Date, there shall have been no effect, event or change which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect on the Company.

        6.15    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        6.16    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

        6.17    FIRPTA Compliance.    The Company shall have delivered to Parent the statement referred to in Section 4.9, together with the required notice to the IRS and written authorization for Parent to deliver such notice and a copy of such statement to the IRS on behalf of the Company.

        6.18    No Governmental Litigation.    There shall not be pending any Proceeding in which a Governmental Body is a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of the Company and its Subsidiaries any damages or other relief in connection with the Merger that may be material to Parent or the Company and its Subsidiaries; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) seeking to compel any of the Company and its Subsidiaries, Parent or any Subsidiary of Parent, to dispose of or hold separate any material assets, as a result of the Merger or any of the other transactions contemplated by this Agreement.

        6.19    Lockup Agreement.    The Company Stockholders set forth on Part 6.19 of the Company Disclosure Schedule shall have executed and delivered to Parent a Lockup Agreement.

7.     CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY

        The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Company), at or prior to the Closing, of the following conditions:

        7.1    Accuracy of Representations.    The representations and warranties of Parent and Merger Sub set forth in Section 3 shall be true and correct in all material respects (without giving effect to any limitation as to materiality or Material Adverse Effect set forth herein) on and as of the Agreement Date and on and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of the earlier date).

        7.2    Performance of Covenants.    Parent and Merger Sub shall have performed and complied with, in all material respects, all of their covenants contained in Section 5 at or before the Closing (to the extent that such covenants require performance by Parent or Merger Sub at or before the Closing).

        7.3    Closing Certificate.    An executive officer of Parent shall have delivered to the Company and the Stockholders' Representative a certificate to the effect that each of the conditions specified above in Sections 7.1 and 7.2 is satisfied in all respects. The Company and the Stockholders' Representative shall also have received a certificate, dated as of the Closing Date and executed on behalf of the Parent by its Secretary, certifying the Parent's (i) certificate of incorporation, (ii) bylaws, (iii) board resolutions approving the Merger and adopting this Agreement, and (iv) Parent Stockholder consent approving the Merger and adopting this Agreement.

        7.4    Stockholder Approval.

          (a)   This Agreement shall have been duly adopted by the Required Company Stockholder Vote.

          (b)   The issuance of Parent Common Stock in the Merger shall have been duly approved by the Required Parent Stockholder Vote.

        7.5    HSR Act.    The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

        7.6    Listing.    The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the New York Stock Exchange.

        7.7    No Restraints.    No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and no material Law shall have been enacted since the Agreement Date that makes consummation of the Merger by the Company illegal.

        7.8    Escrow Agreement.    Parent and the Escrow Agent shall have executed and delivered the Escrow Agreement.

        7.9    S-3/S-8 Eligibility.    Parent shall be eligible to register the Parent Common Stock to be issued in the Merger for resale by the Company Stockholders on Form S-3 promulgated under the Securities Act and shall be eligible to register on Form S-8 promulgated under the Securities Act the Parent

Common Stock issuable upon exercise of all Company Options that are assumed by Parent pursuant to Section 1.5(e) and eligible to be registered on Form S-8.

        7.10    Registration Rights Agreement.    Parent shall have duly executed and delivered the Registration Rights Agreement.

        7.11    No Material Adverse Effect.    Since the Agreement Date, there shall have been no effect, event or change which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent

        7.12    No Governmental Litigation.    There shall not be pending any legal Proceeding in which a Governmental Body is a party challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement.

8.     INDEMNIFICATION

        8.1    Indemnification.

          (a)   Indemnification by Participating Holders.    Subject to the other provisions of this Section 8, the Participating Holders shall defend and indemnify Parent, the Surviving Corporation, their Subsidiaries and their respective officers, directors, agents, employees, representatives and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (the "Parent Indemnified Parties") in respect of, and hold them harmless against, any Damages suffered by any of the Parent Indemnified Parties resulting from, in connection with or arising out of: (i) any inaccuracy in any representation or warranty made by the Company in this Agreement or in any certificate delivered to Parent pursuant to this Agreement or third party claim that, if determined adversely, would constitute such an inaccuracy, (ii) any breach of or default in connection with any of the covenants or agreements made by the Company in this Agreement, (iii) any inaccuracy in the Spreadsheet or the Closing Financial Certificate, (iv) any Dissenting Share Payments, (v) any Indemnified Third Party Claim, (vi) any Indemnified Taxes, and (vii) the matters set forth on Part 8.1(a)(vii) of the Company Disclosure Schedule. The right to indemnification, payment, reimbursement, or other remedy based upon a breach of representation, warranty, covenant or other indemnifiable matter set forth in this Section 8.1 shall not be affected by any investigation conducted by or any knowledge acquired at any time by any Parent Indemnified Party, whether before or after the Agreement Date or Closing Date.

          (b)   Indemnification by Parent.    Subject to the other provisions of this Section 8, Parent shall defend and indemnify the Participating Holders (the "Holder Indemnified Parties", and, together with the Parent Indemnified Parties, the "Indemnified Parties") in respect of, and hold them harmless against, any Damages suffered by the Participating Holders resulting from, in connection with or arising out of: (i) any inaccuracy in any representation or warranty made by the Parent in this Agreement or in any certificate delivered by Parent pursuant to this Agreement or third party claim that, if determined adversely, would constitute such an inaccuracy, and (ii) any breach of or default in connection with any of the covenants or agreements made by the Parent in this Agreement. The right to indemnification, payment, reimbursement, or other remedy based upon a breach of representation, warranty, covenant or other indemnifiable matter set forth in this Section 8.2 shall not be affected by any investigation conducted by or any knowledge acquired at any time by any Holder Indemnified Party, whether before or after the Agreement Date or Closing Date. The limitations on indemnification obligations of the Participating Holders set forth in Section 8.5 that limit the amounts of indemnification obligations (but not the source of recovery therefor), to the extent applicable to indemnification obligations set forth in Sections 8.1(a)(i) and 8.1(a)(ii), shall apply to the indemnification obligations set forth in this Section 8.2(b), mutatis mutandis.

        8.2    Third Party Claims.    In the event any Indemnified Party becomes aware of a third-party claim (including any action or Proceeding commenced or threatened to be commenced by any third-party) that such Indemnified Party reasonably believes may result in indemnification pursuant to Section 8, such Indemnified Party shall promptly notify the party from whom indemnification is sought (an "Indemnifying Party") (and the Stockholders' Representative, if the Indemnifying Party is the Participating Holders) in writing of such claim (the "Claim Notice") and shall also deliver a copy of the Claim Notice to the Escrow Agent contemporaneously with its delivery to the Stockholders' Representative, if the Indemnifying Party is the Participating Holders. The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the Indemnified Party and shall describe (to the extent known by the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in delivering a Claim Notice shall relieve the Indemnifying Party from any liability hereunder except to the extent of any damage or liability caused by or arising out of such delay or failure. Within twenty (20) Business Days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the claim referred to therein. If the Indemnifying Party does not elect to so assume control of the defense of such claim, the Indemnified Party may elect to control the defense of such claim with counsel reasonably satisfactory to the Indemnifying Party. The party not controlling the defense of such claim (the "Non-Controlling Party") may participate therein at its own expense. The party controlling the defense of such claim (the "Controlling Party") shall keep the Non-Controlling Party advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto. The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such claim. Neither the Indemnified Party nor the Indemnifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other of such parties, which shall not be unreasonably withheld or delayed; provided, however, that the consent of Parent shall not be required with respect to any such settlement of a claim controlled by the Stockholders' Representative if the Stockholders' Representative agrees in writing that the Participating Holders will be responsible for any amounts payable pursuant to such settlement (subject to the limitation specified in Section 8.5) and such settlement or judgment includes a complete release of Parent from further liability and does not contain an admission of liability on the part of Parent.

        8.3    Indemnification Mechanics.

          (a)   In order to seek indemnification under this Section 8, the Indemnified Party shall deliver a written demand (an "Indemnification Demand") to the Indemnifying Party (and the Stockholders' Representative with a copy to the Escrow Agent, if the Indemnifying Party is the Participating Holders), which contains (i) a description and the amount (the "Asserted Damages Amount") of any Damages incurred or reasonably expected to be incurred by the Indemnified Party (to the extent ascertainable), (ii) a statement that the Indemnified Party is entitled to indemnification under Section 8.1(a) or Section 8.2 for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

          (b)   Within thirty (30) days after delivery of an Indemnification Demand to the Indemnifying Party, the Indemnifying Party shall deliver to the Indemnified Party a written response (the "Response") in which it shall: (i) agree that the Indemnified Party is entitled to receive all of the Asserted Damages Amount (in which case the Indemnified Party shall be entitled to payment (which payment shall be made first out of the Escrow Fund and thereafter by the Participating Holders in proportion to their respective Indemnity Pro Rata Fractions, if the Indemnifying Party

  is the Participating Holders) of the full Asserted Damages Amount (subject to the limitations of Section 8.5) by check or by wire transfer, and the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, if the Indemnifying Party is the Participating Holders, within three (3) days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the full Asserted Damages Amount (subject to the limitations of Section 8.5) to the extent of the Escrow Fund to Parent, and, thereafter the Participating Holders shall pay any remaining amount to Parent in accordance with a payment method reasonably acceptable to Parent in proportion to their respective Indemnity Pro Rata Fractions; (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the "Agreed Portion") in which case the Indemnified Party shall be entitled to payment of the Agreed Portion (subject to the limitations of Section 8.5), by check or by wire transfer and, if the Indemnifying Party is the Participating Holders, the Stockholders' Representative and Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both such Parties instructing the Escrow Agent to disburse the Agreed Portion (subject to the limitations of Section 8.5) to the extent of the Escrow Fund to the Indemnified Party, and, thereafter the Participating Holders shall pay any remaining amount to the Indemnified Party in accordance with a payment method reasonably acceptable to Parent in proportion to their respective Indemnity Pro Rata Fractions; or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount.

          (c)   In the event that, pursuant to Section 8.3(b), the Indemnifying Party shall (i) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Indemnified Party is entitled only to receive the Agreed Portion of the Asserted Damages Amount, the Indemnifying Party and the Indemnified Party shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and, in the case of a demand for recovery from the Escrow Fund, shall be furnished to the Escrow Agent, and payment shall be made in accordance with the methodology in Section 8.3(b). If no such agreement can be reached after good faith negotiation within thirty (30) days after delivery of a Response, the matter set forth in the applicable Indemnification Demand will be resolved in any court having jurisdiction over the matter where venue is proper pursuant to Section 10.5 of this Agreement.

          (d)   Following the delivery of an Indemnification Demand, the Indemnifying Party and its representatives and agents shall be given all such access (including electronic access, to the extent available) as they may reasonably require to the books and records of the Surviving Corporation and access to such personnel or representatives of the Surviving Corporation and the Indemnified Party, including but not limited to the individuals responsible for the matters that are subject of the Indemnification Demand, as they may reasonably require for the purposes of investigating or resolving any disputes or responding to any matters or inquiries raised in the Indemnification Demand.

          (e)   If the Indemnifying Party fails to deliver a Response as contemplated by Section 8.3(b) prior to the expiration of such thirty (30)-calendar day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Indemnified Party's favor for purposes of this Section 8, and the Indemnified Party shall be indemnified by the Indemnifying Party for the amount of the Damages stated in such Indemnification Demand on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 8.3.

          (f)    In the case of payments to Parent of shares of Parent Common Stock from the Escrow Fund and thereafter by the Participating Holders, as applicable, in satisfaction of Indemnification Demands pursuant to this Section 8, the number of shares of Parent Common Stock paid to Parent shall be equal to the quotient obtained by dividing (i) the Asserted Damages Amount, the Agreed Portion, or such other Damages amount per this Section 8, as applicable, by (ii) the Parent Stock Price, rounded down to the nearest whole share.

        8.4    Survival of Representations and Warranties.    All representations and warranties contained in this Agreement, or in any certificate or other document delivered to Parent, Merger Sub, the Company or the Stockholders' Representative pursuant to this Agreement, shall survive until 5:00 p.m. Pacific Standard Time on the date that is twelve (12) months after the Closing Date; provided, however, that (i) the representations and warranties of the Company contained in Section 2.1 ("Due Incorporation; No Subsidiaries; Etc."), Section 2.3 ("Capitalization, Etc."), Section 2.19 ("Authority; Binding Nature of Agreement"), Section 2.20 ("Non-Contravention; Consents", except the portions of Section 2.20 that relate to Material Contracts), Section 3.1 ("Due Incorporation"), Section 3.2 ("Authority; Binding Nature"), Section 3.3 ("Non-Contravention; Consents", except for Section 3.3(c) or the other portions of Section 3.3 that relate to Contracts) and Section 3.4 ("Parent Capitalization") (collectively, the "Fundamental Representations") shall survive until the expiration of the applicable statute of limitations; (ii) the representations and warranties in Section 2.14 ("Tax Matters") shall survive until thirty (30) days after the expiration of the applicable statute of limitations (together with the Fundamental Representations, the "Special Claims"); (iii) the representations and warranties of the Company contained in Section 2.9 ("Intellectual Property; Privacy and Security of User Data") shall survive until eighteen (18) months after the Closing Date ("IP Claims"); and (iv) in the event of fraud or intentional misrepresentation, any claim for losses arising therefrom shall survive indefinitely. If an Indemnified Party delivers to the Indemnifying Party (or the Stockholders' Representative, as applicable), before expiration of a representation or warranty, either a Claim Notice or an Indemnification Demand based upon a breach of such representation or warranty, then the demand for indemnification set forth therein shall survive until the resolution of the matter covered by such Claim Notice or Indemnification Demand. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.4 is shorter than the statute of limitations that would otherwise have been applicable, then, by contract, the applicable statute of limitations shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.4 for the assertion of claims under this Agreement are the result of arms'-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

        8.5    Limitations.

          (a)   Except with respect to Fundamental Representations and the matters set forth in Section 8.1(a)(iii), no Indemnified Party shall be entitled to any recovery resulting from Section 8.1(a) or Section 8.1(b) until such time (if at all) as the total amount of all Damages (calculated, without limitation, in accordance with Section 8.3) that have been suffered or incurred by any one or more of the Indemnified Parties with respect to such matters exceeds $1,000,000 in the aggregate (the "Basket"); and in such event, the Indemnified Parties shall, subject to the limitations set forth in Sections 8.5(b) below, be entitled to be indemnified against and compensated and reimbursed for all Damages, including the Basket.

          (b)   If the Merger is consummated, except for Special Claims, IP Claims and the matters set forth in Sections 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv), 8.1(a)(vi) and 8.1(a)(vii) or fraud or intentional misrepresentation, recovery from the Escrow Fund shall be the exclusive means for Parent and the Surviving Corporation to collect any Damages for which they are entitled to indemnification under this Agreement or otherwise and under any theory of liability; provided, however, that a Participating Holder's liability to Parent for Damages in circumstances not limited to the Escrow Fund shall be several and not joint and shall not exceed such Participating Holder's Indemnity Pro Rata Fraction multiplied by the Damages except in cases of fraud or intentional misrepresentation by such Participating Holder or willful breaches of covenants by a Participating Holder, in which case such Participating Holder's liability shall not be limited by the Indemnity Pro Rata Fraction of the Damages. An Indemnified Party shall first seek recovery of any Damages from the Escrow Fund prior to seeking recovery directly from any Participating Holder and, in the event that an Indemnified Party is seeking recovery for Damages directly from a Participating Holder, the Indemnified Party shall seek recovery from each Participating Holder for their Indemnity Pro Rata Fraction of such Damages (except in the event of fraud, intentional misrepresentation or willful breach of covenants by a Participating Holder, in which case recovery may be sought against such Participating Holder in excess of such Participating Holder's Indemnity Pro Rata Fraction). Each Participating Holder's liability to Parent for Damages for IP Claims shall not (inclusive of all other claims for Damages pursuant to Section 8.1(a)(i)), in the aggregate, exceed such Participating Holder's Indemnity Pro Rata Fraction multiplied by twenty percent of the Merger Consideration Amount. Each Participating Holder's liability to Parent for Damages pursuant to Sections 8.1(a)(ii), 8.1(a)(iii), 8.1(a)(iv), 8.1(a)(vi) and 8.1(a)(vii), and Special Claims shall not (inclusive of all other claims for Damages pursuant to Section 8.1(a)) exceed such Participating Holder's Indemnity Pro Rata Fraction multiplied by the Merger Consideration Amount. In the cases of fraud or willful breaches of covenants by a Participating Holder, such Participating Holder's liability shall not be limited by such Participating Holder's Indemnity Pro Rata Fraction of Damages. Each Participating Holder's liability for any Indemnified Third Party Claim shall be limited as set forth in this Section 8.5(b) based on the nature of the matter giving rise to such Indemnified Third Party Claim. For the avoidance of doubt and notwithstanding any other provision of this Agreement to the contrary, except in cases of fraud or intentional misrepresentation by such Participating Holder or willful breaches of covenants by such Participating Holder, in no event shall each Participating Holder's liability to Parent for Damages under this Agreement exceed the aggregate portion of the Merger Consideration payable by Parent to that Participating Holder pursuant to this Agreement, the Escrow Agreement and the Management Incentive Plan.

          (c)   The amount of Damages otherwise recoverable under Section 8.1(a) or Section 8.1(b) hereof shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar cash payment actually received by the Indemnified Parties from any third party with respect thereto, net of costs of recovery and increased insurance premium resulting from such claims.

          (d)   Any Damages for which any Indemnified Party is entitled to indemnification under this Section 8 shall be determined without duplication of recovery by reason of the state of facts giving rise to such Damages constituting a breach of more than one representation, warranty, covenant or agreement.

          (e)   Subject to specific performance and other equitable remedies, if the Merger is consummated, the indemnification provisions under this Section 8 will be the sole and exclusive remedy of an Indemnified Party attributable to claims under, relating to or arising out of the Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Agreement shall limit any Person's rights or obligations under any agreement other than this Agreement.

          (f)    Notwithstanding any provision in this Section 8 or elsewhere in this Agreement to the contrary, only the Stockholders' Representative shall have the right, power and authority to commence any action, suit or Proceeding, by and on behalf of any or all Participating Holders, against Parent, Merger Sub or the Surviving Corporation in connection with this Agreement and the transactions contemplated hereby and thereby, and in no event shall any Participating Holder himself, herself or itself have the right to commence any action, suit or Proceeding against Parent, Merger Sub or the Surviving Corporation in such connection. By virtue of the adoption of this Agreement and the approval of the Merger by the Company Stockholders, each Participating Holder (regardless of whether or not such Participating Holder votes in favor of the adoption of the Agreement and the approval of the Merger, whether at a meeting or by written consent in lieu thereof) shall be deemed to have waived, and shall be deemed to have acknowledged and agreed that such Participating Holder shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation in connection with any indemnification obligation or any other liability to which such Participating Holder may become subject under or in connection with this Agreement or the related facts and circumstances underlying any such indemnification obligation or other liability.

9.     TERMINATION

        9.1    Termination.    This Agreement may be terminated prior to the Effective Time:

          (a)   by mutual written consent of Parent and the Company;

          (b)   by either Parent or the Company if (i) a court of competent jurisdiction shall have issued a final and nonappealable order having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and (ii) the contravention of such order would have a Material Adverse Effect on Parent (in the case of a termination by Parent) or a Material Adverse Effect on Company (in the case of a termination by the Company or Parent); provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(b) if such party did not use reasonable best efforts to have such order vacated prior to its becoming final and nonappealable;

          (c)   by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of Section 4.3 or a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6 hereof would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be applicable for a breach of Section 4.3 or a breach which by its nature cannot be cured;

          (d)   by the Company if the Company is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 7 hereof would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be applicable for a breach which by its nature cannot be cured;

          (e)   by Parent if the Initial Stockholder Consents are not delivered to Parent before 7:45 p.m. (Eastern Time) on the Agreement Date;

          (f)    by the Company if the Required Parent Stockholder Vote has not been obtained by December 31, 2013; or

          (g)   by either Parent or the Company if the Merger shall not have been consummated by January 15, 2014; provided, however, that: (i) a party shall not be permitted to terminate this Agreement pursuant to this Section 9.1(g) if the failure to consummate the Merger by January 15, 2014 is attributable to a failure on the part of such party to perform any covenant or obligation in this Agreement that is required to be performed by such party at or prior to the Effective Time.

        9.2    Effect of Termination.

          (a)   In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect; provided, however, that this Section 9.2 and Section 10 shall survive the termination of this Agreement and shall remain in full force and effect; provided, further, that the termination of this Agreement shall not relieve any party of liability for such party's intentional breach of this Agreement prior to its termination.

          (b)   Notwithstanding the foregoing Section 9.2(a), in the event that this Agreement is terminated by Parent pursuant to Section 9.1(e), then the Company shall pay to Parent, in cash at the time specified in the following sentence, a nonrefundable fee in an amount equal to Parent's reasonable costs and expenses (including legal fees) incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby, not to exceed $2,000,000 (the "Termination Fee"). The Termination Fee shall be paid by the Company within two Business Days after such termination. If the Company fails to pay when due the Termination Fee, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under this Section 9.2, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at an annual rate three percentage points above the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated by Parent pursuant to Section 9.1(e), Parent's right to receive the Termination Fee and the other amounts set forth in this Section 9.2(b) shall be the sole and exclusive remedy of Parent and its Affiliates and their respective Representatives against the Company or any of its Affiliates or their respective Representatives, and Parent (on its own behalf and on behalf of its stockholders and Affiliates) shall be deemed to have waived all other remedies (including equitable remedies) with respect to: (i) any failure of the Merger to be consummated; (ii) any breach by the Company of its obligations to consummate the Merger or any other provision set forth in this Agreement; or (iii) any inaccuracy in any representation or warranty set forth in this Agreement. Upon payment by the Company of the Termination Fee and any other amounts pursuant to this Section 9.2(b), neither the Company nor any of its Affiliates or Representatives shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated hereby, and in no event shall Parent (and Parent shall ensure that its Affiliates and Representatives do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the transactions contemplated hereby.

          (c)   Notwithstanding the foregoing Section 9.2(a), in the event that this Agreement is terminated by the Company pursuant to Section 9.1(f), then Parent shall pay to the Company, in cash at the time specified in the following sentence, a nonrefundable fee in an amount equal to ten million dollars ($10,000,000) (the "Reverse Termination Fee"). The Reverse Termination Fee shall be paid by Parent within two Business Days after such termination. If Parent fails to pay when due the Reverse Termination Fee, then (i) Parent shall reimburse the Company for all costs and expenses (including fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the Company of its rights under this Section 9.2, and (ii) Parent shall pay to the Company interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the Company in full) at an annual rate three percentage points above the "prime rate" (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated by the Company pursuant to Section 9.1(f), the Company's right to receive the Reverse Termination Fee and the other amounts set forth in this Section 9.2(c) shall be the sole and exclusive remedy of the Company and its Affiliates and their respective Representatives against Parent or any of its Affiliates or their respective Representatives, and the Company (on its own behalf and on behalf of its stockholders and Affiliates) shall be deemed to have waived all other remedies (including equitable remedies) with respect to: (i) any failure of the Merger to be consummated; (ii) any breach by Parent or Merger Sub of their respective obligations to consummate the Merger or any other provision set forth in this Agreement; or (iii) any inaccuracy in any representation or warranty set forth in this Agreement. Upon payment by Parent of the Reverse Termination Fee and any other amounts pursuant to this Section 9.2(c), neither Parent nor any of its Affiliates or Representatives shall have any further liability or obligation (under this Agreement or otherwise) relating to or arising out of this Agreement or any of the transactions contemplated hereby, and in no event shall the Company (and the Company shall ensure that its Affiliates and Representatives do not) seek to recover any money damages or losses, or seek to pursue any other recovery, judgment, damages or remedy (including any equitable remedy) of any kind, in connection with this Agreement or the transactions contemplated hereby.

10.   MISCELLANEOUS PROVISIONS

        10.1    Amendment.    This Agreement may be amended with the approval of the board of directors of the Company (or the Stockholders' Representative following the Closing) and Parent at any time (whether before or after the adoption of this Agreement by the Required Company Stockholder Vote); provided, however, that after any such adoption of this Agreement by the Required Company Stockholder Vote, no amendment shall be made which by Law requires further approval of the Company Stockholders without the further approval of such Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of the Company and Parent (prior to the Closing) or Parent and the Stockholders' Representative (after the Closing).

        10.2    Expenses.    All fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated, except that all fees and expenses of the third party online due diligence management system, the Exchange Agent and the Escrow Agent shall be shared equally by the Company and Parent.

        10.3    Waiver.

          (a)   No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

          (b)   No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

        10.4    Entire Agreement; Counterparts.    This Agreement and the Related Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement dated as of January 17, 2013 between the Company and

Parent shall not be superseded and shall remain in full force and effect until the Effective Time. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. This Agreement may be executed by facsimile or electronic transmission, each of which shall be deemed an original.

        10.5    Governing Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New Castle County, State of Delaware, and agrees that all actions or proceedings relating to this Agreement or the transactions contemplated hereby shall be litigated in one of such courts. Further, each of the parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consents to all such service of process made in the manner set forth in Section 10.9. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE RELATED AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

        10.6    Attorneys' Fees.    In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

        10.7    Assignability.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective permitted successors and assigns; provided, however, that neither this Agreement nor any of the rights hereunder may be assigned by the Company or Parent without the prior written consent of the other party, and any attempted assignment of this Agreement or any of such rights without such consent shall be void and of no effect provided, further, however, that Parent and the Surviving Corporation may assign (i) this Agreement as a whole without such consent in connection with the acquisition (whether by merger, consolidation, sale or otherwise) of Parent or the Surviving Corporation or of that part of Parent's business to which this Agreement relates, and (ii) any of Parent or the Surviving Corporation's rights hereunder without such consent to an Affiliate of Parent.

        10.8    Third Party Beneficiaries.    Except as provided in Section 8.2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that following the Closing all Persons that held Company Capital Stock or Company Options immediately prior to the Closing shall be deemed to be third-party beneficiaries of the provisions of Section 1 of this Agreement.

        10.9    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service, provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

          if to Parent or Merger Sub:

      Millennial Media, Inc.
      2400 Boston Street, Suite 201
      Baltimore, Maryland
      Attention: General Counsel
      Facsimile: N/A

          in the case of notices to the Parent or Merger Sub, with a copy to (which shall not constitute notice):

      Cooley LLP
      3175 Hanover Street
      Palo Alto, CA 94304
      Attention: Craig Menden and Brent Siler
      Facsimile: (650) 857-0663

          if to the Company (prior to Closing):

      Jumptap, Inc.
      155 Seaport Boulevard
      8th Floor
      Boston, MA 02210
      Attention: General Counsel
      Facsimile: (617) 301-4599

          or the Stockholders' Representative (after the Closing):

      Shareholder Representative Services LLC
      1614 15th Street, Suite 200
      Denver, CO 80202
      Attention: Managing Director
      Facsimile: (303) 623-0294
      Telephone: (303) 648-4085

          in the case of notices to the Company (prior to Closing) or to the Stockholders' Representative (after the Closing), with a copy to (which shall not constitute notice):

      Goodwin Procter LLP
      53 State Street
      Boston, MA 02109
      Attention: William J. Schnoor, John M. Mutkoski and Jane Greyf
      Facsimile: (617) 570-1231

        10.10    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

        10.11    Specific Performance.    Each of the parties hereto agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that Parent and the Company would be irreparably harmed if any of the provisions of this Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a non-breaching party may be entitled at law, a non-breaching party shall be entitled to seek injunctive relief to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

        10.12    Construction.

          (a)   For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.

          (b)   The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

          (c)   As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

          (d)   Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.

          (e)   The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

          (f)    When reference is made in this Agreement to information that has been "made available,""provided to" or "delivered to" Parent or its Representatives, such reference shall include only that information which is readable, printable and otherwise fully accessible to Parent and its Representatives in the Data Room or otherwise delivered in writing by the Company or any of its Representatives to any of Michael Avon, Tom Bell, Matt Gillis, Ho Shin, Paul Palmieri or Mollie Spilman no later than the date of this Agreement, but at least there (3) hours prior to execution hereof.

        10.13    Conflict Waiver.

          (a)   Notwithstanding that the Company has been represented by Goodwin Procter LLP (the "Firm") in the preparation, negotiation and execution of this Agreement and the Escrow Agreement, the Company agrees that after the Closing the Firm may represent the Stockholders' Representative, the Participating Holders and/or their affiliates in matters related to this Agreement and the Escrow Agreement, including without limitation in respect of any indemnification claims. The Company hereby acknowledges, on behalf of itself and its affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MILLENIAL MEDIA, INC.
By:	/s/ PAUL PALMIERI
	Name:	Paul Palmieri
	Title:	President and CEO
POLO CORP.
By:	/s/ MICHAEL AVON
	Name:	Michael Avon
	Title:	President
JUMPTAP, INC.
By:	/s/ GEORGE BELL
	Name:	George Bell
	Title:	President and CEO
SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders' Representative
By:	/s/ MARK B. VOGEL
	Name:	Mark B. Vogel
	Title:	Managing Director

[Signature Page to Agreement and Plan of Reorganization]

 EXHIBIT A
CERTAIN DEFINITIONS

        For purposes of the Agreement (including this Exhibit A):

        "280G Stockholder Vote" shall have the meaning set forth in Section 4.6 of this Agreement.

        "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. For purposes of the immediately preceding sentence, the term "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

        "Agreed Portion" shall have the meaning set forth in Section 8.3(b).

        "Agreement" shall have the meaning set forth in the preamble of this Agreement.

        "Anti-Corruption Laws" shall mean the Foreign Corrupt Practices Act of 1977, as amended, the Anti-Kickback Act of 1986 or any applicable Laws of similar effect, and the related regulations and published interpretations thereunder.

        "Asserted Damages Amount" shall have the meaning set forth in Section 8.3(a) of this Agreement.

        "Assumed Option" shall have the meaning set forth in Section 1.5(g)(i) of this Agreement.

        "Business Day" means a day (A) other than Saturday or Sunday and (B) on which commercial banks are open for business in New York City, New York.

        "Cash" means, as of any given time, the aggregate amount of cash and cash equivalents held or owned by the Company, in each case determined in accordance with GAAP in a manner consistent with the historical accounting policies and procedures used in preparing the Company Financial Statements.

        "Cash Merger Consideration" shall mean the aggregate amount of cash (i) payable to certain of the Participating Holders who are not Accredited Investors and who are not Participating Unaccredited Investors as set forth on the Spreadsheet, such aggregate amount not to exceed the Maximum Unaccredited Cash Amount and (ii) the amount in cash payable to the MIP Holders pursuant to Section 1.5(e), such aggregate amount not to exceed $11,000,000.

        "Certificate" shall have the meaning set forth in Section 1.7 of this Agreement.

        "Certificate of Merger" shall have the meaning set forth in Section 1.3 of this Agreement.

        "Change of Control Payments" shall mean all change-in-control, retention and other Company Plans, Contracts or other obligations pursuant to which payments are due to employees and other individual service providers of the Company or any Subsidiary solely as a result of the transactions contemplated by this Agreement.

        "Claim Notice" shall have the meaning set forth in Section 8.2 of this Agreement.

        "Closing" shall have the meaning set forth in Section 1.3 of this Agreement.

        "Closing Company Share Number" shall mean the sum of (a) the aggregate number of shares of Company Common Stock outstanding immediately prior to the Effective Time, (b) the aggregate number of shares of Company Common Stock issuable upon the conversion of shares of Company Preferred Stock outstanding as of immediately prior to the Effective Time, and (c) the aggregate number of shares of Company Common Stock underlying Company Options and warrants and other rights to purchase or acquire Company Capital Stock outstanding as of immediately prior to the

Effective Time (whether or not then vested or exercisable but excluding Out-of-the-Money Options) and with respect to any such rights to acquire Company Capital Stock other than Company Common Stock, assuming conversion of such Company Capital Stock to Company Common Stock.

        "Closing Date" shall have the meaning set forth in Section 1.3 of this Agreement.

        "Closing Financial Certificate" shall mean a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying the Reduction Amount and Indebtedness (including an itemized list of each such expense and liability with a description of the Person to whom such expense was or is owed). The Closing Financial Certificate shall include a representation of the Company, certified by the Chief Financial Officer of the Company, that such certificate includes all of the amounts that constitute the Reduction Amount and Indebtedness, in each case, paid or payable at any time prior to, at or following the Closing Date.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Company" shall have the meaning set forth in the preamble to this Agreement.

        "Company Balance Sheet" shall have the meaning set forth in Section 2.4(a) of this Agreement.

        "Company Capital Stock" shall mean, collectively, the Company Common Stock and the Company Preferred Stock.

        "Company Common Stock" shall mean the common stock, $0.01 par value per share, of the Company.

        "Company Convertible Debt" shall mean the indebtedness of the Company to cyber communications inc. evidenced by that certain Financial Agreement dated October 8, 2010 between the Company and cyber communications inc.

        "Company Convertible Debt Holder" shall mean a holder of the Company Convertible Debt.

        "Company Disclosure Schedule" shall mean the disclosure schedule that has been prepared by the Company and delivered to Parent and Merger Sub on the date of the Agreement.

        "Company Equity Plan" shall mean the Amended and Restated Jumptap, Inc. 2005 Stock Option and Grant Plan, as amended and currently in effect.

        "Company Financial Statements" shall have the meaning set forth in Section 2.4(a) of this Agreement.

        "Company Intellectual Property" shall mean all Intellectual Property owned (or purported to be owned) by, or exclusively licensed to, the Company.

        "Company Licenses" shall have the meaning set forth in Section 2.10 of this Agreement.

        "Company Options" shall mean options to purchase shares of Company Common Stock under the Company Equity Plan or otherwise.

        "Company Plans" shall have the meaning set forth in Section 2.15(a) of this Agreement.

        "Company Preferred Stock" shall mean the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, and Series G Preferred Stock.

        "Company Privacy Policy" shall mean each external or internal, past or present privacy policy of the Company, including any policy relating to (i) the privacy of users of the Company Sites and / or Company Services, (ii) the collection, storage, disclosure, and transfer of any User Data or Personal Data, and (iii) any employee information.

        "Company Returns" shall mean any return, statement, report, tax filing or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed by or on behalf of the Company with respect to Taxes.

        "Company Service" means any product or service designed, developed, marketed, distributed, provided, licensed or sold at any time by Company.

        "Company Sites" shall mean any Internet websites (including mobile websites) and mobile applications that connect to the internet owned, maintained or operated by the Company.

        "Company Software" has the meaning set forth in Section 2.9(m).

        "Company Stockholders" shall mean the holders of Company Capital Stock.

        "Company Warrants" shall mean warrants to purchase shares of Company Capital Stock.

        "Consent(s)" shall mean any consent, approval or waiver.

        "Continuing Employees" shall have the meaning set forth in Section 5.6(a) of this Agreement.

        "Contract" shall mean any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

        "Controlling Party" shall have the meaning set forth in Section 8.2 of this Agreement.

        "Core Employees" shall mean the individuals listed on Schedule A to this Agreement.

        "D&O Indemnified Persons" shall have the meaning set forth in Section 5.7(a) of this Agreement.

        "Data Room" shall mean the third-party online due diligence management system maintained by the Company in connection with the preparation and negotiation of this Agreement.

        "Damages" shall mean Liabilities, losses, costs, Taxes, damages, reductions in value, and expenses (but not a multiple of losses), including costs of investigation, defense and settlement and reasonable attorneys' fees and expenses and reasonable fees and expenses of other professionals and experts, that have been directly or indirectly incurred, accrued, or paid by a Person caused by the breach, inaccuracy or nonfulfillment of a representation, warranty or covenant or matters specified in Section 8.1, but excluding punitive damages unless a part of a claim by a third party (and awarded to such third party).

        "DGCL" shall have the meaning set forth in the Recital A of this Agreement.

        "Digital Advertising Alliance" means the Digital Advertising Alliance, the consortium of leading national advertising and marketing trade groups.

        "Dissenting Shares" shall have the meaning set forth in Section 1.10(a) of this Agreement.

        "Dissenting Share Payments" shall have the meaning set forth in Section 1.10(b) of this Agreement.

        "Dissenting Stockholder" shall have the meaning set forth in Section 1.10(a) of this Agreement.

        "Effective Time" shall have the meaning set forth in Section 1.3 of this Agreement.

        "Employee" shall mean any current or former or retired employee, director, or individual independent contractor of the Company, any of its Subsidiaries or any of its or their ERISA Affiliates and, where applicable, the beneficiary or dependent of any such individual.

        "Employment Agreements" shall have the meaning set forth in Recital D of this Agreement.

        "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

        "Environmental Law" shall mean any Law relating to pollution or protection of human health or the indoor or outdoor environment, including any Laws that preserve or protect the air, surface or ground water, land, and other natural resource, or that regulate emissions, discharges or releases of chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products ("Hazardous Substances") or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, including the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any analogous state, local or foreign laws.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean any Person or entity that would be considered a single employer with such Person under Sections 414(b), (c), (m) or (o) of the Code.

        "Escrow Agent" shall mean Wells Fargo Bank, N.A.

        "Escrow Agreement" shall mean an escrow agreement in substantially the form attached to this Agreement as Exhibit E (as the same may be amended, modified, restated or supplemented from time to time with the approval of the board of directors of the Company (or the Stockholders' Representative following the Closing) and Parent).

        "Escrow Amount" shall have the meaning set forth in Section 1.9(a) of this Agreement.

        "Escrow Fund" shall mean the fund established pursuant to the Escrow Agreement, including the Escrow Amount.

        "Exchange Agent" shall have the meaning set forth in Section 1.8(a) of this Agreement.

        "Escrow Pro Rata Fraction" shall, with respect to a Participating Holder, be equal to the quotient obtained by dividing (a) the portion of the Stock Merger Consideration in the Escrow Account allocated to such Participating Holder by (b) the aggregate Stock Merger Consideration in the Escrow Account, as set forth in the Spreadsheet.

        "Exchange Ratio" shall mean the ratio identified as such on the Spreadsheet.

        "Form S-3" shall have the meaning set forth in Section 5.9(a) of this Agreement.

        "Fundamental Representations" shall have the meaning set forth in Section 8.4 of this Agreement.

        "GAAP" shall mean United States generally accepted accounting principles.

        "Governmental Body" shall mean any national, federal, regional, state, provincial, local, or foreign or other governmental authority or instrumentality, legislative body, court, administrative agency, regulatory body, commission or instrumentality, including any multinational authority having governmental or quasi-governmental powers, or any other industry self-regulatory authority.

        "HSR Act" shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

        "Holder Indemnified Parties" shall have the meaning set forth in Section 8.1(b) of this Agreement.

        "Indebtedness" shall mean, as of any specified date, the amount equal to the sum of the following monetary or payment obligations (whether or not then due and payable), to the extent they are obligations of the Company or guaranteed by the Company, including through the grant of a security interest upon any assets of such entity: (a) all outstanding indebtedness for borrowed money owed to third parties; (b) accrued interest payable with respect to Indebtedness referred to in clause (a); (c) all obligations evidenced by notes, bonds, debentures or other similar instruments (whether or not convertible) or arising under indentures; (d) all obligations arising out of any financial hedging, swap or similar arrangements; (e) all obligations as lessee that would be required to be capitalized in accordance with GAAP; (f) all obligations in connection with any banker's acceptance, guarantee, surety, performance or appeal bond, or similar credit transaction; and (g) the aggregate amount of all prepayment premiums, penalties, breakage costs, "make whole amounts," costs, expenses and other payment obligations of such entity that would arise (whether or not then due and payable) if all such items under clauses (a) through (f) were prepaid, extinguished, unwound and settled in full as of such specified date.

        "Indemnification Agreements" shall have the meaning set forth in Section 5.7(a) of this Agreement.

        "Indemnification Demand" shall have the meaning set forth in Section 8.3(a) of this Agreement.

        "Indemnified Party" shall mean the Person entitled to indemnification under Section 8 of this Agreement.

        "Indemnified Taxes" shall mean any and all liabilities for any Taxes of the Company with respect to any Pre-Closing Tax Period (other than Taxes attributable to actions outside the ordinary course of business on the Closing Date after the Closing). For the avoidance of doubt, the employer portion of any employment or payroll taxes with respect to any compensatory payments made on or about the Closing Date in connection with the transactions contemplated by this Agreement shall be treated as arising in the Pre-Closing Tax Period. In the case of any taxable period that includes but does not end on the Closing Date (each, a "Straddle Period"): real, personal and intangible property Taxes ("Property Taxes") allocable to the Pre-Closing Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and Taxes (other than Property Taxes) allocable to the Pre-Closing Tax Period shall be computed based on a closing of the books as if such taxable period ended on the close of business on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated between the Pre-Closing Tax Period and the period after the Closing Date in proportion to the number of days in each such period.

        "Indemnified Third Party Claim" shall mean any action or Proceeding commenced or threatened to be commenced by any third-party against Parent, the Surviving Corporation, and their Subsidiaries and respective officers, directors, agents, employees, representatives and each Person, if any, who controls or may control Parent within the meaning of the Securities Act that, if determined adversely, would result in an indemnification obligation pursuant to Section 8.

        "Indemnity Pro Rata Fraction" shall, with respect to a Participating Holder and any other MIP Holder, be equal to the quotient obtained by dividing (a) the portion of the Stock Merger Consideration paid to such Participating Holder and other MIP Holder by (b) the aggregate Stock Merger Consideration paid to all Participating Holders and other MIP Holders, as set forth in the Spreadsheet.

        "Information Statement" shall have the meaning set forth in Section 5.1(b) of this Agreement.

        "Initial Press Release" shall have the meaning set forth in Section 5.13 of this Agreement.

        "Initial Stockholder Consent" shall have the meaning set forth in Recital E of this Agreement.

        "Intellectual Property" shall mean the following:

          (a)   Patents;

          (b)   trademarks, trade names, service marks, designs, logos, trade dress, trade styles, corporate names and other source or business identifiers, whether or not registered, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof;

          (c)   works of authorship, copyrights, moral rights and other rights associated with original works of authorship (whether by statute, common law or otherwise), whether or not registered, and all registrations, applications, renewals, extensions and reversions thereof;

          (d)   URLs, Internet domain names, social media accounts, and all registrations and applications therefor;

          (e)   all information, know-how and data, including, without limitation, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, materials, expertise and other technology applicable to products or to their development, registration, use or marketing;

          (f)    computer programs, including, without limitation, computer programs embodied in semiconductor chips or otherwise embodied, and related flow-charts, programmer notes, updates and data, whether in object or source code form; and

          (g)   to the extent not included in the foregoing, other intellectual, industrial or intangible property rights and assets of any type or nature whatsoever, and rights (whether at law, in equity, by contract or otherwise) to use or otherwise exploit any of the foregoing.

        "IRS" shall mean the Internal Revenue Service.

        "Key Employees" shall mean the individuals listed on Schedule A to this Agreement.

        "Knowledge" of an individual of a particular fact or other matter shall mean such individual is actually aware of such fact, circumstance, event or other matter in question after reasonable inquiry. The Company shall be deemed to have "Knowledge" of a particular fact or other matter if any Key Employee has Knowledge of such fact or other matter. Parent shall be deemed to have "Knowledge" of a particular fact or other matter if Michael Avon, Tom Bell, Matt Gillis, Ho Shin, Paul Palmieri or Mollie Spilman has Knowledge of such fact or other matter.

        "Law" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and the Self-Regulatory Principles for Online Behavioral Advertising and Self-Regulatory Principles for Multi-Site Data as published by the Digital Advertising Alliance.

        "Letters of Transmittal" shall have the meaning set forth in Section 1.8(a) of this Agreement.

        "Liability" or "Liabilities" means any and all debts, Taxes, liabilities and obligations.

        "Leased Real Property" shall have the meaning set forth in Section 2.8 of this Agreement.

        "Lien" or "Liens" shall have the meaning set forth in Section 2.9(g) of this Agreement.

        "Management Incentive Plan" means the Management Incentive Plan adopted by the board of directors of the Company on August 9, 2013.

        "Management Incentive Plan Shares" shall mean the shares of Parent Common Stock, which are issuable pursuant to the Management Incentive Plan as set forth in the Spreadsheet.

        "Material Adverse Effect" shall mean any state of facts, condition, change, development, event or effect that (when considered either individually or in the aggregate) is, or reasonably likely to be, materially adverse to the assets, liabilities, financial condition, business or results of operation of either party to this Agreement; provided, however, that none of the following (individually or in combination) shall be deemed to constitute, or shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse effect resulting directly or indirectly from general business or economic conditions, except to the extent such general business or economic conditions have a disproportionate effect on the party as compared to other companies in the party's industry; (b) any adverse effect resulting directly or indirectly from conditions generally affecting the industry or industry sector in which the party primarily operates or competes, except to the extent such adverse effect has a disproportionate effect on the party as compared to other companies in such industry or industry sector; (c) any adverse effect resulting directly and solely from any change in accounting requirements or principles or any change in applicable Laws that do not affect the party disproportionately, (d) any changes, events or effects resulting from or arising in connection with this Agreement or the transactions contemplated hereby, or the announcement thereof (including any loss of or adverse change in the relationship of the party with its employees, customers, partners or suppliers related thereto); (e) any changes, events or effects resulting from or arising in connection with the loss of any customer; (f) any failure to meet internal or analysts' estimates or projections, performance measures, operating statistics or revenue or earnings predictions for any period; (g) with respect to Parent, any decline in the price or trading volume of the shares of Parent Common Stock; or (h) with respect to Parent, any adverse effect arising out of or relating to the matters disclosed in Part 3.8 of the Parent Disclosure Schedule, provided, however, that the exceptions set forth in subsections (e) and (f) hereof shall not prevent or otherwise affect a determination that the underlying cause of any such event is a Material Adverse Effect.

        "Material Contract" shall mean any Contract to which the Company or any of its Subsidiaries is a party or by which any of their properties or assets are otherwise bound of the following categories:

          (a)   any Contract (or group of related Contracts) that either per its express terms requires payments by or to the Company in excess of $100,000 in any calendar year, or under which the Company made payments or received payments in excess of $100,000 in 2012 or in excess of $50,000 in the first six (6) months of 2013, including any Contract (or group of related Contracts) for the purchase or sale of real property, raw materials, goods, commodities, utilities, equipment, supplies, products or other personal property, or for the provision or receipt of services;

          (b)   any Contract that either per its express terms requires payments by or to the Company in excess of $100,000 in any calendar year, or under which the Company made payments or received payments in excess of $100,000 in 2012 or in excess of $50,000 in the first six (6) months of 2013, and that is not terminable without penalty on ninety (90) days' or shorter notice, provided, however, that penalty shall not include requirements to pay costs and expenses in connection with the termination of such agreements consisting of reimbursement of expenses incurred and reasonable wind-down costs;

          (c)   (i) any Contract relating to the acquisition or disposition by the Company of any operating business or assets; or (ii) any Contract under which the Company has any indemnification obligations; in each case other than any such Contracts entered into in the ordinary course of business consistent with past practice (excluding any agreements entered into on after January 1, 2013 that provide for non-solicitation provisions);

          (d)   any licenses, sublicenses and other Contracts as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company Intellectual Property;

          (e)   other than "shrink wrap" and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development or provision of the Company products that have an individual acquisition cost of $5,000 or less, all licenses, sublicenses and other Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any third party Intellectual Property rights that require payments by the Company in excess of $100,000 in any calendar year;

          (f)    all licenses, sublicenses and other Contracts pursuant to which the Company or any of its Subsidiaries has agreed to any restriction on the right of the Company or any of its Subsidiaries to use or enforce any Company-owned Company Intellectual Property or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-owned Company Intellectual Property;

          (g)   any Contract providing for the development of any software, content, technology or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary that require payments by the Company in excess of $100,000 in any calendar year;

          (h)   any Contract to license or authorize any third party to manufacture or reproduce any Company Intellectual Property or any of the products, services or technology of the Company;

          (i)    any Contracts relating to the membership of, or participation by, the Company or any of Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association.

          (j)    (i) any guaranty, surety or performance bond or letter of credit issued or posted, as applicable, by the Company; (ii) any Contract evidencing Indebtedness of the Company or providing for the creation of or granting any Lien upon any of the property or assets of the Company (excluding Permitted Encumbrances); (iii) any Contract (A) relating to any loan or advance to any Person which is outstanding as of the date of the Agreement or (B) obligating or committing the Company to make any such loans or advances; and (iv) any currency, commodity or other hedging or swap Contract;

          (k)   (i) creating or purporting to create any partnership or joint venture or any sharing of profits or losses by the Company with any third party; or (ii) any Contract that provides for "earn-outs" or other contingent payments by or to the Company;

          (l)    under which any Governmental Body is a party;

          (m)  any Contract (i) containing covenants restricting or purporting to restrict competition which, in either case, have, would have or purport to have the effect of prohibiting the Company or, after the Closing, Parent or the Surviving Corporation from engaging in any business or activity in any geographic area or other jurisdiction, other than nondisclosure agreements entered into (A) in the ordinary course of business consistent with past practice or (B) in connection with this Agreement; (ii) any Contract in which the Company has granted "exclusivity" or that requires the Company to deal exclusively with, or grant exclusive rights or rights of first refusal to, any customer, vendor, supplier, distributor, contractor or other Person; (iii) any Contract that includes minimum purchase conditions or other requirements, in either case that exceed $100,000 in any calendar year; (iv) any Contract containing a "most-favored-nation", "best pricing" or other similar term or provision by which another party to such Contract or any other Person is, or could become, entitled to any benefit, right or privilege which, under the terms of such Contract, must be at least as favorable to such party as those offered to another Person; or (v) containing any "non-solicitation" or "no-hire" provisions or covenants running in favor of another Person operating in the industry in which the Company operates;

          (n)   any Contract involving commitments to make capital expenditures or to Contract, purchase or sell assets involving $250,000 or more individually;

          (o)   any lease, sublease, rental or occupancy agreement, license, installment, and conditional sale agreement or agreement under which the Company is lessee or lessor of, or owns, uses or operates any leasehold or other interest in any real or personal property that require payments by the Company in excess of $25,000 in any calendar year;

          (p)   any employment, consulting or professional services Contract that is not terminable by the Company at will and without cost or material Liability;

          (q)   any Contract that either per its express terms requires payments by or to the Company in excess of $100,000 in any calendar year, or under which the Company made payments or received payments in excess of $100,000 in 2012 or in excess of $50,000 in the first six (6) months of 2013, containing any support, maintenance or service obligation or cost on the part of the Company or any Subsidiary (other than under its unmodified form of standard customer or distributor agreement, the form of which has been made available to counsel to Parent);

          (r)   any Contract listed on Part 2.22 of the Company Disclosure Schedule;

          (s)   any power of attorney granted by the Company that is currently in effect;

          (t)    any Contract with any investment banker, broker, advisor or similar party retained by the Company, in connection with this Agreement and the transactions contemplated hereby;(t) any Contract with any third party data provider; and

          (u)   any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or other transactions contemplated hereunder, either alone or in combination with any other event;

          (v)   any Contract that if terminated, or if such Material Contract expired without being renewed, would result in a Material Adverse Effect on the Company;

          (w)  provided, however, that notwithstanding any other provision in this definition, any Contract by and between the Company and any advertiser, advertising agency, or publisher or app developer (with respect to any app developer, only for purposes of the Company serving ads on its app) shall not be deemed a Material Contract, provided that such Contract was entered into in the ordinary course of business.

        "Maximum Unaccredited Cash Amount" shall mean an amount equal to three million dollars ($3,000,000).

        "Merger" shall have the meaning set forth in Recital A of this Agreement.

        "Merger Consideration" shall mean twenty six million nine hundred fifty two thousand three hundred seventeen (26,952,317) shares of Parent Common Stock.

        "Merger Consideration Amount" shall mean an amount equal to: (a) the Stock Merger Consideration; multiplied by (b) the Parent Stock Price.

        "Merger Sub" shall have the meaning set forth in the preamble of this Agreement.

        "MIP Holders" shall mean the Company employees who are receiving Management Incentive Plan Shares as set forth on the Spreadsheet.

        "MIP Management Holders" shall mean the members of the Company's management who are receiving Management Incentive Plan Shares and are contributing to the Escrow Fund as set forth on the Spreadsheet.

        "Non-Competition Agreements" shall have the meaning set forth in Recital D of this Agreement.

        "Non-Controlling Party" shall have the meaning set forth in Section 8.2 of this Agreement.

        "Non-Dissenting Stockholder" shall mean each Company Stockholder that does not perfect such stockholder's appraisal rights under the DGCL and is otherwise entitled to receive consideration pursuant to Section 1.5 of this Agreement.

        "Open Source Code" means any software (in source or object code form) that is subject to (A) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including but not limited to any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement) or (B) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (1) disclosed, distributed, made available, offered, licensed or delivered in source code form, (2) licensed for the purpose of making derivative works, (3) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (4) redistributable at no charge, including without limitation any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

        "Parachute Payment Waivers" shall have the meaning set forth in Section 4.6 of this Agreement.

        "Parent" shall have the meaning set forth in the preamble of this Agreement.

        "Parent Indemnified Parties" shall have the meaning set forth in Section 8.1(a) of this Agreement.

        "Parent Capital Stock" shall mean capital stock of Parent, including Parent Common Stock and preferred stock of Parent.

        "Parent Common Stock" shall mean the common stock, $0.001 par value per share, of Parent.

        "Parent Disclosure Schedule" shall mean the disclosure schedule that has been prepared by Parent and Merger Sub and delivered to the Company on the date of the Agreement.

        "Parent Intellectual Property" shall have the meaning set forth in Section 3.13(a) of this Agreement.

        "Parent Plans" shall have the meaning set forth in Section 5.6(b) of this Agreement.

        "Parent Stock Price" shall mean the average of the closing sale prices of Parent Common Stock as quoted on the New York Stock Exchange for the five (5) consecutive trading days ending with the trading day that is three (3) trading days prior to the Closing Date.

        "Parent's Fully-Diluted Capital Stock" shall mean as of a specified date, the sum, without duplication, of (A) the aggregate number of shares of Parent Common Stock that are issued and outstanding as of such date, (B) the aggregate number of shares of Parent Common Stock issuable upon the exercise of Parent Options (including all Parent Options issued in connection with assumed Company Options and Parent Options granted to Continuing Employees in connection with the Merger) that are outstanding as of such date (whether or not then vested, exercisable or in-the-money), (C) the aggregate number of shares of Parent Common Stock issuable upon conversion of all shares of Parent preferred stock that are issued and outstanding as of such date, and (D) the aggregate number of shares of Parent Common Stock issuable upon exercise of warrants to acquire Parent Capital Stock or other direct or indirect rights to acquire shares of Parent Capital Stock, in each case that are issued and outstanding as of such date (whether or not then vested, exercisable or in-the-money) and with respect to any such rights to acquire Parent Capital Stock other than Parent Common Stock, assuming conversion of such Parent Capital Stock to Parent Common Stock.

        "Participating Stockholders" shall mean each Non-Dissenting Stockholder.

        "Participating Holders" shall mean, collectively, the Participating Stockholders who receive shares of Parent Common Stock in the Merger, the Company Convertible Debt Holders, the holders of Company Warrants and the MIP Management Holders.

        "Patents" shall mean all patents and patent applications (including provisional applications), including without limitation all divisionals, continuations, substitutions, continuations-in-part, re-examinations, re-issues, additions, renewals, extensions, confirmations, registrations, utility models, design patents, certificates of invention, confirmation patents, registration patents or patents of addition, patent term extensions, and supplemental protection certificates or requests for continued examinations, foreign counterparts, and the like, in each case in any country or jurisdiction.

        "Payment Amount" shall mean (a) the Stock Merger Consideration, minus (without duplication) (b) the shares of Parent Common Stock that are part of the Escrow Amount, minus (c) the Management Incentive Plan Shares minus (d) the shares of Parent Common Stock into which Assumed Options would be convertible or exercisable, as applicable.

        "Payoff Letters" shall have the meaning set forth in Section 6.12 of this Agreement.

        "Permitted Encumbrances" shall mean: (a) liens for current Taxes not yet due and payable or being contested in good faith and for which appropriate reserves have been established in accordance with GAAP; (b) statutory or common law liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (c) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance or similar programs mandated by applicable Law or governmental regulations; (d) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies, and other like liens; (e) liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; and (f) liens in favor of other financial institutions arising in connection with the Company's deposit accounts or securities accounts held at such institutions to secure customary fees, charges, and the like.

        "Person" shall mean any individual, entity or Governmental Body.

        "Personal Data" means a natural person's name, street address, telephone number, e-mail address, photograph, social security number, driver's license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person, and all other information associated with such natural person.

        "Pre-Closing Period" shall have the meaning set forth in Section 4.1 of this Agreement.

        "Pre-Closing Tax Contest" shall have the meaning set forth in Section 5.8(b) of this Agreement.

        "Pre-Closing Tax Period" shall mean any Tax period (or portion thereof) ending on or before the Closing Date.

        "Pre-Closing Tax Return" shall have the meaning set forth in Section 5.8(a) of this Agreement.

        "Proceeding" means any action, arbitration (whether for settlement of any claim or otherwise), audit, claim, demand, hearing, investigation, litigation, proceeding or suit, whether civil, criminal, administrative, investigative, or informal and whether commenced, brought, conducted or heard by or before or otherwise involving any Governmental Body or arbitrator.

        "Proxy Statement" shall have the meaning set forth in Section 5.2 of this Agreement.

        "Reduction Amount" shall mean an amount equal to: (a) Transaction Expenses; plus (b) the Expense Fund; plus (c) the Cash Merger Consideration.

        "Registered IP" shall mean all Intellectual Property that is registered, filed, or issued under the authority of any Governmental Body, including without limitation all Patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

        "Registration Rights Agreement" shall mean the Registration Rights Agreement in the form of Exhibit G hereto entered into between and among Parent, each Company Stockholder listed on Exhibit B-1 and certain other Company Stockholders and holders of Company Options, which will become effective at the Effective Time.

        "Related Agreements" shall mean the Non-Competition Agreements, the Employment Agreements, the Letters of Transmittal, the Escrow Agreement, the Registration Rights Agreement and all other agreements and certificates entered into or executed by the Company and/or the Company Stockholders and/or the holders of Company Options in connection with the Closing of the Merger and the transactions contemplated herein.

        "Representative" shall have the meaning set forth in Section 4.3(a) of this Agreement.

        "Required Company Stockholder Vote" shall mean the affirmative vote of the holders of a majority of the shares of Company Common Stock and Company Preferred Stock (on an as-converted to common stock basis) outstanding on the applicable record date, voting together as a single class.

        "Required Financial Statements" shall have the meaning set forth in Section 4.10 of this Agreement.

        "Required Parent Stockholder Vote" shall mean the affirmative vote of the holders of a majority of the shares of Parent Common Stock cast on the proposal to approve the issuance of the Parent Common Stock to be paid as Stock Merger Consideration.

        "Response" shall have the meaning set forth in Section 8.3(b) of this Agreement.

        "SEC" means the Securities and Exchange Commission.

        "Section 280G" shall have the meaning set forth in Section 4.7 of this Agreement.

        "Section 409A" shall have the meaning set forth in Section 2.14(k) of this Agreement.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Series A Preferred Stock" shall mean the Series A Convertible Preferred Stock, $0.01 par value per share, of the Company.

        "Series B Preferred Stock" shall mean the Series B Convertible Preferred Stock, $0.01 par value per share, of the Company.

        "Series C Preferred Stock" shall mean the Series C Convertible Preferred Stock, $0.01 par value per share, of the Company.

        "Series D Preferred Stock" shall mean the Series D Convertible Preferred Stock, $0.01 par value per share, of the Company.

        "Series E Preferred Stock" shall mean the Series E Convertible Preferred Stock, $0.01 par value per share, of the Company.

        "Series F Preferred Stock" shall mean the Series F Convertible Preferred Stock, $0.01 par value per share, of the Company.

        "Series G Preferred Stock" shall mean the Series G Convertible Preferred Stock, $0.01 par value per share, of the Company.

        "Soliciting Materials" shall have the meaning set forth in Section 5.1(c) of this Agreement.

        "Special Bonus Plan" means the Company Special Bonus Plan adopted by the board of directors of the Company on August 9, 2013.

        "Special Claims" shall have the meaning set forth in Section 8.4 of this Agreement.

        "Spreadsheet" shall have the meaning set forth in Section 4.4 of this Agreement.

        "Stock Merger Consideration" shall mean the number of shares of Parent Common Stock equal to the difference between: (a) the Merger Consideration; minus (b) the Reduction Amount divided by the Parent Stock Price.

        "Stockholder Written Consent" shall have the meaning set forth in Recital E of this Agreement.

        "Stockholders' Representative" shall have the meaning set forth in Section 1.12(a) of this Agreement.

        "Subsidiary" means, with respect to any Person, any corporation, association, limited liability company or other business Entity of which more than fifty percent (50%) of the total voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or by one or more of the other Subsidiaries of that Person or a combination thereof.

        "Surviving Corporation" shall have the meaning set forth in Section 1.1 of this Agreement.

        "Takeover Proposal" shall mean any transaction or series of transactions, or any offer, proposal, inquiry or indication of interest, involving:

          (a)   any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any of the Company and its Subsidiaries is a constituent corporation, (ii) in which a Person or "group" (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Company and its Subsidiaries, or (iii) in which any of the Company and its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of any of the Company and its Subsidiaries;

          (b)   any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of any of the Company and its Subsidiaries; or

          (c)   any liquidation or dissolution of any of the Company and its Subsidiaries.

        "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), Code Section 59A or windfall profit tax, custom duty or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Tax Governmental Body responsible for the imposition of any such tax (domestic or foreign).

        "Transaction Expenses" shall mean the product of (i) fifty-percent (50%) times (ii) the sum of (a) all third party fees and expenses incurred by the Company in connection with the Merger and this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, etc., any amounts incurred by the Company pursuant to Section 5.3 and any such fees incurred by the Company Stockholders paid or to be paid for by the Company); plus (b) 50% all fees and expenses of the Data Room, the Exchange Agent and the Escrow Agent; plus (c) all Change of Control Payments (other than payments under the Management Incentive Plan or the Special Bonus Plan); plus (d) the cost of the Tail Policy; plus (e) fifty percent (50%) of the aggregate amount payable under the Special Bonus Plan.

        "User Data" shall mean any Personal Data or other data or information: (a) collected by or on behalf of the Company from users of the Company Services or of any Company Site and (b) controlled, maintained, processed, stored or otherwise accessed by Company or a third party acting on Company's behalf that is collected from a particular computer, phone or device regarding viewing behaviors for the purpose of delivering advertising to that computer or device, and all other information associated with such particular computer or device.

        "Voluntary Amendment" shall have the meaning set forth in Section 5.8(b) of this Agreement.

        "WARN Act" shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq. (1988), as amended, and any similar state or local Law.

        "Withholding Agent" shall have the meaning set forth in Section 1.8(f) of this Agreement.

 Exhibit E

ESCROW AGREEMENT

        This Escrow Agreement dated this      day of                        , 2013 (the "Escrow Agreement"), is entered into by and among Millennial Media, Inc., a Delaware corporation ("Parent"), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Participating Holders (the "Stockholders' Representative," and together with Parent, the "Parties," and individually, a "Party"), and Wells Fargo Bank, National Association, a national banking association, as escrow agent ("Escrow Agent").

RECITALS

        A.    Parent, Polo Corp., a direct and wholly owned subsidiary of Parent (the "Merger Sub"), Jumptap, Inc., a Delaware corporation (the "Company") and the Stockholders' Representative have entered into an Agreement and Plan of Reorganization, dated August 13, 2013 (the "Merger Agreement"; capitalized terms used herein without definitions shall have the meanings assigned to such terms in the Merger Agreement), pursuant to which Merger Sub shall merge with and into the Company (the "Merger).

        B.    The Merger Agreement contemplates the establishment of an escrow arrangement to partially secure rights to hold harmless and indemnify each of the Indemnified Parties for any Damages which are suffered or incurred by any of the Indemnified Parties or to which any of the Indemnified Parties may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are in connection with the matters set forth in the Merger Agreement.

        C.    Pursuant to Section 1.12 of the Merger Agreement, the Stockholders' Representative has been irrevocably appointed to serve as the Stockholders' Representative and attorney-in-fact for each of the Participating Holders (as defined in the Merger Agreement) for, among other things, administration of the provisions of Section 8 of the Merger Agreement and this Escrow Agreement.

        In consideration of the promises and agreements of the Parties and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties and the Escrow Agent agree as follows:

ARTICLE 1
ESCROW DEPOSIT

        Section 1.1    Receipt of Escrow Property.    Pursuant to Section 1.9 of the Merger Agreement, on the Closing Date, Parent shall deliver to the Escrow Agent an aggregate of [    •    ] shares of Parent Common Stock in book entry form (the "Escrow Shares") to be held as a book position in the name of Wells Fargo Bank N.A. The Escrow Shares, plus all dividends and other distributions and payments thereon received by the Escrow Agent, less any Escrow Shares distributed, delivered or paid pursuant to the Escrow Agreement, are collectively referred to as the "Escrow Property." The Escrow Agent agrees to hold the Escrow Property in a designated escrow account, which shall be referred to herein as the "Escrow Account."

        Section 1.2    Voting of Escrow Shares.    The Participating Holders shall be the record owners of the Escrow Shares, and shall be entitled to exercise all voting rights and all other rights with respect to their Escrow Shares. The Stockholders' Representative shall have the right, on behalf of, and pursuant to instructions from, the Participating Holders, to direct the Escrow Agent in writing as to the exercise of any voting rights pertaining to the Escrow Shares, and the Escrow Agent shall comply with any such written instructions. In the absence of such instructions, the Escrow Agent shall not vote any of the

Escrow Shares. The Stockholders' Representative shall have no obligation to solicit consents or proxies from the Participating Holders for purposes of any such vote.

        Section 1.3    Security Interest.    To the extent and so long as the Escrow Property is held in the Escrow Account hereunder, Parent shall have, and the Participating Holders (through the Stockholders' Representative) hereby grant, as of and from the date of this Agreement, a perfected, first-priority security interest in such Escrow Property to secure payment of amounts, if any, payable to the Indemnified Parties in respect of Section 8 of the Merger Agreement (such interest, the "Parent Security Interest"). In connection therewith, each Participating Holder (through the Stockholders' Representative) expressly agrees: (a) that the Escrow Agent is acting solely as Parent's agent to the extent necessary to perfect Parent Security Interest in the Escrow Property; and (b) to execute and deliver such instruments as Parent may from time to time reasonably request for the purpose of evidencing and perfecting such Parent Security Interest. Nothing in this Section 1.3 shall grant any rights to the Parent Indemnified Parties or the Stockholders' Representative with respect to the Escrow Property other than the rights expressly set forth in this Escrow Agreement, which shall be exclusive of any other rights or remedies now or hereafter existing at law or in equity. Upon the distribution of the Escrow Property pursuant to Section 2.3 to the Participating Holders, the security interests created pursuant to this Section 1.3 with respect to such Escrow Property shall be automatically released and terminated.

        Section 1.4    Dividends.    Parent and Stockholders' Representative (on behalf of each of the Participating Holders) agree among themselves, for the benefit of Parent and the Escrow Agent, that any shares of Parent capital stock or other property, cash distributable or issuable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares (including pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent) shall not be distributed or issued to the beneficial owners of such Escrow Shares, but rather shall be distributed or issued to and held by the Escrow Agent in the Escrow Account as part of the Escrow Property. Any securities or other property received by the Escrow Agent in respect of any Escrow Shares held in escrow as a result of any stock split or combination of shares of Parent Common Stock, payment of a stock dividend or other stock distribution in or on shares of Parent Common Stock, or change of Parent Common Stock into any other securities pursuant to or as a part of a merger, consolidation, acquisition of property or stock, reorganization or liquidation involving Parent, or otherwise, shall be held by the Escrow Agent as, and shall be included within the definition of, Escrow Property.

        Section 1.5    Transferability.    The interests of the Participating Holders in the Escrow Account and in the Escrow Property shall not be assignable or transferable, other than by operation of law, and any attempt to assign in contravention of this Section 1.5 shall have no force and effect. No assignment or transfer of any of such interests by operation of law shall be recognized or given effect until Parent and the Escrow Agent shall have received written notice of such assignment or transfer. Notwithstanding the foregoing, a Participating Holder may transfer and assign any or all of its rights under this Agreement, including its interests in the Escrow Account and in the Escrow Property to other trusts or similar estate planning vehicles designated by such Participating Holder. To effect any such transfer and assignment, the Participating Holder shall deliver to the Escrow Agent (with a copy to the Stockholders' Representative) a written notice stating: (i) the Participating Holder's bona fide intention to transfer all or part of such Participating Holder's interests under this Agreement; (ii) the name of each proposed transferee; and (iii) the amount of the Participating Holder's interest to be transferred to each proposed transferee. As a condition to any such transfer, the transferee shall agree to be bound by the terms of this Agreement and shall provide the Escrow Agent with his, her or its W-9 or W-8.

        Section 1.6    Fractional Shares.    No fractional shares of Parent Common Stock shall be retained in or released from the Escrow Account pursuant to this Agreement. In connection with any release of Escrow Shares from the Escrow Account, any fractions of shares below 0.5 shall be rounded down and not released to the Participating Holder, and any fractions of shares equal to or above 0.5 shall be rounded up and released to the Participating Holder (provided that the Stockholders' Representative shall have the authority to effect such rounding (via instructions provided by the Escrow Agent) in such a manner that the total number of whole Escrow Shares to be distributed equals the number of Escrow Shares then being distributed).

        Section 1.7    Trust Fund.    The Escrow Fund shall be held as a trust fund and shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any Person, and shall be held and disbursed solely for the purposes and in accordance with the terms of this Agreement.

        Section 1.8    Tax Treatment.    The Participating Holders shall be treated for income tax purposes as owning the Escrow Shares, and all dividends, interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Participating Holders, whether or not such income was disbursed during such calendar year; provided, however, that any income, gains, losses and expenses of the Escrow Fund shall be available to Parent as part of the Escrow Fund, and if not paid to Parent in connection with an indemnification claim shall ultimately be distributable to the Participating Holders in accordance with the Merger Agreement and this Agreement.

ARTICLE 2
ESCROW ADMINISTRATION AND DISTRIBUTION

        Section 2.1    Administration of Escrow Property.

          a.     In order to seek indemnification pursuant to the Merger Agreement, Parent (whether on behalf of itself of any other Parent Indemnified Party) shall deliver a written demand (an "Indemnification Demand") to the Stockholders' Representative, with a copy to the Escrow Agent, which contains (i) a description and the amount (the "Asserted Damages Amount") of any Damages incurred or reasonably expected to be incurred by the Parent Indemnified Party (to the extent ascertainable), (ii) a statement that the Parent Indemnified Party is entitled to indemnification under Section 8.1(a) or Section 8.2 of the Merger Agreement for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.

          b.     Within thirty (30) days after delivery of an Indemnification Demand to the Stockholders' Representative, the Stockholders' Representative shall deliver to Parent a written response (the "Response") in which it shall: (i) agree that the Parent Indemnified Party is entitled to receive all of the Asserted Damages Amount (in which case the Parent Indemnified Party shall be entitled to payment (which payment shall be made first out of the Escrow Fund and thereafter by the Participating Holders in proportion to their respective Pro Rata Fractions) of the full Asserted Damages Amount (subject to the limitations of Section 8.5 of the Merger Agreement) by check or by wire transfer, and the Stockholders' Representative and Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both such parties instructing the Escrow Agent to disburse the full Asserted Damages Amount (subject to the limitations of Section 8.5 of the Merger Agreement) to the extent of the Escrow Fund to Parent, and, thereafter the Participating Holders shall pay any remaining amount to Parent in accordance with a payment method reasonably acceptable to Parent in proportion to their respective Indemnity Pro Rata Fractions; (ii) agree that the Parent Indemnified Party is entitled to receive part, but not all, of the Asserted Damages Amount (such portion, the "Agreed Portion") in which case the Indemnified Party shall be entitled to payment of the Agreed Portion (subject to the limitations of Section 8.5 of the Merger Agreement), by check or by wire transfer and the Stockholders' Representative and Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both such

  Parties instructing the Escrow Agent to disburse the Agreed Portion (subject to the limitations of Section 8.5 of the Merger Agreement) to the extent of the Escrow Fund to the Parent Indemnified Party, and, thereafter the Participating Holders shall pay any remaining amount to the Parent Indemnified Party in accordance with a payment method reasonably acceptable to Parent in proportion to their respective Indemnity Pro Rata Fractions; or (iii) dispute that the Indemnified Party is entitled to receive any of the Asserted Damages Amount.

          c.     In the event that, pursuant to Section 2.1(b), the Stockholders' Representative shall (i) dispute that the Parent Indemnified Party is entitled to receive any of the Asserted Damages Amount, or (ii) agree that the Parent Indemnified Party is entitled only to receive the Agreed Portion of the Asserted Damages Amount, the Stockholders' Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of the indemnification claims that comprise the Asserted Damages Amount (or the portion of the Asserted Damages Amount not comprising the Agreed Portion). If the Stockholders' Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both such parties and, in the case of a demand for recovery from the Escrow Fund, shall be furnished to the Escrow Agent, and payment shall be made in accordance with the methodology in Section 2.1(b). If no such agreement can be reached after good faith negotiation within thirty (30) days after delivery of a Response, the matter set forth in the applicable Indemnification Demand will be resolved in any court having jurisdiction over the matter where venue is proper pursuant to Section 10.5 of the Merger Agreement.

          d.     If the Stockholders' Representative fails to deliver a Response as contemplated by Section 2.1(b) prior to the expiration of such thirty (30)-calendar day period, then the indemnity claim set forth in the Indemnification Demand shall be conclusively determined in the Parent Indemnified Party's favor for purposes of Section 8 of the Merger Agreement, and the Parent Indemnified Party shall be indemnified by the Participating Holders for the amount of the Damages stated in such Indemnification Demand on demand or, in the case of any notice in which the Damages (or any portion thereof) are estimated, on such later date when the amount of such Damages (or such portion thereof) becomes finally determined, in either case, subject to the limitations of this Section 2.1.

          e.     The Escrow Agent shall release the Escrow Property to the Parent, for the benefit of the Parent Indemnified Parties, solely under the following circumstances: (i) as set forth in a joint notice, signed by Parent and the Stockholders' Representative, delivered to the Escrow Agent in accordance with the Merger Agreement and Section 2.1(b) or (c) above, (ii) as set forth in any final, non-appealable court order, or (iii) in the event Stockholder's Representative fails to deliver a Response as contemplated by Section 2.1(b) prior to the expiration of the thirty (30)-calendar day period, after receipt of an Indemnification Demand, as set forth in such Indemnification Demand.

        Section 2.2    Security Procedure For Fund Transfers.    The Escrow Agent shall confirm each fund transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit B-1 or Exhibit B-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Exhibit B-1 or Exhibit B-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit B-1 or B-2 or a rescission of an existing Exhibit B-1 or B-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement.

        The Parties understand that the Escrow Agent's inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

        Section 2.3    Release of Escrow Property.    Within five (5) Business Days of the day that is twelve (12) months after the Closing Date (the "Termination Date"), the Escrow Agent shall remit to the Exchange Agent for further distribution to the Participating Holders, such further distribution to occur as soon as reasonably practicable after the Exchange Agent's receipt of the Escrow Property, based on each Participating Holder's Escrow Pro Rata Fraction as set forth next to each Participating Holder's name on Exhibit A hereto all the shares of Parent Common Stock and other Escrow Property, if any, then held in the Escrow Account; provided, however, that if the Escrow Agent has received from any Indemnified Party an Indemnification Demand prior to the Termination Date setting forth a claim that has not been resolved by the Termination Date, the Escrow Agent shall retain the lesser of (a) all Escrow Property remaining in the Escrow Account or (ii) the amount of Escrowed Property that would be sufficient to cover the claims subject to Indemnification Demands that have not been resolved prior to the Termination Date. Such retained Escrow Property shall be administered and distributed in accordance with Section 2 of this Agreement.

        Section 2.4    Method of Distribution.    Any distribution of all or a portion of the Escrow Shares to be made to the Participating Holders pursuant to the terms of this Agreement, shall be made by delivery of such Escrow Shares to the Exchange Agent.

ARTICLE 3
DUTIES OF THE ESCROW AGENT

        Section 3.1    Scope of Responsibility.    The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only in a diligent and faithful manner and shall have no duty under any other agreement or document, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Parties acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

        Section 3.2    Attorneys and Agents.    The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 4.3 for any and all reasonable compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

        Section 3.3    Reliance.    The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Parties or their respective agents, representatives, successors, or assigns except for its own gross negligence or willful misconduct. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it in good faith to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person's or persons' authority, except for its own gross negligence or willful misconduct. Concurrent with the execution of this Escrow Agreement, the Parties shall deliver to the Escrow Agent Exhibit B-1 and Exhibit B-2, which contain authorized signer designations in Part I thereof.

        Section 3.4    Right Not Duty Undertaken.    The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

        Section 3.5    No Financial Obligation.    No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

ARTICLE 4
PROVISIONS CONCERNING THE ESCROW AGENT

        Section 4.1    Indemnification.    Parent and the Stockholders' Representative (on behalf of the Participating Holders) shall indemnify, defend and hold harmless the Escrow Agent from and against any direct loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys' fees and expenses or other professional fees and expenses which the Escrow Agent incurred by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or in connection with the Escrow Agent carrying out its duties hereunder, unless such loss, liability, cost, damage or expense shall have been caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 4.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

        Section 4.2    Resignation or Removal.    The Escrow Agent may resign by furnishing written notice of its resignation to the Parties, and Parent and Stockholders' Representative may remove the Escrow Agent by furnishing to the Escrow Agent a joint written notice of its removal along with payment of all fees and expenses to which the Escrow Agent is entitled through the date of removal. Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent's sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by Parent and Stockholders' Representative, as evidenced by a written notice filed with the Escrow Agent or in accordance with a court order. If Parent and Stockholders' Representative have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Parties.

        Section 4.3    Compensation.    The Escrow Agent shall be entitled to receive from time to time fees in accordance with Exhibit B. In accordance with Exhibit B, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder and the execution and delivery of this Agreement. All such fees and expenses shall be paid by the Parent.

        Section 4.4    Merger or Consolidation.    Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

        Section 4.5    Attachment of Escrow Property; Compliance with Legal Orders.    In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction. In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the Parties or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

        Section 4.6    Force Majeure.    The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

ARTICLE 5
MISCELLANEOUS

        Section 5.1    Termination.    This Agreement shall terminate upon the release by the Escrow Agent of the entire Escrow Property in accordance with this Agreement.

        Section 5.2    Successors and Assigns.    This Agreement shall be binding upon and shall inure to the benefit of each of the parties hereto and each of their respective permitted successors and assigns, if any. Parent may freely assign any or all of its rights under this Agreement, in whole or in part, to any other Person without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that Parent shall provide written notice of such assignment to the Escrow Agent and Stockholders' Representative. Parent acknowledges that any assignor must provide the Escrow Agent with all the required documentation for CIP/KYC as mandated by the USA Patriot Act. Parent may not delegate its duties hereunder unless Parent remains ultimately liable for all Parent's obligations hereunder. Stockholders' Representative may freely assign any or all of its rights under this Agreement, in whole or in part, to any successor stockholders' representative under the Merger Agreement without obtaining the consent or approval of any other party hereto or of any other Person; provided, however, that the Stockholders' Representative shall provide written notice of such assignment to the Escrow Agent and Parent. Stockholders' Representative acknowledges that any assignor must provide the Escrow Agent with all the required documentation for CIP/KYC as mandated by the USA Patriot Act. Stockholders' Representative may not delegate its duties hereunder unless Parent remains ultimately liable for all Parent's obligations hereunder.

        Section 5.3    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service; provided that in each case the notice or other communication is sent to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto). It shall be the responsibility of the Parties to notify the Escrow Agent and the other Party in writing of any name or address changes.

    If to Parent:

      Attention:
      Telephone:
      Facsimile:
      E-mail:

    If to Stockholders' Representative:

      Shareholder Representative Services LLC
      1614 15th Street, Suite 200
      Denver, CO 80202
      Attention: Managing Director
      Facsimile: (303) 623-0294
      Telephone: (303) 648-4085
      Email: deals@shareholderrep.com

    In all cases, with a copy (which shall not constitute notice) to:

      Goodwin Procter LLP
      53 State Street
      Boston, MA 02109
      Attention: William J. Schnoor and John M. Mutkoski
      Facsimile: (617) 570-1231

    If to the Escrow Agent:

      Wells Fargo Bank, National Association

      Attention:                    ; Corporate, Municipal and Escrow Solutions
      Telephone:
      Facsimile:
      E-mail:

        Section 5.4    Governing Law; Jurisdiction.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New Castle County, State of Delaware, and agrees that all actions or proceedings relating to this Agreement or the transactions contemplated hereby shall be litigated in one of such courts. Further, each of the parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consents to all such service of process made in the manner set forth in Section 5.3. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any action arising out of or related to this Agreement or the transactions contemplated hereby.

        Section 5.5    Entire Agreement.    This Escrow Agreement and the exhibits hereto set forth the entire agreement and understanding of the parties related to the Escrow Property.

        Section 5.6    Amendment.    This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Parties and the Escrow Agent.

        Section 5.7    Waivers.    The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance. A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

        Section 5.8    Third Party Beneficiaries    Except as expressly provided herein with respect to the rights of the Participating Holders, none of the provisions of this Agreement, express or implied, is intended to provide any rights or remedies to any Person other than the parties hereto, the Participating Holders and each of their respective successors and assigns, if any.

        Section 5.9    Headings.    Section headings of this Escrow Agreement have been inserted for convenience of reference only, shall not be deemed to be a part of this Agreement and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

        Section 5.10    Counterparts.    This Escrow Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

        [The remainder of this page left intentionally blank.]

        IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

By:
Name:
Title:
SHAREHOLDER REPRESENTATIVE SERIVCES LLC, solely in its capacity as the Stockholders' Representative
By:
Name:
Title:
WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent
By:
Name:
Title:

 Exhibit G

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

MILLENNIAL MEDIA, INC.

AND

certain
STOCKHOLDERS
of
JUMPTAP, INC.

Dated as of                    , 2013

 REGISTRATION RIGHTS AGREEMENT

        This REGISTRATION RIGHTS AGREEMENT (this "Agreement") is made as of                    , 2013, by and among MILLENNIAL MEDIA, INC., a Delaware corporation ("the "Company"), and certain stockholders of JUMPTAP, INC. ("Jumptap") listed on Schedule A hereto who receive shares of common stock ("Common Stock") of the Company pursuant to the Merger Agreement, as defined below (each a "Stockholder" and collectively the "Stockholders").

RECITALS

        WHEREAS, the Company and Jumptap have entered into that certain Agreement and Plan of Merger dated as of August 13, 2013 by and among the Company, Jumptap, Polo Corp., and Shareholder Representative Services LLC, as the Stockholders' Representative (as the same may be amended, modified, restated or supplemented from time to time, the "Merger Agreement"), pursuant to which, upon the terms and subject to the conditions set forth therein, the Company has agreed to merge a subsidiary with and into Jumptap such that all outstanding shares of capital stock of Jumptap will be converted into shares of Common Stock of the Company (the "Shares");

        WHEREAS, pursuant to the Merger Agreement, the Stockholders shall, upon the Effective Time (as defined below), each receive that number of Shares as set forth opposite such Stockholder's name on Schedule A hereto, which shall be updated as of the Closing (as defined in the Merger Agreement);

        WHEREAS, pursuant to the Merger Agreement, the Company has agreed to enter into this Agreement as a condition to Jumptap's obligation to consummate the transactions contemplated by the Merger Agreement; and

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties mutually agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1.    Definitions.    As used in this Agreement, the following terms shall have the meanings set forth below:

        "Additional Shares" means any additional shares of Common Stock of the Company issued to the Stockholders pursuant to a stock split, stock dividend or other distribution with respect to, or in exchange or in replacement of, the Shares.

        "Adverse Disclosure" means public disclosure of material non-public information which, in the Board's good faith judgment after consultation with counsel (i) would be required to be made in any report or Registration Statement filed with the SEC by the Company so that such report or Registration Statement would not be materially misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such report or Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly (other than avoidance of its obligations hereunder), such as a potential material acquisition, divestiture of assets or other material corporate transaction and the disclosure of such information would reasonably be expected to have a materially adverse effect on the Company.

        "Affiliate" means, with respect to any Person, any other Person that controls, is controlled by, or is under common control with such Person. The term "control", as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        "Business Day" means any day, other than a Saturday, Sunday or one on which banks are authorized by law to be closed in Baltimore, Maryland.

        "Effective Date" means the date that the Registration Statement has been declared effective by the SEC.

        "Effective Time" has the meaning set forth in the Merger Agreement.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

        "Filing Deadline" means the date no later than ten (10) calendar days after the Effective Time.

        "Form S 1" means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

        "Form S 3" means such form under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

        "Holder" (collectively, "Holders") means any Stockholder and any transferee permitted under Section 2.1 of Registrable Securities, in each case, to the extent holding Registrable Securities.

        "Person" means an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, limited liability company or any other entity of whatever nature, and shall include any successor (by merger or otherwise) of such entity.

        "Prospectus" means the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments, and all other material incorporated by reference in such prospectus.

        "register," "registered" and "registration" refer to a registration effected by filing with the SEC a Registration Statement in compliance with the Securities Act, and the declaration or ordering by the SEC of the effectiveness of such Registration Statement.

        "Registrable Securities" means (i) Shares held by the Stockholders and (ii) any Additional Shares; provided, however, that Shares or Additional Shares shall cease to be treated as Registrable Securities if (a) a registration statement covering such securities has been declared effective by the SEC and such security has been disposed of pursuant to such effective registration statement, (b) the date on which such security is sold pursuant to Rule 144, (c) the date on which such security ceases to be outstanding or (d) the date on which the Holder thereof, together with its Affiliates, is able to dispose of all of its Registrable Securities in any 90 day period pursuant to Rule 144 (or any similar or analogous rule promulgated under the Securities Act) without the requirement to be in compliance with Rule 144(c)(1) (or any successor rule) (provided, however, that the provisions of this subsection (d) of this definition shall not limit in any respect the obligations of the Company set forth in Section 3.1 with respect to the Shelf Registration Statement).

        "Rule 144" means Rule 144 under the Securities Act.

        "Rule 144A" means Rule 144A under the Securities At.

        "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

        "SEC" means the Securities and Exchange Commission.

        "Registration Statement" means a registration statement or registration statements of the Company filed under the 1933 Act covering the Registrable Securities. References to the Registration Statement shall include any Prospectus.

        "Transfer" means, directly or indirectly, to sell, transfer, assign, or, subject to clause (ii) of the proviso in Section 2.1(a), to pledge, encumber, hypothecate or similarly dispose of (by merger, testamentary disposition, operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of (by merger, testamentary disposition, operation of law or otherwise) any Shares.

ARTICLE II
TRANSFER RESTRICTIONS

        Section 2.1.    General Transfer Restrictions.    The right of the Stockholders to transfer any Shares held by it is subject to the restrictions set forth in this Article II.

          (a)   Each Stockholder acknowledges that the Shares have not been registered under the Securities Act and may not be Transferred except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration under the Securities Act. Each Stockholder covenants that the Shares will only be disposed of pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with any applicable state and foreign securities laws. In connection with any Transfer of the Shares other than pursuant to an effective registration statement, to the Company or pursuant to Rule 144 or 144A (or any similar provision then in force), the Company may require the Stockholder to provide to the Company an opinion of counsel selected by the Stockholder and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such Transfer does not require registration under the Securities Act. Notwithstanding the foregoing or any other provision of this Agreement, (i) the Company hereby consents to and agrees to register on the books of the Company and with its transfer agent, without any legal opinion, except to the extent that the transfer agent requests such legal opinion, any Transfer of Shares by a Stockholder to an Affiliate of such Stockholder or to any general or limited partner of such Stockholder and (ii) each Stockholder may enter into hedging, collar or similar transactions with respect to the Shares to reduce such Stockholder's risks relating to its holdings of the Shares, and any such activities or transactions shall not be deemed to be a Transfer hereunder.

          (b)   Each Stockholder agrees to the imprinting, so long as is required by this Section 2.1, of the following legend on any certificate evidencing any of the Shares:

            THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER AND APPLICABLE STATE SECURITIES LAWS.

          Certificates evidencing the Shares shall not be required to contain such legend or any other legend (i) following any sale of such Shares pursuant to an effective registration statement (including the Shelf Registration Statement described in Section 3.1) covering the resale of the Shares, (ii) following any sale of such Shares pursuant to Rule 144 or Rule 144A (or any similar provision then in force) or if the Shares are transferrable by a person who is not an Affiliate of the applicable Stockholder pursuant to Rule 144 or Rule 144A (or any similar provision then in force) without any volume or manner of sale restrictions thereunder, in each case if the holder provides the Company with a legal opinion reasonably acceptable to the Company to the effect that the Shares were sold under Rule 144 or Rule 144A or (iii) if the holder provides the Company with a legal opinion reasonably acceptable to the Company to the effect that the legend is not required under applicable requirements of the Securities Act (including controlling judicial interpretations and pronouncements issued by the staff of the SEC). Whenever such restrictions shall cease and terminate as to any Shares, the holder of such securities shall be entitled to receive from the Company upon a written request in writing, without expense, new securities of like tenor not bearing the legend set forth herein.

ARTICLE III
REGISTRATION RIGHTS

        The Company hereby grants to each of the Holders the registration rights set forth in this Article III, with respect to the Registrable Securities owned by such Holders:

        Section 3.1.    Shelf Registration

          (a)   The Company shall file under the Securities Act as soon as reasonably practicable, but no later than the Filing Deadline, a Registration Statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all, but not less than all, of the Registrable Securities, pursuant to Rule 415 or any similar rule that may be adopted by the SEC (such filing, the "Shelf Registration Statement"). The Company agrees to use reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective by the SEC as promptly as practicable after the filing thereof, but in any event, in the case where the Form S-3 is not subject to review by the SEC, such Shelf Registration Statement shall be effective not later than the later of (i) fifteen (15) Business Days following the Closing Date (as defined in the Merger Agreement) and (ii) five (5) Business Days following notification by the staff of the SEC that no review will be performed. The Company agrees to use reasonable best efforts to keep such Shelf Registration Statement effective until the date on which there are no Registrable Securities held by any of the Holders. In no event shall the Company be required to file, and maintain effectiveness of more than one Shelf Registration Statement at any one time.

          (b)   If the Company shall furnish to the Holders a certificate signed by the Chief Executive Officer or equivalent senior executive of the Company, stating that the filing, effectiveness or continued use of the Shelf Registration Statement would require the Company to make an Adverse Disclosure, then the Company shall have a period of not more than 30 calendar days (or such longer period as the Holders holding a majority of the Registrable Securities shall consent to in writing) within which to delay the filing or effectiveness of such Shelf Registration Statement or, in the case of a Shelf Registration Statement that has been declared effective, to suspend the use by Holders of such Shelf Registration Statement (in each case, a "Shelf Suspension"); provided, however, that, unless consented to in writing by Holders holding a majority of the Registrable Securities, the Company shall not be permitted to exercise a Shelf Suspension more than twice during any 12-month period, and there must be at least 90 calendar days between each permitted Shelf Suspension. In the case of a Shelf Suspension that occurs after the effectiveness of the Shelf Registration Statement, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Holders upon the termination of any Shelf Suspension, and (i) in the case the Shelf Registration Statement has not been declared effective, shall promptly thereafter file the Shelf Registration Statement and use its reasonable best efforts to have such Shelf Registration Statement declared effective under the Securities Act and (ii) in the case Shelf Registration Statement has become effective, shall amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement or omission prior to the expiration of the Shelf Suspension and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. The Company agrees, if necessary, to supplement or make amendments to the Shelf Registration Statement, if required by the registration form used by the Company for the Shelf Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders of a majority of the Registrable Securities then outstanding.

          (c)   The Company shall use reasonable best efforts to take all actions reasonably necessary to ensure that the transactions contemplated herein are effected as so contemplated in this Section 3.1, and to submit to the SEC, within two Business Days after the Company learns that no review of the Shelf Registration Statement will be made by the staff of the SEC or that the staff has no further comments on the Shelf Registration Statement, as the case may be, a request for acceleration of effectiveness (or post effective amendment, if applicable) of the Shelf Registration Statement to a time and date not later than two Business Days after the submission of such request.

          (d)   Any reference herein to a registration statement or prospectus as of any time shall be deemed to include any document incorporated, or deemed to be incorporated, therein by reference as of such time and any reference herein to any post-effective amendment to a registration statement as of any time shall be deemed to include any document incorporated, or deemed to be incorporated, therein by reference as of such time. Any reference to a prospectus as of any time shall include any supplement thereto, preliminary prospectus, or any free writing prospectus in respect thereof.

          (e)   In connection with the filing of the Shelf Registration Statement, the Company shall:

              (i)  prepare and file with the SEC within the time periods specified in Section 3.1(a), a Shelf Registration Statement on any form which may be utilized by the Company and which shall register all of the Registrable Securities for resale by the Holders thereof in accordance with (except if otherwise required pursuant to written comments received from the SEC upon a review of such Shelf Registration Statement) the "Plan of Distribution" section attached hereto as Exhibit A and use cause such Shelf Registration Statement to become effective in the time period described above;

             (ii)  as soon as reasonably practicable prepare and file with the SEC such amendments and supplements to such Shelf Registration Statement (including without limitation, any required post effective amendments) and the prospectus included therein as may be necessary to effect and maintain the effectiveness of such Shelf Registration Statement for the period specified in Section 3.1(a) hereof, and as may be required by the applicable rules and regulations of the SEC and the instructions applicable to the form of such Shelf Registration Statement;

            (iii)  include in the Shelf Registration Statement the "Selling Securityholders" (to include any charitable entities and all limited partners to whom Stockholders that are limited partnerships might distribute Registrable Securities) and "Plan of Distribution" sections in substantially the form attached hereto as Exhibit A;

            (iv)  comply with the provisions of the Securities Act with respect to the disposition of all of the Registrable Securities covered by such Shelf Registration Statement in accordance with the methods of disposition as described in Exhibit A by the Holders provided for in such Shelf Registration Statement;

             (v)  provide the Holders and, if any, single legal counsel designated by the Holders of a majority of the Registrable Securities then outstanding ("Holder Counsel") a reasonable opportunity to participate in the preparation of such Shelf Registration Statement, each prospectus included therein or filed with the SEC and each amendment or supplement thereto (but not including any documents incorporated by reference), in each case subject to customary confidentiality restrictions, and give reasonable consideration to any comments Holder Counsel provides with respect to any Shelf Registration Statement or amendment or supplement thereto. The Company shall furnish to Holder Counsel copies of any correspondence from the SEC or the staff of the SEC to the Company or its representatives relating to any Shelf Registration Statement;

            (vi)  keep the Shelf Registration Statement current and continuously effective pursuant to Rule 415 at all times until the date set forth in Section 3.1(a). The Shelf Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading;

           (vii)  notify the Holders (A) when the Shelf Registration Statement or the Prospectus included therein or any prospectus amendment or supplement or post-effective amendment has been filed, and, with respect to such Shelf Registration Statement or any post-effective amendment, when the same has become effective, (B) of any comments by the SEC with respect thereto or any request by the SEC for amendments or supplements to such Shelf Registration Statement or prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of such Shelf Registration Statement or the initiation or threatening of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose (in the cases of (C) and (D), the Company shall obtain the withdrawal of such stop order or suspension at the earliest practicable time) or (E) if at any time when a prospectus is required to be delivered under the Securities Act, that such Shelf Registration Statement, prospectus, prospectus amendment or supplement or post-effective amendment does not conform in all material respects to the applicable requirements of the Securities Act and the rules and regulations of the SEC thereunder or contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (the Company shall use its reasonable best efforts to promptly prepare a supplement or amendment to the Shelf Registration Statement to conform to such requirements or to correct such untrue statement or omission, and deliver such number of copies of such supplement or amendment to the selling Holders as the selling Holders may reasonably request); and

          (viii)  in the event that Form S-3 is not available for the registration of the resale of Registrable Securities hereunder, the Company shall (A) register the resale of the Registrable Securities on another appropriate form reasonably acceptable to the Holders, including a Form S-1 and (B) undertake to register the Registrable Securities on Form S-3 as soon as such form is available.

          (f)    In connection with the Shelf Registration Statement, each Holder agrees to furnish to the Company a duly completed Selling Securityholder Questionnaire substantially in the form of Exhibit B hereto no later than                    , 2013. Each Holder further agrees that it shall not be entitled to be named as a selling securityholder in the Shelf Registration Statement or use the prospectus for offers and resales of Registrable Securities at any time, unless such Holder has returned to the Company a completed and signed Selling Securityholder Questionnaire. Each Holder acknowledges and agrees that the information in the Selling Securityholder Questionnaire will be used by the Company in the preparation of the Shelf Registration Statement and hereby consents to the inclusion of such information in the Shelf Registration Statement. Each Holder agrees to notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Holder to the Company contained in a Selling Securityholder Questionnaire or of the occurrence of any event in either case that could cause the prospectus to contain an untrue statement of a material fact regarding such Holder or its intended method of disposition of such Registrable Securities or omits to state any material fact regarding such Holder or its intended method of disposition of such Registrable Securities required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing, and promptly to furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain, with respect to each Holder or the disposition of such Registrable Securities, an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing. If any Holder fails to provide to the Company any information required to be provided pursuant to this Section 3 after such Holder became aware of the inaccuracy, omission or required change, the Company may suspend the use of the Shelf Registration Statement and the prospectus contained therein until such time as such Holder provides the required information to the Company (or until such time as the Company amends the Shelf Registration Statement to exclude such Holder's Registrable Securities therefrom).

        Section 3.2.    Piggyback Registrations.

          (a)   In addition to the Company's obligations with respect to the Shelf Registration Statement set forth in Section 3.1, the Company shall also notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any other Registration Statement under the Securities Act for purposes of an underwritten public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company) and will afford each such Holder an opportunity to include in such Registration Statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such Registration Statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. In such event, the right of any such Holder to include Registrable Securities in a Registration Statement pursuant to this Section 3.2 shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If a Holder decides not to include all of his, her or its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent Registration Statement as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

          (b)   Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten in any offering covered by this Section 3.2, the number of shares that may be included in the underwriting shall be allocated, first, to the Company, and second, to the Holders and any other stockholders of the Company with piggyback registration rights, on a pro rata basis based on the total number of Registrable Securities held by the Holders or such other stockholders. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single "Holder," and any pro rata reduction with respect to such "Holder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "Holder," as defined in this sentence.

          (c)   The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.2 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.3 hereof.

        Section 3.3.    Expenses of Registration.    All expenses incurred in connection with all registrations effected pursuant to Sections 3.1 and 3.2 shall be paid by the Company, including all registration, SEC, stock exchange, filing and qualification fees (including state securities law fees and expenses), printing expenses, accounting fees, fees and disbursements of counsel for and independent public accountants of the Company, and fees and expenses of all Persons retained by the Company and, with respect to registrations effected pursuant to Section 3.2, fees and expenses of one counsel to the Holders and the other stockholders of the Company who may be participating in such registration shall be paid by the Company; provided, however, that the Company shall not be required to pay stock transfer taxes or underwriters' discounts or selling commissions relating to sales of Registrable Securities.

        Section 3.4.    Obligations of the Company.    Whenever required under this Article III to effect the registration of any Registrable Securities, the Company shall (in addition to the requirements set forth in Section 3.1(e) with respect to the Shelf Registration Statement), as expeditiously as reasonably possible:

          (a)   use its reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any preliminary or final prospectus and, if any such order is issued, to obtain the withdrawal of any such order as soon as practicable;

          (b)   use its reasonable efforts to register or qualify, and cooperate with the Holders of Registrable Securities covered by the Registration Statement and their respective counsel, in connection with the registration or qualification of such Registrable Securities for offer and sale under the securities or "blue sky" laws of each state and other jurisdiction of the United States as any such Holder or their respective counsel reasonably request in writing, and do any and all other things reasonably necessary or advisable to keep such registration or qualification in effect; provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

          (c)   notify the Holders of any pending proceeding against the Company under Section 8A of the Securities Act in connection with the offering of the Registrable Securities;

          (d)   comply with all requirements of the New York Stock Exchange with regard to the issuance of the Shares and use reasonable best efforts to list the Registrable Securities covered by the Registration Statement on the New York Stock Exchange or any securities exchange on which the Common Stock is then listed;

          (e)   provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the Registration Statement from and after a date not later than the effective date of the Registration Statement;

          (f)    provide a transfer agent and registrar for all Registrable Securities registered hereunder and provide a CUSIP number for the Registrable Securities included in any registration statement not later than the effective date of such registration statement;

          (g)   notify each seller of Registrable Securities promptly of any request by the SEC for the amending or supplementing of such registration statement or prospectus or for additional information;

          (h)   advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such registration statement or the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and

          (i)    furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

        Section 3.5.    Indemnification.

          (a)   The Company will, and does hereby undertake to, indemnify and hold harmless each Holder of Registrable Securities, each of such Holder's officers, directors, employees, partners and agents, each Person controlling such Holder, and the officers, directors, employees, partners and agents of each Person controlling such Holder, against all claims, losses, damages and liabilities (or actions in respect thereto) to which they may become subject under the Securities Act, the Exchange Act, or other federal or state law arising out of or based on (A) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other similar document (including any related Registration Statement, notification, or the like) incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, (B) any violation or alleged violation by the Company of any federal, state or common law rule or regulation applicable to the Company in connection with any such registration, qualification or compliance, or (C) any failure to register or qualify Registrable Securities in any state where the Company or its agents have affirmatively undertaken or agreed that the Company will undertake such registration or qualification on behalf of the Holders of such Registrable Securities (provided that in such instance the Company shall not be so liable if it has undertaken its reasonable efforts to so register or qualify such Registrable Securities) and will reimburse, as incurred, each such Holder and each such director, officer, partner, agent and controlling person, for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission made in reliance and in conformity with written information furnished to the Company by such Holder expressly for use therein (including, without limitation, information included on such Holder's Selling Securityholder Questionnaire).

          (b)   Each Holder will, and if Registrable Securities held by or issuable to such Holder are included in such registration, qualification or compliance pursuant to this Article III, does hereby undertake to indemnify and hold harmless the Company, each of its directors, employees, agents and officers, and each Person controlling the Company and its directors, employees, agents and officers, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances in which they were made, and will reimburse, as incurred, the Company, each such other Holder, and each such director, officer, employee, agent, partner and controlling Person of the foregoing, for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) was made in such Registration Statement, prospectus, offering circular or other document, in reliance upon and in conformity with written information furnished to the Company in such Holder's Selling Securityholder Questionnaire); provided, however, that the liability of each Holder hereunder shall be limited to the net proceeds received by such Holder from the sale of securities under such Registration Statement.

          (c)   Each party entitled to indemnification under this Section 3.4 (the "Indemnified Party") shall give notice to the party required to provide such indemnification (the "Indemnifying Party") of any claim as to which indemnification may be sought promptly after such Indemnified Party has actual knowledge thereof, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or litigation, shall be subject to approval by the Indemnified Party (whose approval shall not be unreasonably withheld) and the Indemnified Party may participate in such defense at the Indemnifying Party's expense if (i) representation of such Indemnified Party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding or (ii) the Indemnifying Party shall have failed to promptly assume the defense of such proceeding; and provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Article III, except to the extent that such failure to give notice shall materially adversely affect the Indemnifying Party in the defense of any such claim or any such litigation. No Indemnifying Party, in the defense of any such claim or litigation, may, without the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement unless such settlement includes an unconditional release of such Indemnified Party from all liabilities on claims that are the subject matter of such claim or litigation.

          (d)   In order to provide for just and equitable contribution in case indemnification is unavailable to an Indemnified Party (by reason of legal prohibition or otherwise), the Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and such party's relative intent, knowledge, access to information and opportunity to correct or prevent such actions; provided, however, that, in any case, (i) no Holder will be required to contribute any amount in excess of any amount the public offering price of all securities offered by it pursuant to such Registration Statement, and (ii) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

          (e)   The indemnity and contribution agreements contained herein are in addition to any liability that the Indemnifying Party may have to the Indemnified Parties and shall remain in full force and effect regardless of any investigation made by or on behalf of the Indemnified Party or any officer, director or controlling Person of such Indemnified Party and shall survive the transfer of the Registrable Securities.

        Section 3.6.    Information by Holder.    The Holder or Holders of Registrable Securities included in any registration shall furnish to the Company such information regarding such Holder or Holders and the distribution proposed by such Holder or Holders as the Company may reasonably request in writing and as shall be required in connection with any registration, qualification or compliance referred to in this Article III.

        Section 3.7.    Transfer of Registration Rights.    The rights contained in Sections 3.1 and 3.2 hereof to cause the Company to register the Registrable Securities, and the other rights set forth in this Article III, may be assigned or otherwise conveyed by any Stockholder to any transferee of the Registrable Securities if the transfer was permitted under Article II.

        Section 3.8.    Other Registration Rights.    After the date hereof, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any new agreement with any holder or prospective holder of any securities of the Company that would allow such holder or prospective holder to include such securities in any registration unless, under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of such securities will not reduce the number of the Registrable Securities of the Holders that are included.

        Section 3.9.    Rule 144 Reporting.    With a view to making available to the Holders the benefits of certain rules and regulations of the SEC that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

          (a)   make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act; and

          (b)   file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act;

          (c)   as long as any Holder owns any Registrable Securities, furnish in writing upon such Holder's written request a written statement by the Company that it has timely filed all reports as contemplated by the reporting requirements of Rule 144 and of the Securities Act and Exchange Act.

ARTICLE IV
ADDITIONAL AGREEMENTS OF THE PARTIES

        Section 4.1.    Further Assurances.    From time to time, at the reasonable request of any other party hereto and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or appropriate to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

ARTICLE V
MISCELLANEOUS

        Section 5.1.    Entire Agreement.    This Agreement constitutes the entire understanding and agreement between the parties as to the matters covered herein and supersedes and replaces any prior understanding, agreement or statement of intent, in each case, written or oral, of any and every nature with respect thereto.

        Section 5.2.    Specific Performance.    The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character, and that, in the event of breach or threatened breach by any party, damages would not be an adequate remedy and each of the other parties shall be entitled to specific performance and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity; and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief.

        Section 5.3.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts entered into and performed entirely within such State.

        Section 5.4.    Amendment and Waiver

          (a)   This Agreement may be amended or modified, and any provision hereof may be waived, in whole or in part, at any time pursuant to an agreement in writing executed by the Company and Holders holding a majority of the Registrable Securities.

          (b)   Any failure by any party at any time to enforce any of the provisions of this Agreement shall not be construed a waiver of such provision or any other provisions hereof.

        Section 5.5.    Binding Effect.    Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties' successors and permitted assigns.

        Section 5.6.    Termination.    This Agreement shall terminate on the date when there no longer remaining any Registrable Securities or upon the dissolution of liquidation of the Company.

        Section 5.7.    Notices.    Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) upon receipt when delivered by hand, (b) upon transmission, if sent by facsimile or electronic transmission (in each case with receipt verified by electronic confirmation), or (c) one (1) Business Day after being sent by courier or express delivery service. The addresses and facsimile numbers for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

        Section 5.8.    Severability.    If any portion of this Agreement shall be declared void or unenforceable by any court or administrative body of competent jurisdiction, such portion shall be deemed severable from the remainder of this Agreement, which shall continue in all respects valid and enforceable.

        Section 5.9.    Counterparts.    This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute a single instrument.

        Section 5.10.    Governing Law; Jurisdiction; Waiver of Jury Trial.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each party irrevocably submits to the exclusive jurisdiction and venue of any state or federal court located within New Castle County, State of Delaware, and agrees that all actions or proceedings relating to this Agreement or the transactions contemplated hereby shall be litigated in one of such courts. Further, each of the parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consents to all such service of process made in the manner set forth in Section 5.7. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE RELATED AGREEMENTS OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF AND THEREOF.

[THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

COMPANY:
MILLENNIAL MEDIA, INC.
By:
Name:
Title:
Address for Notice:
Attn:
Facsimile No.:

        IN WITNESS WHEREOF, each of the undersigned has executed this Agreement or caused this Agreement to be executed on its behalf as of the date first written above.

STOCKHOLDER:
Name:
By:
Name:
Title:

Address:
Telephone No.:
Facsimile No.:
Email Address:

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  EXHIBIT 2.1
AGREEMENT AND PLAN OF REORGANIZATION
RECITALS
AGREEMENT
EXHIBIT A CERTAIN DEFINITIONS
Exhibit E
ESCROW AGREEMENT
RECITALS
ARTICLE 1 ESCROW DEPOSIT
ARTICLE 2 ESCROW ADMINISTRATION AND DISTRIBUTION
ARTICLE 3 DUTIES OF THE ESCROW AGENT
ARTICLE 4 PROVISIONS CONCERNING THE ESCROW AGENT
ARTICLE 5 MISCELLANEOUS
Exhibit G
REGISTRATION RIGHTS AGREEMENT
RECITALS
ARTICLE I DEFINITIONS
ARTICLE II TRANSFER RESTRICTIONS
ARTICLE III REGISTRATION RIGHTS
ARTICLE IV ADDITIONAL AGREEMENTS OF THE PARTIES
ARTICLE V MISCELLANEOUS